                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          DAMEN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                      2,749,528 shares and 214,977 options
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           $18.35 per share and $6.616 per option-transaction prices
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                  $51,876,249
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                   $10,375.25
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

To the Stockholders of  Damen Financial Corporation:

          You are cordially invited to attend a Special Meeting of Stockholders of Damen Financial Corporation (the "Meeting") to be held on the ____ day of June, 1999, at ______ a.m., Central Standard Time, at _________________________.

          At the Meeting, Stockholders will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated February 22, 1999 (the "Merger Agreement"), entered into by and between Damen Financial Corporation ("Damen") and MidCity Financial Corporation, a Delaware corporation ("MidCity Financial"), and MidCity CFD, Inc., a Delaware corporation and wholly owned subsidiary of MidCity Financial ("Acquisition Corp").

        Pursuant to the Merger Agreement, Acquisition Corp will merge with and into Damen (the "Merger") and the separate existence of Acquisition Corp will cease. If the Merger Agreement is approved by the Stockholders, and the Merger becomes effective, each outstanding share of Damen Common Stock (except for shares held by Stockholders seeking dissenters' appraisal rights) will be converted into the right to receive $18.35 in cash. The consummation of the Merger is subject to the satisfaction of certain conditions notwithstanding the approval of the Merger by the Stockholders at the Meeting.

        The investment banking firm of Keefe, Bruyette & Woods, Inc. has issued its written opinion, dated as of the date of this Proxy Statement, advising your Board of Directors that the price to be paid by MidCity Financial for your shares of Common Stock is fair, from a financial point of view, to the Stockholders.

        AFTER CAREFULLY CONSIDERING THE MERGER, THE MERGER AGREEMENT AND THE BENEFITS WHICH WILL RESULT TO THE STOCKHOLDERS, THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS AND URGES THAT YOU VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.

        A Notice of Special Meeting of Stockholders and a Proxy Statement containing a discussion of the Merger and related transactions are attached to this letter. We urge you to read this material carefully before voting. If you attend this Meeting, you may vote in person if you desire, even if you had previously mailed your proxy card.

        Your vote is important. Approval of the proposed Merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Damen Common Stock. Whether or not you expect to attend the meeting in person, please sign and date the accompanying Proxy and mail it promptly in the enclosed envelope.

                                 Sincerely,

                                 Mary Beth Poronsky Stull
                                 Chairman, President and Chief Executive Officer



        PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS
TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                          DAMEN FINANCIAL CORPORATION
                             200 WEST HIGGINS ROAD
                          SCHAUMBURG, ILLINOIS 60195
                                 (847) 882-5320


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Damen Financial Corporation (the "Meeting") will be held at
__________________________________, on June ___, 1999, at ______ a.m., Central
Standard Time, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated February 22, 1999, by and between Damen Financial Corporation ("Damen") and MidCity Financial Corporation ("MidCity Financial") and MidCity CFD, Inc. ("Acquisition Corp"), which provides for the merger of Acquisition Corp with and into Damen (the "Merger") and the conversion, upon the consummation of the Merger, of each outstanding share of Damen Common Stock (except for shares held by Stockholders seeking dissenters' appraisal rights) into the right to receive $18.35 in cash; and

        2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        The Board of Directors of Damen has fixed the close of business on May ___, 1999, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only Stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

        Each Stockholder has the right to dissent and demand payment of the fair value of the Stockholder's shares. The right of a Stockholder to receive such payment is contingent upon strict compliance with the requirements of Section 262 of the General Corporation Law of the State of Delaware, which is set forth on Appendix D to this Proxy Agreement. For a summary of these requirements, see "THE MERGER -- DISSENTERS' APPRAISAL RIGHTS." IT IS A CONDITION TO MIDCITY FINANCIAL'S OBLIGATION TO CONSUMMATE THE MERGER THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING DAMEN COMMON STOCK.

                                 By Order of The Board of Directors,

                                 Mary Beth Poronsky Stull
                                 Chairman, President and Chief Executive Officer


May ___, 1999
Schaumburg, Illinois
THE BOARD OF DIRECTORS OF DAMEN FINANCIAL CORPORATION RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSAL.

                           DAMEN FINANCIAL CORPORATION
                              200 WEST HIGGINS ROAD
                           SCHAUMBURG, ILLINOIS 60195
                                 (847) 882-5320


                                ---------------

                                 PROXY STATEMENT

                                ---------------

                         SPECIAL MEETING OF STOCKHOLDERS
                            ___________________, 1999

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Damen Financial Corporation ("Damen") of proxies to be used at the Special Meeting of Stockholders of Damen (the "Meeting"), which will be held at the ______________, located at _______________________, __________, Illinois, on ___________, 1999, at 9:30
a.m. Central Standard Time, and all adjournments of the Meeting. The accompanying Notice of Special Meeting, this Proxy Statement and proxy card are first being mailed to Stockholders on or about ____________, 1999.

        At the Meeting, Stockholders of Damen will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated February 22, 1999, by and between Damen and MidCity Financial Corporation ("MidCity Financial") and MidCity CFD, Inc. ("Acquisition Corp"), which provides for the merger of Acquisition Corp with and into Damen (the "Merger") and the conversion, upon the consummation of the Merger, of each outstanding share of Common Stock (except for shares held by Stockholders seeking dissenters' appraisal rights) into the right to receive $18.35 in cash.

        All information contained in this Proxy Statement with respect to Damen and its subsidiaries has been supplied by Damen, and all information with respect to MidCity Financial and its subsidiaries has been supplied by MidCity Financial.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN OR INCORPORATED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DAMEN. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DAMEN SINCE THE DATE HEREOF OR THAT THE INFORMATION INCLUDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                           DAMEN FINANCIAL CORPORATION
                                 PROXY STATEMENT

                                TABLE OF CONTENTS

TABLE OF CONTENTS.........................................................................................i

AVAILABLE INFORMATION.....................................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................1

SUMMARY ..................................................................................................2
        The Meeting.......................................................................................2
        The Parties.......................................................................................3
        The Merger........................................................................................4
        Merger Consideration..............................................................................4
        Reasons for the Merger; Recommendations of the Board of Directors.................................4
        Opinion of Financial Advisors.....................................................................5
        Dissenters' Appraisal Rights......................................................................5
        Effective Time; Effective Date....................................................................6
        Interests of Certain Persons in the Merger........................................................6
        Regulatory Approvals..............................................................................7
        Conditions to the Merger..........................................................................8
        Waiver and Amendment; Termination.................................................................8
        Conduct of Business Pending the Merger............................................................9
        Expenses..........................................................................................9
        Certain Federal Income Tax Consequences of the Merger.............................................9
        Market and Market Prices.........................................................................10
        Accounting Treatment.............................................................................10

SELECTED CONSOLIDATED FINANCIAL DATA
        OF DAMEN FINANCIAL CORPORATION...................................................................11

RECENT DEVELOPMENTS......................................................................................13

THE MEETING..............................................................................................13
        Place, Time, Date and Record Date................................................................13
        Matters to be Considered.........................................................................13
        Vote Required....................................................................................14
        Proxies..........................................................................................14
        Security Ownership...............................................................................15

THE MERGER...............................................................................................18
        General..........................................................................................18
        Merger Consideration.............................................................................18
        Background of and Reasons for the Merger.........................................................18
        Recommendation of the Board of Directors.........................................................22
        Opinion of Financial Advisor.....................................................................22

        MidCity Financial................................................................................28
        MidCity Financial's  Ability to Consummate the Merger............................................28
        Effective Time; Effective Date...................................................................28
        Exchange of Certificates by Damen Stockholders...................................................28
        Dissenters' Appraisal Rights.....................................................................29
        Regulatory Approvals.............................................................................33
        Business Pending the Merger and Other Covenants .................................................34
        Representations and Warranties...................................................................37
        Conditions to the Merger.........................................................................37
        Waiver and Amendment; Termination................................................................38
        Dividends........................................................................................40
        Operations of Damen after the Merger.............................................................40
        Interests of Certain Persons in the Merger.......................................................40
        Effect on Employee Benefits......................................................................43
        Certain Federal Income Tax Consequences of the Merger............................................44
        Expenses.........................................................................................45

PRICE RANGE OF COMMON STOCK AND DIVIDENDS................................................................46

EXPERTS .................................................................................................46

STOCKHOLDER PROPOSALS....................................................................................46

        Appendix A - Agreement and Plan of Merger
        Appendix B - Opinion of Keefe Bruyette & Wood, Inc.

        Appendix C - Damen's Annual Report on Form 10-K for the fiscal year ending September 30, 1998 and Quarterly Report on Form 10-Q for the quarter ending December 31, 1998

        Appendix D - Section 262 of the Delaware General Corporation Law

                              AVAILABLE INFORMATION

          Damen Financial Corporation ("Damen") is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") (File Number 0-25484). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a website (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Damen that Damen files electronically with the Commission. In addition, such reports, proxy statements, and other information concerning Damen can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          A copy of Damen's Annual Report on Form 10-K for the year ended September 30, 1998 and its Quarterly Report on Form 10-Q for the quarter ending December 31, 1998 are attached as Appendix C to this Proxy Statement and are incorporated by reference in the Proxy Statement. Damen's Current Reports on Form 8-K filed on December 28, 1998, and February 24, 1999, which have heretofore been filed by Damen with the Commission are incorporated by reference in this Proxy Statement.

          All documents filed by Damen with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

          THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF DAMEN COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO DAMEN FINANCIAL CORPORATION, 200 WEST HIGGINS ROAD, SCHAUMBURG, ILLINOIS 60195, ATTENTION JANINE
M. PORONSKY, CORPORATE SECRETARY, TELEPHONE NUMBER: (847) 882-5320. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JUNE ___, 1999. DAMEN WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING SUCH EXHIBITS.

                                     SUMMARY


        The following is a brief summary of certain information relating to the Merger. The summary is necessarily incomplete and selective and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement, including the Appendixes hereto and the documents incorporated by reference herein. All Stockholders are urged to read carefully this entire Proxy Statement, including the Appendixes hereto and the documents incorporated by reference herein.

                                   THE MEETING

        Meeting and Record Dates. A Special Meeting of the Stockholders of Damen Financial Corporation ("Damen") will be held on June ___, 1999 at the ______________________________, at ________ a.m., Central Standard Time, and any
and all adjournments or postponements thereof (the "Meeting"). Only holders of record of Common Stock at the close of business on May ___, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. See "THE MEETING -- DATE, TIME, PLACE AND RECORD DATE."

        Matters to be Considered. At the Meeting, Stockholders will vote on the approval and adoption of the Agreement and Plan of Merger, dated February 22, 1999 (the "Merger Agreement"), between Damen and MidCity Financial Corporation ("MidCity Financial") and MidCity CFD, Inc. ("Acquisition Corp"), and the transactions contemplated thereby, including the Merger of Acquisition Corp into Damen and the conversion of each share of Common Stock into the right to receive $18.35 in cash. Stockholders will also consider and vote upon such other matters as may properly be brought before the Meeting. See "THE MEETING -- MATTERS TO BE CONSIDERED."

        Vote Required. Approval of the Merger at the Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. As of the Record Date, there were 2,816,185 shares of Common Stock entitled to be voted at the Meeting.

        With a quorum, or in the absence of such, the affirmative vote of the holders of a majority of the shares represented at the Meeting may authorize the adjournment of such Meeting.

        Approval of the Merger Agreement by the Stockholders is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER."

        Security Ownership. As of the Record Date, directors and executive officers of Damen held in the aggregate 499,125 shares (excluding option shares but including shares held in the Damen Financial Corporation Employee Stock Ownership Plan and the Damen Financial Corporation Profit Sharing Plan for which they have the right to direct the voting), or approximately 17.72%, of the Common Stock. Newly elected directors, Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman, collectively own 273,800 shares of Common Stock. They have not advised Damen how they intend to vote their shares of Common Stock with respect to the Merger Agreement at the Meeting. See

"RECENT DEVELOPMENTS." The other directors and executive officers of Damen have indicated that they intend to vote their shares of Common Stock (225,325 shares) for approval and adoption of the Merger Agreement at the Meeting.

                                   THE PARTIES

DAMEN

        Damen was formed in 1995 at the direction of Damen Federal Bank for Savings (the "Savings Bank") for the purpose of becoming a savings and loan holding company owning all of the outstanding stock of the Savings Bank issued on September 29, 1995 in connection with the Saving Bank's conversion from the mutual to stock form of organization (the "Conversion"). Damen issued 3,967,500 shares of Common Stock at $10.00 per share in the Conversion. On February 27, 1997, the Savings Bank converted from a federal savings bank to a national bank (the "Bank Conversion"), and in connection therewith changed its name to Damen National Bank. Upon consummation of the Bank Conversion, Damen de-registered as a thrift holding company and registered as a bank holding company. Damen's Common Stock is quoted on the Nasdaq National Market System under the symbol "DFIN."

        Damen National Bank was originally chartered in 1916 to service a primarily Slovak community on Chicago's South Side and became a federal savings bank in 1990. Damen serves the financial needs of communities in its market area through its main office located in Schaumburg, Illinois and two branch offices located in Chicago and Burbank, Illinois.

        Damen's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a much lesser extent, multi-family and commercial real estate and commercial and consumer loans primarily in its market area. At March 31, 1999, $_______ million, or ____% of Damen's total loan portfolio, consisted of residential one- to four-family mortgage loans. Damen also invests in mortgage-backed and related securities and investment securities and other permissible investments. At March 31, 1999, Damen had total assets of $______ million, deposits of $_____ million and stockholders' equity of $______ million.

        Damen's principal executive office is located at 200 West Higgins Road, Schaumburg, Illinois, 60195, and its telephone number is (847) 882-5320.

MIDCITY FINANCIAL

        MidCity Financial, a Delaware corporation headquartered in Chicago, Illinois, had assets of approximately $1.6 billion at March 31, 1999. The subsidiaries of MidCity Financial include four national banks and a state bank chartered in Oklahoma.

        MidCity Financial's commercial bank subsidiary, The Mid-City National Bank of Chicago, is engaged in a general commercial banking business which embraces all the usual functions of commercial and retail banking, including: accepting deposits; commercial and industrial, consumer and real estate lending; collections; safe deposit box operations; and other banking services tailored for individual, commercial, industrial and governmental customers. MidCity Financial operates 15 offices in Illinois, five in Oklahoma and two in Texas.

        MidCity Financial's principal executive office is located at 801 West Halsted, Chicago, Illinois 60607, and its telephone number is (312) 421-7600.

ACQUISITION CORP

        MidCity CFD, Inc., a Delaware corporation and wholly owned subsidiary of MidCity Financial ("Acquisition Corp"), does not conduct any ongoing operations. The primary purpose of Acquisition Corp is to facilitate the Merger.

                                   THE MERGER

        The Stockholders of Damen are each being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Acquisition Corp will be merged with and into Damen, with Damen being the surviving entity. Upon the consummation of the Merger, all current Stockholders will have their ownership interest in Damen extinguished. As a consequence of the Merger, Damen will become a wholly-owned subsidiary of MidCity Financial. See "THE MERGER -- GENERAL."

                              MERGER CONSIDERATION

        Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Merger (except shares held by MidCity Financial or Damen or shares for which Stockholders of Damen have perfected dissenters' appraisal rights) will be converted into the right to receive $18.35 in cash (the "Merger Consideration"). See "THE MERGER -- MERGER CONSIDERATION."

        REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

        Damen's Board of Directors (the "Board") has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Damen and its Stockholders. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        For a discussion of the factors considered by the Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, see "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER."

        Directors, including directors who are not employees of Damen or Damen National Bank, will derive benefits from the Merger by receiving cash payments in settlement of certain stock-based compensation plans and in satisfaction of various obligations of Damen pursuant to other benefit plans and compensation arrangements. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

                          OPINION OF FINANCIAL ADVISORS

        Damen has retained Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. See "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER."

        On February 21, 1999, Keefe Bruyette delivered its oral opinion to the Board that, as of such date, the Merger Consideration to be paid by MidCity Financial for each share of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to the Stockholders of Damen. Keefe Bruyette subsequently confirmed its earlier oral opinion by delivery of its written opinion dated as of the date of this Proxy Statement.

        The full text of the written opinion of Keefe Bruyette, dated as of the date of this Proxy Statement, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- OPINION OF FINANCIAL ADVISOR."

                          DISSENTERS' APPRAISAL RIGHTS

        Holders of record of shares of Common Stock who do not vote to approve the Merger Agreement may dissent from the Merger and elect to have the fair value of their shares of Common Stock, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such fair value may be more, the same as, or less than the Merger Consideration. Such Stockholders must deliver a written demand for such appraisal to Damen prior to the taking of the vote on the approval and adoption of the Merger Agreement and comply with other requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), the full text of which is attached to this Proxy Statement as Appendix
D. Any deviation from the requirements of Section 262 of the DGCL may result in forfeiture of appraisal rights granted thereunder. Voting for approval of the Merger Agreement, or delivering a proxy in connection with the Meeting (unless the proxy directs a vote against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of a Stockholder's right to seek appraisal as to the shares of Common Stock so voted or covered by such proxy and will nullify any written demand for appraisal submitted by such Stockholder. Return of a blank, executed proxy will constitute a vote in favor of the Merger and will thereby result in waiver of appraisal rights. Voting against or failing to vote for the Merger will not by itself constitute a valid demand for appraisal rights. IT IS A CONDITION TO DAMEN'S OBLIGATION TO CONSUMMATE THE MERGER THAT APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO

MORE THAN 5% OF THE OUTSTANDING SHARES OF DAMEN COMMON STOCK. See "THE MERGER -- DISSENTERS' APPRAISAL RIGHTS" and "--CONDITIONS TO THE MERGER."

                         EFFECTIVE TIME; EFFECTIVE DATE

        The effective time of the Merger will be as of the day on which a Certificate of Merger is filed with and accepted by the Secretary of State of Delaware (the "Effective Time"), which will occur only after receipt of all regulatory approvals and the approval of the Merger Agreement by the Stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger will take place on a date mutually agreed upon by Damen and MidCity Financial (the "Effective Date") and shall occur after the receipt of all regulatory approvals and the requisite approval of the Stockholders of Damen. See "THE MERGER -- EFFECTIVE TIME; EFFECTIVE DATE."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        General. Certain members of Damen's management and the Board may be deemed to have certain interests in the Merger in addition to their interests as Stockholders of Damen generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification and maintenance of director and officer liability insurance coverage. In addition, the consummation of the Merger will affect certain compensation benefits payable to the executive officers of Damen and the Damen stock options and the Recognition and Retention Plan awards held by these officers and certain of the directors. The Damen Board was aware of all of the interests described below and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

        Employment Agreements. The four executive officers of Damen are covered by employment agreements with Damen National Bank (the "Employment Agreements"), which provide that in the event of the termination of the executive officer's employment (as defined in his or her Employment Agreement) following a change in control of Damen or Damen National Bank, the executive officer (depending upon the terms of his or her Employment Agreement) will be eligible to receive compensation equal to 200% or 299% of his or her applicable compensation. The applicable compensation is based on an average of taxable compensation for the five most recent calendar years ending prior to the occurrence of the change in control. The applicable compensation would be payable within 25 business days of such officer's termination. In addition, Damen National Bank is obligated to provide such executive officers such health benefits as are maintained for executive officers of Damen National Bank from time to time during the remaining term of the respective Employment Agreement.

        The consummation of the Merger will constitute a change in control of Damen National Bank for purposes of the Employment Agreements. MidCity Financial has indicated that it intends to terminate the executive officers of Damen. Based on each executive officer's applicable compensation, the maximum aggregate amount of cash compensation payable to these officers is as follows: Mary Beth Poronsky Stull - $723,568; Janine M. Poronsky - $470,487; Gerald J. Gartner - $339,980; and Kenneth D. Vanek - $291,672.

        Stock Options. The executive officers and directors of Damen held stock options covering an aggregate of 382,812 shares of Common Stock as of Record Date; options representing the right to acquire 214,977 shares of Common Stock will have vested prior to the consummation of the Merger. These plans and the awards were approved by the Stockholders in May of 1996. The Merger Agreement provides (as do Damen's stock option plans) that upon the consummation of the Merger, the holders of unexercised vested options will receive the difference between the option exercise price and the $18.35 per share case price for each share covered by an option. The average option exercise price is $11.71. Executive officers and directors will receive payments in consideration of these stock options in an amount estimated to be $1,420,000 in the aggregate. Unvested options (representing 167,835 shares having an estimated value of $1,093,720) will be cancelled upon the consummation of the Merger. No payment will be made to the directors or executive officers for these unvested options.

        Recognition and Retention Plan. Under Damen's Recognition and Retention Plans ("RRPs"), directors and executive officers of Damen have been awarded 154,731 shares of Common Stock subject to certain vesting requirements as of the Record Date. RRPs representing 88,074 shares of Common Stock will have vested prior to the consummation of the Merger. The RRP and the awards were approved by Stockholders in May of 1996. Executive officers and directors will receive payments for these RRPs in an amount estimated to be $1,616,000 in the aggregate. Unvested RRPs (representing 66,657 shares, having an estimated value of $1,223,000) will be cancelled upon the consummation of the Merger. No payment will be made to the directors or executive officers for these unvested RRPs.

        Employee Stock Ownership Plan. Executive officers of Damen will receive cash payments estimated to be $_____________, in the aggregate, under the Damen Financial Corporation Employee Stock Ownership Plan.

                              REGULATORY APPROVALS

        A merger transaction involving bank holding companies, such as the Merger, would be subject to the prior Board of Governors of the Federal Reserve System (the "Federal Reserve Board") approval requirement under the Bank Holding Company Act of 1956, as amended (the "BHCA"). However, certain bank holding company merger transactions may be exempted from the prior Federal Reserve Board requirement if, among other things, the transaction also involves a contemporaneous bank merger which is subject to the prior approval of a federal supervisor agency under the Bank Merger Act. MidCity Financial intends to merge, contemporaneously with the Merger, Damen's wholly-owned national bank subsidiary, Damen National Bank, with and into its wholly-owned national bank subsidiary, The Mid-City National Bank of Chicago. The bank merger must be approved by the Comptroller of the Currency (the "Comptroller") under the Bank Merger Act. MidCity Financial intends to submit an application for approval of the Comptroller and request an exemption from the prior Federal Reserve Board approval requirement under the BHCA during the second quarter of 1999. MidCity Financial anticipates obtaining the Comptroller's approval during the second quarter of 1999. There can be no assurance as to the timing of such approval or that the Comptroller will approve the transaction. The Federal Reserve Board may not grant the exemption and require MidCity to file an application under the BHCA.

        It is a condition to the consummation of the Merger that the Comptroller and/or the Federal Reserve Board approval not require MidCity Financial to take any action to meet any condition required to obtain such approval if such condition would reduce the benefits of the transactions contemplated by the Merger Agreement in such a material manner that MidCity Financial, in its good faith and reasonable judgment, would not have entered into the Merger Agreement had such condition been known as of February 22, 1999. There can be no assurance that the Comptroller and/or the Federal Reserve Board approval will not contain any such conditions. See "THE MERGER -- CONDITIONS TO THE MERGER" and "-- REGULATORY APPROVALS."

                            CONDITIONS TO THE MERGER

        The respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement. These include, among other things, the receipt of the requisite regulatory approval and the approval of the Stockholders of Damen of the Merger, the continued accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, and certain other conditions customary in transactions of this nature. There can be no assurance as to when and if such conditions will be satisfied or waived or that the Merger will be consummated. See "THE MERGER -- CONDITIONS TO THE MERGER."

                        WAIVER AND AMENDMENT; TERMINATION

        Prior to the Effective Time, the Damen and MidCity Financial Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to the DGCL, the Merger Agreement may be amended by joint action of the Damen and MidCity Financial Boards at any time before or after approval of the Merger Agreement by the Stockholders of Damen. See "THE MERGER -- WAIVER AND AMENDMENT; TERMINATION."

        The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties or by Damen or MidCity Financial if the Effective Date shall not have occurred by December 1, 1999. In addition, the Merger Agreement may be terminated at any time prior to the Effective Date: (i) by the party for whose benefit a Closing condition exists, if the Closing condition has not been satisfied or waived by September 30, 1999, unless the failure to satisfy such condition is due to a breach of the Merger Agreement by the party who is seeking to terminate the Merger Agreement; (ii) by Damen or MidCity Financial if any representation or warranty made by the other party is discovered to be or to have been untrue, incomplete or misleading in any material respect and such breach (if capable of cure) remains uncured for a period of 30 days after notice; (iii) by Damen or MidCity Financial if any covenant is breached in any material respect by the other party and such breach (if capable of cure) remains uncured for a period of 30 days after notice; (iv) by MidCity Financial, if Damen's Board shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to MidCity Financial, its approval or recommendation of the Merger or shall have recommended acceptance of any Takeover Proposal (as defined in the Merger Agreement), or shall have resolved to do any of the foregoing; or (v) by Damen, if Damen shall have received a Takeover Proposal that the Board determines, after receiving the advice of its outside counsel, Hinshaw & Culbertson, that to proceed with the Merger, in light of such proposal, would violate the fiduciary duties of the Board to the Stockholders; Damen must deliver within at least five business days written notice to MidCity Financial of its intent to terminate, and thereafter pay to MidCity Financial a termination fee of $1.0 million and reimburse MidCity Financial for its reasonable out-of-pocket expenses (see "THE MERGER"-- WAIVER AND AMENDMENT; TERMINATION").

                     CONDUCT OF BUSINESS PENDING THE MERGER

        Damen has agreed to conduct its business prior to the Effective Time in accordance with certain guidelines set forth in the Merger Agreement. See "THE MERGER -- BUSINESS PENDING THE MERGER AND OTHER COVENANTS."

                                    EXPENSES

        Except as described above, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See "THE MERGER -- EXPENSES."

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        In general, the receipt of cash for shares of Common Stock pursuant to the terms of the Merger Agreement or pursuant to perfection of dissenter's appraisal rights will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and other tax purposes as well. Stockholders are urged to consult their own tax advisors to consider the particular tax consequences of the Merger to them.

        BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF A STOCKHOLDER, EACH STOCKHOLDER IS URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "THE MERGER -- CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                            MARKET AND MARKET PRICES

        Damen's Common Stock is currently included for quotation on the Nasdaq Stock Market (symbol: DFIN). The following table sets forth the last sale prices for Damen Common Stock for the periods indicated (see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS"):

ACCOUNTING TREATMENT

        The Merger will be accounted for as a "purchase transaction."


CLOSING MARKET PRICE PER SHARE AT:
----------------------------------
December 31, 1998                         $16.50

February 19, 1999(1)                      $15.25

May __, 1999                              $

-------------------------

        (1) Trading date preceding public announcement of the proposed Merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                       OF
                           DAMEN FINANCIAL CORPORATION
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          The following table sets forth in summary form certain historical consolidated financial data of Damen. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Damen, including the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                   AT SEPTEMBER 30,                         AT NOVEMBER 30,
                                     --------------------------------------------------     --------------
                                        1998          1997          1996         1995            1994
                                     ---------      --------      --------     --------     --------------
SELECTED FINANCIAL
CONDITION DATA:
Total assets ......................   $228,033      $231,109      $234,555     $232,358      $190,643
Loans receivable, net .............    109,418        97,244        91,146       87,555        88,225
Mortgage-backed securities ........     65,052        84,610        88,098       82,192        67,742
Tax-exempt securities .............     19,843        22,493        24,905       20,478        16,711
Investment securities .............     26,078        18,925        23,325       16,871        11,483
Deposits ..........................    115,699       125,746       118,973      126,632       126,210
Borrowings ........................     61,800        56,500        59,600       45,500        44,000
Total equity ......................     45,254        45,939        52,870       55,710        17,874


                                                                                                           TEN MONTHS ENDED
                                                                     YEAR ENDED SEPTEMBER 30,                SEPTEMBER 30,
                                                          --------------------------------------------    --------------------
                                                            1998        1997        1996        1995       1995(1)     1994
                                                          --------    --------    --------    --------    --------   ---------
SELECTED OPERATIONS DATA:
Total interest income .................................   $ 16,584    $ 16,494    $ 16,661    $ 14,029    $ 11,851   $ 10,555
Total interest expense ................................     10,013       9,823       9,672       9,397       7,997      6,234
                                                          --------    --------    --------    --------    --------   --------
   Net interest income ................................      6,571       6,671       6,989       4,632       3,854      4,321
Provision for loan losses .............................        147          37          70         163         163       --
                                                          --------    --------    --------    --------    --------   --------
Net interest income after provision for loan
 losses ...............................................      6,424       6,634       6,919       4,469       3,691      4,321
                                                          --------    --------    --------    --------    --------   --------
Fees and service charges ..............................        165          42         109          77          69         54
Gain (loss) on sales of mortgage-backed
 securities and investment securities .................        571         140          84          (6)          3         48
Unrealized gain (loss) on mortgage-backed
 securities and investment securities
 held-for-sale ........................................       --          --          --          (892)       --         (645)
Other non-interest income .............................        190          85          74          82          66         83
                                                          --------    --------    --------    --------    --------   --------
Total non-interest income .............................        926         267         267        (739)        138       (460)
Total non-interest expense ............................      4,995       4,816       5,243       3,610       3,032      2,583
                                                          --------    --------    --------    --------    --------   --------
Income before taxes and change in accounting
 principles ...........................................      2,355       2,085       1,943         120         797      1,278
Income tax (provision) benefit ........................       (427)       (340)       (163)        348         108       (277)
Cumulative effect of change in accounting for
 securities available-for-sale, net of tax effect .....       --          --          --           907         907       --
Cumulative effect of change in accounting for
 income taxes .........................................       --          --          --          --          --         (253)
                                                          --------    --------    --------    --------    --------   --------
Net income ............................................   $  1,928    $  1,745    $  1,780    $  1,375    $  1,812   $    748
                                                          ========    ========    ========    ========    ========   ========

(1) During 1995, Damen changed its fiscal year end from November 30 to September 30.

                                                                            AT OR FOR THE YEAR                  AT OR FOR TEN MONTHS
                                                                            ENDED SEPTEMBER 30,                  ENDED SEPTEMBER 30,
                                                                -------------------------------------------    ---------------------
                                                                 1998       1997         1996        1995       1995(1)      1994
                                                                ------    -------      --------    --------    --------   ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Return on average assets (ratio of net income to
   average total assets)(2)(3)............................         .83%       .75%          .76%(5)     .69%        .54%       .52%
  Return on average stockholders' equity (ratio of net
   income to average retained earnings)(2)(3).............        4.15       3.45          3.21 (6)    6.75        4.83       5.27
  Efficiency ratio(7).....................................       72.12      70.84         61.11       75.35       76.02      57.94
  Interest rate spread information:
   Average during period..................................        1.93       1.84          1.80        1.89        1.82       2.48
   End of period..........................................        1.90       1.72          1.70        1.65        1.65       2.08
  Net interest margin(4)..................................        2.93       2.98          3.07        2.41        2.37       2.91
  Ratio of operating expense to average total
   assets(2)..............................................        2.15       2.07          2.23        1.82        1.81       1.69
  Ratio of average interest-earning assets to average
   interest-bearing liabilities...........................        1.23X      1.26X         1.30X       1.11X       1.11X      1.10X

Per Share Information:
   Book value per share outstanding.......................       15.30      14.78         14.02       14.04       14.04        N/A
   Earnings per share - basic.............................         .67        .54           .49         .38         .50        N/A
   Earnings per share - diluted...........................         .65        .53           .49         .38         .50        N/A
   Dividends declared per share...........................         .40        .24           .12          --          --        N/A

Quality Ratios:
 Non-performing assets to total assets at end of period...         .27        .12           .15         .03         .03        .06
 Allowance for loan losses to non-performing loans........       72.20     168.56         98.42      420.71      420.71     108.13
 Allowance for loan losses to loans receivable, net.......         .41        .34           .38         .31         .31        .14

Capital Ratios:
 Stockholders' equity to total assets at end of period....       19.84      19.88         22.54       23.98       23.98       9.38
 Average stockholders' equity to average assets...........       20.09      21.73         23.63       10.26       11.16       9.77

Other Data:
 Number of full-service offices...........................           3          3             3           3           3          3

(1) During 1995, Damen changed its fiscal year end from November 30 to September 30.

(2)  Ratios for the ten month period have been annualized.

(3) Calculated prior to cumulative effect of change in accounting for securities available-for-sale. For ten months ended September 30, 1995, Damen's return on average assets and return on average equity would have been .99% And 8.87%, Respectively, if calculated to include the cumulative effect of change in accounting.

(4) Net interest income divided by average interest earning assets.

(5)  Return would have .97% If calculated without regard to SAIF assessment.

(6)  Return would have 4.12% If calculated without regard to SAIF assessment.

(7) Non-interest expense, excluding saif special assessment, divided by net interest income plus other income except for gains and losses on investments available-for-sale and unrealized gains and losses on securities held-for-sale.

                               RECENT DEVELOPMENTS


        Damen held its Annual Meeting of Stockholders on March 12, 1999. At this meeting, candidates nominated by Paul J. Duggan (Vincent Cainkar, J. Dennis Huffman and Paul J. Duggan) were elected to serve as directors. In addition, Stockholders approved a proposal requesting that the Board retain an investment banking firm for the specific purpose of soliciting offers to acquire Damen and establish a committee of outside directors to consider and recommend to the Board for approval the best available offer to acquire Damen.

        The newly elected directors have not advised Damen how they intend to vote their shares of Common Stock with respect to the Merger Agreement. The Merger Agreement provides that the Board shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MidCity Financial, the approval or recommendation by such Board of the Merger. The Board, however, may modify or withdraw such recommendation, if the Board determines in good faith by majority vote, based on the written opinion of its counsel, Hinshaw & Culbertson, that it would be a breach of its fiduciary duties not to so modify or withdraw such recommendation.

                                   THE MEETING

PLACE, TIME, DATE AND RECORD DATE

        A Special Meeting of the Stockholders of Damen will be held on June ___, 1999, at the ________________________________________________, at _______ a.m.,
Central Standard Time, and any and all adjournments or postponements thereof (the "Meeting"). This Proxy Statement is being sent to Stockholders and accompanies a form of proxy (the "Proxy") which is being solicited by the Board of Directors of Damen (the "Board") for use at the Meeting and at any and all adjournments or postponements thereof.

        The Board has fixed the close of business on May ___, 1999 (the "Record Date"), as the date for determining holders of Common Stock who will be entitled to notice of, and to vote at, the Meeting. Only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were outstanding and entitled to be voted 2,816,185 shares of Common Stock.

MATTERS TO BE CONSIDERED

        At the Meeting, Stockholders will vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of Acquisition Corp with and into Damen and the conversion of each share of Common Stock into the right to receive $18.35 in cash upon the consummation of the Merger. Stockholders will also consider and vote upon such other matters as may properly be brought before the Meeting. As of the date hereof, the Board knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

VOTE REQUIRED

        The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Merger Agreement. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THIS PROPOSAL.

        Each holder of record of shares of Common Stock on the Record Date will be entitled to cast one vote per share on the Merger Agreement at the Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. With a quorum, or in the absence of such, the affirmative vote of the majority of shares of Common Stock represented at the Meeting may authorize adjournment of the meeting. Abstentions and broker non-votes will be treated as shares present at the Meeting for purposes of determining the presence of a quorum.

        Approval of the Merger Agreement by the Stockholders of Damen is a condition to, and required for, consummation of the Merger. See "THE MERGER -- CONDITIONS TO THE MERGER."

PROXIES

        Shares of Common Stock represented by properly executed proxies received prior to or at the Meeting will, unless such proxies have been revoked, be voted at the Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed Proxy, the shares will be voted FOR the Merger Agreement.

        Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either: (i) by delivering to the Secretary of Damen at 200 West Higgins Road, Schaumburg, Illinois 60195, on or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the date of the Proxy or a later dated proxy relating to the same shares or (ii) by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice revoking a proxy should be delivered to Janine M. Poronsky, Secretary, Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

        If any matters are properly presented at the Meeting for consideration, the persons named in the Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Board knows of no such other matters.

        In addition to solicitation by mail, directors, officers and employees of Damen, who will not be specifically compensated for such services, may solicit Proxies from the Stockholders of Damen, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Registrar and Transfer Company, Damen's transfer agent, will perform certain of these functions. Damen will bear its own expenses in connection with the solicitation of Proxies for the Meeting. See "THE MERGER -- EXPENSES."

        Direction Cards for Participants in the Damen Financial Corporation Employee Stock Ownership Plan and the Damen Financial Corporation Profit Sharing Plan. Suburban Bank and Trust Company, as Trustee under the Damen Financial Corporation Stock Ownership Plan (the "ESOP") and the Damen Financial Corporation Profit Sharing Plan (the "Profit Sharing Plan"), is the record owner, respectively, of all shares of Common Stock held by participants in the ESOP and the Profit Sharing Plan. The Trustee will vote the shares held for the account of each participant in the ESOP and the Profit Sharing Plan, in accordance with the directions received from such participant. In order to obtain such voting directions, the Trustee will forward this Proxy Statement and a Proxy to each participant in the ESOP and Profit Sharing Plan. The Proxy must be executed and returned if the shares held pursuant to the ESOP and Profit Sharing Plan are to be voted. Unallocated shares of Common Stock held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the Trustee in the same proportion as allocated shares voted by participants. Shares held in the Profit Sharing Plan for which no directions are received will be voted by the Trustee proportionally in the same manner as it votes shares for which directions were received. If no instructions are indicated on a properly executed Proxy, the shares will be voted FOR the Merger. All Proxies returned will be kept confidential by the Trustee or its tabulating agent and will not be disclosed to Damen or any of its employees. Because ESOP and Profit Sharing Plan participants are not the record owners of the related shares, such shares may not be voted in person by participants in the ESOP or the Profit Sharing Plan at the Meeting.

        HOLDERS OF COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SECURITY OWNERSHIP

        As of May ___, 1999, directors and executive officers of Damen and their affiliates held in the aggregate 499,125 shares (excluding option shares but including shares held in the ESOP and the Profit Sharing Plan for which they have voting control), or approximately 17.72%, of the Common Stock. Newly elected directors, Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman, collectively own 273,800 shares of Common Stock. They have not advised Damen how they intend to vote their shares of Common Stock with respect to the Merger Agreement at the Meeting. See "RECENT DEVELOPMENTS." The other directors and executive officers of Damen have indicated that they intend to vote such shares of Common Stock (225,325 shares) for approval and adoption of the Merger Agreement at the Meeting.

        As of the Record Date, Damen had 2,820,154 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, information regarding share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the outstanding shares of the Common Stock, (ii) the directors and those executive officers of Damen who are not directors of Damen and whose salary and bonus for fiscal 1998 exceeded $100,000 and (iii) all directors and executive officers of Damen as a group. The newly elected directors (Messrs. Duggan, Cainkar and Huffman) are listed in the table below, as well as those directors who were not re-elected at this year's Annual Meeting of Stockholders. "RECENT DEVELOPMENTS." However, Messrs. Caputo and Tybor and Ms. Poronsky did vote to approve the Merger Agreement and now serve as Directors Emeritus for Damen and as directors for Damen National Bank.



                                                                                SHARES
                                                                             BENEFICIALLY
                                                                               OWNED AT                    PERCENT
           BENEFICIAL OWNER                                                  MAY ___, 1999                OF CLASS
---------------------------------------------------------------------------------------------------------------------
Paul J. Duggan(1)                                                               273,800                      9.71
Vincent Cainkar
J. Dennis Huffman
Jackson Boulevard Capital Management, Ltd.
Jackson Boulevard Equities, L.P.
Jackson Boulevard Investments, L.P.
Jackson Offshore Fund, Ltd.
Jackson Boulevard Partners
Suite 400
53 West Jackson Boulevard
Chicago, Illinois 60604

Damen Financial Corporation Employee Stock                                      314,902                     11.17
   Ownership Plan(2)
200 West Higgins Road
Schaumburg, Illinois 60195

Albert C. Baldermann(3)                                                           2,587                       .09

Charles J. Caputo(3)                                                             40,075                      1.47

Carol A. Diver(3)                                                                20,075                       .77

Janine M. Poronsky(4)(5)                                                         91,181                      3.37

Mary Beth Poronsky Stull(3)                                                     116,591                      4.34

Nicholas J. Raino(3)                                                             19,935                       .70

Edward R. Tybor(3)                                                               29,575                      1.10

Gerald J. Gartner(4)(5)                                                          95,589                      3.48

Kenneth D. Vanek(4)(5)                                                           66,575                      2.47

Directors and executive officers of Damen and the Bank,
as a group (13 persons)(6)(7)                                                   767,391                     26.33


(1) As reported by Paul J. Duggan, Jackson Boulevard Capital Management, Ltd. ("Jackson Capital"), Jackson Boulevard Equities, L.P. ("Jackson Equities"), Jackson Boulevard Investments, L.P. ("Jackson Investments"), Jackson Offshore Fund, Ltd. ("Jackson Offshore"), Jackson Boulevard Partners ("Jackson Partners"), Vincent Cainkar and J. Dennis Huffman in Amendment No. 15 to a Schedule 13D, dated March 25, 1999, filed with the SEC pursuant to the Exchange Act. Vincent Cainkar joined in Amendment Nos. 7-15 to said
     Schedule 13D and Jackson Partners and J. Dennis Huffman joined in Amendment Nos. 8-15 to said Schedule 13D as members of a group consisting of Duggan, Jackson Capital, Jackson Equities, Jackson Investments, Jackson Offshore, Jackson Partners, Cainkar and Huffman. Of the shares listed, Mr. Duggan reported sole voting and dispositive powers as to 400 shares and shared voting and dispositive powers as to 266,200 shares. Jackson Capital, Jackson Equities, Jackson Investments and Jackson Offshore reported shared voting and dispositive powers as to 92,200 shares, 60,622 shares, 31,578 shares and -0- shares, respectively. Jackson Partners reported sole voting and dispositive powers with respect to 174,000 shares. Mr. Duggan is the sole stockholder and a director and officer of Jackson Capital, which is the sole general partner of Jackson Equities and Jackson Investments. Mr. Duggan through Jackson Capital controls all decisions regarding voting and investment of the shares held by Jackson Offshore. Mr. Duggan and his spouse are the general partners of Jackson Partners. Mr. Cainkar reported sole voting and dispositive powers with respect to 100 shares and shared voting and dispositive powers with respect to 4,100 shares. Mr. Huffman reported sole voting and dispositive powers with respect to 3,000 shares.
(2) The amount reported represents shares held by the ESOP, of which 80,982 shares have been allocated to accounts of participants. Suburban Bank and Trust Company, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.
(3) Includes shares held directly and vested restricted shares, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Amounts include 9,901, 51,851 and 7,934 shares of Common Stock which Directors Diver, Poronsky Stull and Raino, have the right to acquire, respectively, and 7,934 shares of Common Stock which Directors Emeritus Caputo and Tybor each have the right to acquire, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date. Does not include unvested restricted RRP shares which are voted by a trustee.
(4) Amount includes 43,728 shares for Ms. Poronsky and 36,897 shares each for Messrs. Gartner and Vanek subject to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.
(5) Amount includes shares held directly and vested restricted shares, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the named individual or group members may be deemed to have sole or shared voting and/or investment power; amount does not include unvested restricted shares which are voted by a trustee.
(6) Amount includes an aggregate of 214,977 shares which directors (including Messers. Tybor and Caputo) and executive officers as a group have the right to acquire pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

                                   THE MERGER

        The information in this Proxy Statement concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which (excluding the Exhibits and Schedules thereto) is attached hereto as Appendix A and incorporated by reference herein, and the other information contained elsewhere in this Proxy Statement, including the Appendixes hereto and the documents incorporated by reference herein. All Stockholders are urged to read carefully this entire Proxy Statement, including the Appendixes hereto and the documents incorporated by reference herein.

GENERAL

        Pursuant to the Merger Agreement, Acquisition Corp will be merged with and into Damen, with Damen being the surviving entity. As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, Damen and MidCity Financial will file a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger. The Merger will become effective when the Certificate of Merger has been filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger. See "-- EFFECTIVE TIME; EFFECTIVE DATE," "-- CONDITIONS TO THE MERGER" and "--WAIVER AND AMENDMENT; TERMINATION."

        Upon consummation of the Merger, the Stockholders shall be entitled to receive the Merger Consideration (as defined herein) in consideration for their shares of Common Stock and thereupon shall cease to be Stockholders of Damen. As a consequence of the Merger, Damen will become a wholly-owned subsidiary of MidCity Financial.

MERGER CONSIDERATION

        Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the consummation of the Merger (except shares held by MidCity Financial or Damen or shares for which Stockholders of Damen have perfected dissenters' appraisal rights) will be converted into the right to receive $18.35 cash (the "Merger Consideration").

BACKGROUND OF AND REASONS FOR THE MERGER

        Background of the Merger. Since Damen's inception, the Board has solicited the advice of investment bankers and has acted on such advice where appropriate. The Board has always recognized its primary duty to be the maximization of stockholder value and, to that end, has consulted with investment bankers on an ongoing basis to explore various options available to Damen to enhance stockholder value. Evaluation of options is a continuing process, but the Board has taken a number of steps designed to maximize stockholder value since Damen began publicly trading its stock in October 1995.

        In recent years, the financial services industry has witnessed substantial and rapid change characterized by increasing consolidation, intensifying competition and acquisitive growth of many of the larger domestic banking organizations. During this period of changing regulatory and market conditions, Damen has regularly considered possible strategies and transactions to enhance its profitability, competitive position and strategic focus, and thereby increase stockholder value.

        The Board engaged Robert W. Baird & Co., Inc. ("Baird"), an investment banking firm, in March of 1998 to assist it in exploring Damen's strategic options, including a possible sale of Damen. As part of its process, the Board and the Strategic Planning Committee of the Board ( the "Committee") met with Baird on several occasions to review, among other things, the short- and long-term strategic options available to Damen. The Board and the Committee discussed with Baird the advantages and disadvantages of various alternatives, including continued growth as an independent company, expansion of its operations through an acquisition, merger of equals or strategic alliance transaction and pursuit of a transaction involving the possible sale of Damen.

        The Board reviewed with Baird a list of financial institutions which Baird identified as institutions which might have interest in an acquisition or a merger with Damen. The Board asked Baird to prepare a confidential memorandum of information relating to Damen and contact certain of the listed companies as to their interest in acquiring Damen. Upon execution of confidentiality agreements, confidential memoranda were distributed. After discussions with the interested companies, no acceptable offers were received. Although the Board was prepared to consider any viable proposal, the Board terminated active efforts to explore the possibility of a sale in July of 1998.

        The representatives of Baird provided advice to the Board through the summer of 1998. On July 28, 1998, the two senior representatives from Baird who had been advising Damen notified Damen that they had joined a new investment banking firm, Keefe Bruyette. The Board agreed that it would rely upon Keefe Bruyette for future financial advisory services and agreed to enter into an agreement with Keefe Bruyette for such services, as of October 1, 1998. The Board received a written release from Baird dated October 1, 1998.

        In October of 1998, MidCity Financial contacted Damen and expressed an interest in discussing the possible acquisition of Damen. After an initial meeting, MidCity Financial decided not to pursue discussions. In late November of 1998, Keefe Bruyette, pursuant to the Board's direction, contacted, among others, MidCity Financial to determine if there was any interest on its part in acquiring Damen. Between March and December of 1998, Baird and Keefe Bruyette had contact with approximately 20 financial institutions to determine whether any of them had any interest in acquiring Damen.

        On December 17, 1998, MidCity Financial delivered a written, non-binding indication of interest to Keefe Bruyette. The letter indicated that MidCity Financial was interested in acquiring Damen for $17.50 per share in cash. The letter also stated that MidCity Financial's expression of interest was subject to the negotiation of a definitive agreement, the receipt of required regulatory approvals, dissenter's appraisal rights being asserted by holders of fewer than 2% of Damen's shares and satisfactory completion of the due diligence process with respect to Damen.

        Management reviewed the letter and discussed it with Keefe Bruyette and Hinshaw & Culbertson, outside counsel. Management instructed Keefe Bruyette to contact MidCity Financial and determine how and when the due diligence process would be completed. MidCity Financial advised Keefe Bruyette that it thought it could tour Damen's facilities by the end of December 1998 and start its due diligence during the first week of January 1999 and, hopefully, would be able to proceed with discussions with respect to a definitive agreement during the second week of January.

        This information was provided to the Board on December 21, 1998 and the Board elected, after consultation with counsel, to change the date of Damen's upcoming annual meeting. The Board instructed management to proceed with discussions with MidCity Financial and to cooperate in the due diligence process with MidCity Financial.

        MidCity Financial started its due diligence during the week of January 4, 1999 and concluded it the early part of the week of January 11. Additional requests for documents were subsequently made by MidCity Financial and its attorneys. MidCity Financial's and its advisors' due diligence review of Damen included, among other things: (i) meetings with senior officers of Damen to review Damen's strategic plans and objectives; (ii) a review of Damen's financial information and projections; (iii) a review of lending reports and other management reports of Damen; (iv) discussions with management of Damen regarding loan policies, loan portfolios, delinquent and problem loans and loan loss reserves; (v) a review of Damen's asset/liability and investment policies and its rate sensitivity position; and (vi) a review of certain of Damen's pending litigation and employee policies and handbook.

        From January 22, 1999 to February 11, 1999, management, Keefe Bruyette and Hinshaw & Culbertson reviewed drafts of the Merger Agreement and conducted negotiations with MidCity Financial and its counsel over the terms of the Merger Agreement. In addition, Damen provided additional documents requested by MidCity Financial.

        At a meeting of the Board held on February 11, 1999, management presented a draft of the Merger Agreement to the Board and reviewed with the Board the events leading up to the presentation of this draft, including the negotiations with MidCity Financial. Keefe Bruyette reviewed the Merger Consideration for the Board and provided its analyses. Keefe Bruyette also discussed its draft fairness opinion with the Board. Hinshaw & Culbertson reviewed the fiduciary duties owed by the Board to the Stockholders in connection with the proposed transaction and reviewed the terms of the Merger Agreement and the proposed resolutions concerning the Merger. The Board directed management, Keefe Bruyette and Hinshaw & Culbertson to continue negotiations with MidCity Financial over various unresolved matters. The Board held meetings on February 16, 17, and February 18, 1999, at which management, Keefe Bruyette and Hinshaw & Culbertson updated the Board on the status of the negotiations.

        A special Board meeting was held on February 21, 1999. Following a further review and discussion of the proposed terms of the Merger, consideration of the fairness opinion of Keefe Bruyette and numerous other relevant factors, the Board, by a unanimous vote of all directors present at the February 21, 1999 meeting, authorized and approved the Merger Agreement and the transactions contemplated thereby. THE BOARD ALSO DIRECTED THAT THE MERGER AGREEMENT BE SUBMITTED TO A VOTE OF THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDED THAT SUCH STOCKHOLDERS APPROVE THE MERGER AGREEMENT. The parties executed the Merger Agreement on February 22, 1999.

        The Board's Reasons for the Merger. After careful study and evaluation, the Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Damen and its Stockholders. The Board believes that the Merger will enable Stockholders to realize significant value on their investment.

        In reaching its determination that the Merger is fair to, and in the best interests of, Damen and its Stockholders, the Board carefully considered a variety of factors with the assistance of its legal and financial advisors. Among the factors it considered were the following:

               (a) Based upon the financial terms of other recent business combinations in the financial services industry and information concerning the business, financial condition, results of operations and prospects of Damen, the Board solicited an opinion from Keefe Bruyette regarding the fairness of the Merger Consideration, from a financial point of view, to the Stockholders of Damen. Based upon the opinion of Keefe Bruyette (see "--OPINION OF FINANCIAL ADVISOR) and the likelihood that the proposed transaction would be consummated, the Board determined that the Merger was preferable to other alternatives available to Damen, such as being acquired by a different company or remaining independent and growing internally.

               (b) The prices and premiums paid in comparable acquisition transactions involving other financial institutions of which the Board was aware, based, among other things, on information supplied by Keefe Bruyette. With respect to this factor, the Board noted that the price offered by MidCity Financial compared favorably with similar transactions involving other financial institutions.

               (c) MidCity Financial's indication that any funds required to consummate the Merger and pay the Merger Consideration would be met through cash on hand.

               (d) The current and prospective environments in which Damen operates, including national and local economic conditions, the current regulatory environment and the trend toward consolidation in the financial services industry generally and in the Chicago metropolitan market, specifically, were also factors in the Board's decision. The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent community banks to compete with the banking affiliates of much larger institutions with respect to the range of products and services offered and the costs at which such products and services can be offered.

               (e) The terms of the Merger Agreement and the other documents to be executed in connection with the Merger.

               (f) The Merger Consideration to be paid to the Stockholders in relation to the market value, book value, earnings per share and dividend rates on the Common Stock.

               (g) The impact of the Merger on depositors, employees, customers and communities served by Damen.

        While each member of the Board individually evaluated each of the foregoing as well as other factors, the Board collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each director, individually, considered as appropriate, is fair and in the best interests of the Stockholders.

        In approving the Merger, the Board was aware that the Merger Agreement contains certain provisions prohibiting Damen from soliciting, facilitating or accepting other offers or agreements to acquire Damen. The Board knew that MidCity Financial would receive a $1.0 million termination fee and would be reimbursed for its reasonable out-of-pocket expenses in certain circumstances generally relating to a failure of Damen to consummate the Merger because of another offer for Damen or a material change or potential material change in the ownership of Damen. However, the Board was also aware that such terms were specifically bargained for and insisted upon by MidCity Financial as inducements to enter into the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Damen and its Stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF DAMEN VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

        On February 21, 1999, the Board held a meeting to review MidCity Financial's offer and to evaluate the proposed Merger. Keefe Bruyette delivered to the Board an oral opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Damen Common Stock. In connection with its opinion, dated the date of this Proxy Statement, Keefe Bruyette updated certain analyses performed in connection with its opinion and reviewed the assumptions on which such analyses were based and factors considered in connection therewith. KEEFE BRUYETTE'S OPINION IS ADDRESSED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT.

        THE FULL TEXT OF THE OPINION OF KEEFE BRUYETTE, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT IN APPENDIX B AND IS INCORPORATED HEREIN BY

REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

        In rendering its opinion, Keefe Bruyette (i) reviewed, among other things, the Merger Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of Damen and for the three years ended December 31, 1998, certain interim reports to Stockholders and Quarterly Reports on Form 10-Q of Damen and certain internal financial analyses and forecasts for Damen prepared by management; (ii) held discussions with members of senior management of Damen regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) analyzed certain financial and stock market information for Damen with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the bank and thrift industries; and (v) performed such other studies and analyses as it considered appropriate.

        In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all the financial and other information provided to it or publicly available, and Keefe Bruyette did not attempt to verify such information independently. Keefe Bruyette relied upon the management of Damen as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe Bruyette and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management.

        The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with providing its opinion:

        FINANCIAL SUMMARY OF THE MIDCITY FINANCIAL TRANSACTION. Keefe Bruyette calculated the percentage which the $18.35 per share offer represented when compared to Damen's December 31, 1998 stated book value per share of $15.31, its trailing last twelve months earnings per share of $0.68 and its estimated fiscal year 1999 earnings per share (as provided by management) of $0.60. The price to book value percentage was 119.87%, the price to trailing earnings per share was
26.99 times and the price to estimated 1999 earnings per share was 30.58 times. Keefe Bruyette also calculated the tangible premium to core deposits of 9.39%. In addition, Keefe Bruyette calculated the market premiums of 20.33% and 23.44% by dividing $18.35 over the February 19, 1999 closing price of $15.25 and the average stock price for the previous 30 days of $14.87, respectively.

        SELECTED TRANSACTION ANALYSIS. Keefe Bruyette analyzed certain financial data related to recent Midwestern bank and thrift transactions with $150-$300 million in total assets, a total of 65 transactions (Group 1), recent Midwestern bank and thrift transactions with $150-$300 million in total assets in which purchase accounting treatment was utilized, a total of 34 transactions (Group
2), recent Midwestern bank and thrift transactions with $150-$300 million in total assets in which purchase accounting treatment was utilized and the selling institution had a total equity to total asset ratio greater than or equal to 10%, a total of 20 transactions (Group 3), recent Midwestern thrift transactions with $150-$300 million in total assets, a total of 22 transactions (Group 4), recent Midwestern thrift transactions with $150-$300 million in total assets in which purchase accounting treatment was utilized, a total of 11 transactions (Group 5) and recent Midwestern thrift transactions with $150-$300 million in total assets in which purchase accounting treatment was utilized and the selling institution had a total equity to total asset ratio greater than or equal to 10%, a total of 8 transactions (Group 6). It should also be noted that adjustments were made to reflect the SAIF Special Assessment where applicable.

        Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) for Group 1 of 17.58 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 169.64% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 9.68% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 annualized. The median return on average assets for this group was 1.03% compared to 0.87% for Damen, the median return on average equity for the group was 10.71% compared to 4.41% for Damen and the median equity to assets ratio was 9.43% compared to 19.61% for Damen.

        For Group 2, Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) of 17.39 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 151.52% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 8.60% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 annualized. The median return on average assets for this group was 0.92% compared to 0.87% for Damen, the median return on average equity for the group was 8.77% compared to 4.41% for Damen and the median equity to assets ratio was 10.85% compared to 19.61% for Damen.

        For Group 3, Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) of 19.89 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 142.69% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 8.70% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 annualized. The median return on average assets for this group was 1.16% compared to 0.87% for Damen, the median return on average equity for the group was 7.89% compared to 4.41% for Damen and the median equity to assets ratio was 12.75% compared to 19.61% for Damen.

        For Group 4, Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) of 20.56 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 138.11% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 7.24% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 annualized. The median return on average assets for this group was 0.81% compared to 0.87% for Damen, the median return on average equity for the group was 7.82% compared to 4.41% for Damen and the median equity to assets ratio was 11.15% compared to 19.61% for Damen.

        For Group 5, Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) of 25.85 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 122.40% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 5.84% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 annualized. The median return on average assets for this group was 0.75% compared to 0.87% for Damen, the median return on average equity for the group was 4.97% compared to 4.41% for Damen and the median equity to assets ratio was 11.51% compared to 19.61% for Damen.

        For Group 6, Keefe Bruyette calculated a median multiple to the sellers' earnings per share (trailing 12 months) of 25.99 times compared to 26.99 times associated with the Merger; a median to the sellers' stated book value of 117.38% compared to 119.87% associated with the Merger; and a median tangible premium to the sellers' core deposits of 4.96% compared to 9.39% associated with the Merger. Keefe Bruyette also compared certain performance ratios for the acquired companies in this group with the same financial ratios reported by Damen for the three months ending December 31, 1998 on an annualized basis. The median return on average assets for this group was 0.53% compared to 0.87% for Damen, the median return on average equity for the group was 4.55% compared to 4.41% for Damen and the median equity to assets ratio was 11.34% compared to 19.61% for Damen.

        No company or transaction used in this comparison in the above analysis is identical to Damen or the Merger. Accordingly, an analysis of the results of the forgoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public value of the companies to which they are being compared.

        SELECTED PEER GROUP ANALYSIS. Keefe Bruyette compared the financial performance and market performance of Damen based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market to book values, price to earnings per share and price to forward estimated earnings per share to those of a group of publicly traded Midwestern banks with total assets of $150 to $300 million and an equity to asset ratio greater than or equal to 10% (Group 1) and to a group of publicly traded Midwestern thrifts with total assets of $150-$300 million and an equity to asset ratio greater than or equal to 10% (Group 2). For purposes of this analysis, the financial information used by Keefe Bruyette for Damen and both peer groups was as of and for the last twelve months ending December 31, 1998 (with the exception of the leverage ratio, which was as of September 30, 1998). The market pricing information for all companies analyzed was as of February 19, 1999.

        Keefe Bruyette's analysis showed the following concerning Damen's financial performance: that its return on assets was 0.85% compared to a median of 1.34% for Group 1 and 0.97% for Group 2; that its return on equity was 4.24% compared to a median of 12.17% for Group 1 and 5.39% for Group 2; that its net interest margin was 2.95% compared to a median of 5.05% for Group 1 and 3.48% for Group 2; that its efficiency ratio was 71.17% compared to a median of 57.42% for Group 1 and 58.47% for Group 2: that its noninterest income to total revenue ratio was 5.89% compared to a median of 15.74% for Group 1 and 9.10% for Group 2; that its leverage ratio was 18.52% compared to a median of 11.35% for Group 1 and 12.78% for Group 2; that its equity to assets ratio was 19.61% compared to a median of 11.68% for Group 1 and 15.27% for Group 2; that its non-performing assets to total loans and real estate owned ratio was 0.46% compared to a median of 0.31% for Group 1 and 0.55% for Group 2; and that its loan loss reserves to total loans ratio was 0.40% compared to a median of 1.41% for Group 1 and 0.75% for Group 2.

        Keefe Bruyette's analysis further compared the market performance of Damen to the institutions contained in Groups 1 and 2. The analysis showed that Damen's price to trailing twelve months earnings multiple was 22.43 times compared to medians of 17.83 times for Group 1 and 15.60 times for Group 2; that its price to forward estimated earnings per share was 25.42 times compared to a median of 14.21 times for Group 1 and 18.75 times for Group 2; and that its price to book percentage was 99.61% compared to medians of 203.46% for Group 1 and 92.76% for Group 2. For purposes of the above calculations, Damen's forward earnings estimates were provided by management and the forward earnings estimates for Groups 1 and 2 are based on mean earnings estimates as compiled by IBES.

        DIVIDEND DISCOUNT VALUATION. Keefe Bruyette estimated the present value of future cash flows that would accrue to a Stockholder of Damen assuming the holder held the stock from 1999 to 2003. This analysis was based on 1999 estimates and a five percent annual earnings per share growth rate every year thereafter. Both of these variables were provided by management. An 80% dividend payout ratio was assumed for Damen through the year 2003. An implied year end stock price was estimated by multiplying Damen's projected year-end book value by 100%. The estimated year end stock price and estimated dividends were discounted at rates ranging from 10%-14%. This analysis used two groups of price to earnings per share multiples, the first representing independent trading multiples of 20.00 to 24.00 times (Scenario 1) and the second representing control premium take out multiples of 26.00 times to 30.00 times (Scenario 2). The analysis produced a net present value range of $9.37 to $12.86 under Scenario 1 and a range of $11.65 to $15.58 under Scenario 2. These values were compared to the $18.35 offer from MidCity Financial.

        NET PRESENT VALUE OF FREE CAPITAL ANALYSIS. Keefe Bruyette also estimated the present value of future cash flows that would accrue to a Stockholder of Damen assuming the holder held the stock from 1999 to 2003 and that Damen obtained a capitalization level of 8.00% by distributing all capital in excess of 8.00% in the form of dividends. The estimated year end stock price and estimated dividends were discounted at rates ranging from 10%-14%. This analysis again used two groups of price to earnings per share multiples, the first representing independent trading multiples of 14.00 to 16.00 times (Scenario 1) and the second representing control premium take out multiples of
20.00 times to 22.00 times (Scenario 2). The analysis produced a net present value range of $9.88 to $11.01 under Scenario 1 and a range of $10.70 to $12.04 under Scenario 2. These values were again compared to the $18.35 offer from MidCity Financial.


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




        Keefe Bruyette stated that the Dividend Discount Valuation and the Net Present Value of Free Capital Analysis are widely used valuation methodologies but noted that they rely on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. These analyses did not purport to be indicative of the actual values or the expected values of Damen Common Stock.

        OTHER ANALYSES. Keefe Bruyette also reviewed the relative market performance of Damen common stock to the S&P 500, the Dow Jones Industrial Average and the Keefe Bank Index.

        The summary contained herein provides a description of the material analyses prepared by Keefe Bruyette in connection with the rendering opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Keefe Bruyette in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analyses, and selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe Bruyette's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe Bruyette's view of the actual value of Damen. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

        In performing its analyses, Keefe Bruyette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Damen. The analyses performed by Keefe Bruyette are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Bruyette's analysis of the fairness, from a financial point of view, of the offer in the Merger. These analyses were provided to the Damen Board in connection with the delivery of Keefe Bruyette's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or any time in the future. In addition, as described above, Keefe Bruyette's opinion, along with its presentation to the Damen Board, was just one of many factors taken into consideration by the Damen Board in unanimously approving the Merger Agreement.

        Keefe Bruyette as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe Bruyette has experience in, and knowledge of, the valuation of banking expertises. In the ordinary course of its business as a broker-dealer, Keefe Bruyette may from time to time, purchase securities from and sell securities to, Damen and MidCity Financial, and, as a market maker in securities, Keefe Bruyette may from time to time have a long or short position in, and buy or sell, equity securities of Damen for Keefe Bruyette's own account and or for the accounts of its customers.

        Pursuant to the executed Engagement Letter dated October 1, 1998, between Damen and Keefe Bruyette, Damen has agreed to pay Keefe Bruyette a cash fee equal to 0.70% of the total


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


consideration paid to Damen Stockholders upon the closing of the Merger. In addition Damen agreed to pay Keefe Bruyette a fee of $100,000 for its fairness opinion and an additional $50,000 for any updated supplemental fairness opinion. Damen has also paid Baird a financial advisory fee of $40,000 as per its engagement letter dated March 27, 1998. In addition, Baird and Keefe Bruyette have agreed that Baird will receive 20% of any fee income and Keefe Bruyette will receive 80% of any fee income. Pursuant to the Engagement Letter, Damen also agreed to reimburse Keefe Bruyette for reasonable out-of-pocket expenses and disbursements (including such expenses and disbursements incurred by Baird) not exceeding $25,000.

MIDCITY FINANCIAL

        MidCity Financial, a Delaware corporation headquartered in Chicago, Illinois, had assets of approximately $1.6 billion at March 31, 1999. The subsidiaries of MidCity Financial include four national banks and the state bank chartered in Oklahoma.

        MidCity Financial's commercial bank subsidiary, The Mid-City National Bank of Chicago, is engaged in a general commercial banking business which embraces all the usual functions of commercial and retail banking, including: accepting deposits; commercial and industrial, consumer and real estate lending; collections; safe deposit box operations; and other banking services tailored for individual, commercial, industrial and governmental customers. MidCity Financial operates 15 offices in Illinois, five in Oklahoma and two in Texas.

MIDCITY FINANCIAL'S ABILITY TO CONSUMMATE THE MERGER

        MidCity Financial has informed Damen that any funds required to consummate the Merger and pay the Merger Consideration would be met through cash on hand.

EFFECTIVE TIME; EFFECTIVE DATE

        In order to consummate the Merger, Damen and MidCity Financial must file a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing will occur only after the receipt of all regulatory approvals and the approval of the Merger Agreement by the Stockholders and the satisfaction or waiver of all other conditions to the Merger (see "-- CONDITIONS TO THE MERGER"). The closing of the Merger (the "Closing") will take place on a date mutually agreed upon by Damen and MidCity Financial (the "Effective Date"). The parties will execute, acknowledge and file with the Secretary of State of the State of Delaware, in accordance with governing corporate law, the Certificate of Merger on the Effective Date upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement. The Effective Time of the Merger will be as of the filing and acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware.

EXCHANGE OF CERTIFICATES BY DAMEN STOCKHOLDERS

        As soon as possible after the Effective Time, MidCity Financial will instruct MidCity National Bank of Chicago, or another bank or trust company designated by MidCity Financial (the "Exchange Agent"), to mail to each holder of record of Common Stock transmittal materials for use


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




in effecting the surrender of such holder's Damen Common Stock certificates (the "Certificates") for an amount of cash equal to the product of the Merger Consideration ($18.35) multiplied by the number of shares represented by such Certificate(s). MidCity Financial will deposit with the Exchange Agent the Merger Consideration on the Effective Date. Any earnings on these funds are the sole property of MidCity Financial.

        STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

        Following the consummation of the Merger, upon the delivery by a Stockholder to the Exchange Agent of all necessary transmittal materials and the Certificates, there will be mailed to such Stockholder a check for the Merger Consideration to which such Stockholder is entitled, less any applicable withholding taxes. Payment may be made to a person other than the person in whose name the surrendered Certificate is registered only if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new person and by evidence that any applicable stock transfer taxes have been paid.

        Until so surrendered, each such outstanding Certificate formerly representing shares of Common Stock (other than shares held by persons pursuing dissenters' appraisal rights) shall be deemed for all purposes to evidence solely the right to receive the Merger Consideration to which such Stockholder is entitled pursuant to the Merger Agreement. If any holder of the Common Stock is unable to locate any Certificate evidencing the Common Stock such Stockholder must submit to the Exchange Agent an affidavit of lost certificate and indemnification agreement in form acceptable to Damen and MidCity Financial and, if required by MidCity Financial, a surety bond in an amount equal to the amount to be delivered to such Stockholder, in lieu of such Certificate.

        All Merger Consideration held by the Exchange Agent for payment or delivery to the holders of undelivered Certificates unclaimed at the end of ___________ from the Effective Time shall be repaid or redelivered by the Exchange Agent to MidCity Financial, after which time any holder of Certificates who has not theretofore delivered such Certificates to the Exchange Agent shall look only to MidCity Financial for payment or delivery of such amounts.

DISSENTERS' APPRAISAL RIGHTS

        Each Stockholder has the right to demand the appraised value of his or her shares of Damen Common Stock in cash if the Stockholder follows the procedures set forth under Section 262 of the DGCL.

        Under the DGCL, a Stockholder may demand an appraisal of the fair value (as determined pursuant to Section 262 of the DGCL) of his or her shares of Common Stock and payment of such fair value to the Stockholder in cash if the Merger is consummated. Damen, as the surviving corporation, will pay to such Stockholder the fair value of such Stockholder's shares of Common Stock if such Stockholder (a) files with Damen, prior to the vote at the Special Meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the Merger; (c) continues to hold his or her shares through the Effective Time; and (d) does not withdraw the demand for appraisal within a period of 60 days after the Effective Date. Such demand


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




shall be sufficient if it reasonably informs Damen of the identity of the Stockholder and that the Stockholder intends thereby to demand an appraisal of his or her shares. A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING APPRAISAL RIGHTS. A VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS.

        ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE ADDRESSED TO: DAMEN FINANCIAL CORPORATION, 200 WEST HIGGINS ROAD, SCHAUMBURG, ILLINOIS 60195,
ATTENTION: JANINE M. PORONSKY, BEFORE THE TAKING OF THE VOTE CONCERNING THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND SHOULD BE EXECUTED BY, OR ON BEHALF OF, THE HOLDER OF RECORD.

        To be effective, a demand for appraisal must be executed by or for the Stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such Stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

        If Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Common Stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock in the name of such record owner.

        If at any time within the 60-day period after the Effective Time, a Stockholder withdraws his or her demand for appraisal, then he or she will be deemed to have accepted the terms offered pursuant to the Merger. After the 60-day withdrawal period, a Stockholder may withdraw only with the consent of Damen. Within 10 days after the Effective Time, Damen (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each Stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, any Stockholder who has validly perfected appraisal rights shall be entitled, upon written request, to receive from Damen a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Damen shall respond to such request within 10 days after receipt or within 10 days after the date of the Meeting, whichever is later. Within 120 days after the Effective Time, Damen or any such Stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Common Stock held by Stockholders seeking appraisal. The DGCL contemplates a single proceeding in the Delaware Court of Chancery that will apply to all Stockholders who have perfected their appraisal rights, whether or not such Stockholders have individually filed a petition seeking appraisal with the Court of Chancery. If neither Damen nor any of the Stockholders who have perfected their appraisal rights has filed a petition in the Court Chancery within the 120-day period following the Effective Time, such appraisal rights will be waived, and the Stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of Common Stock, the amount of cash equal to the Merger consideration (i.e., $18.35 per share of Common Stock). Damen has no present intention to file such a petition with the Delaware Court of Chancery.

        If a petition for appraisal is filed by a Stockholder, a copy of the petition will be served on Damen, which then will have 20 days after such service to file with the Register of the Delaware Court of Chancery a verified list of Stockholders who have perfected appraisal rights but have not yet reached agreement as to value with Damen. If the petition is filed by Damen, such verified list must accompany the filing. The Register, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Damen and each Stockholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

        The Court of Chancery shall conduct a hearing on the petition for appraisal at which the Court will determine the Stockholders who have properly perfected appraisal rights with respect to their shares and may require such Stockholders to submit the certificates evidencing their Common Stock to the Register of the Court for notation of the pendency of the appraisal proceeding thereon. Failure to comply with such direction may result in dismissal of the proceeding as to such noncomplying Stockholder. After determining the Stockholders entitled to appraisal, the Court, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either Damen or any of the Stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the Stockholders entitled to appraisal. Any Stockholder whose name appears on the verified list submitted by Damen and who has submitted such Stockholder's certificates of stock to the Register of Chancery, if such is required, may participate in the appraisal proceedings until it is finally determined by the Court that that Stockholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to Damen of the certificate(s) representing such shares of Damen Common Stock. Upon payment of the judgment, the Stockholder who sought appraisal shall cease to have any interest in such shares or in Damen.

        Section 262 provides fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration if they do not seek appraisal of their shares of Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

        Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Damen and the Stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of any Stockholder, the Court may determine the amount of interest, if any, to be paid upon the value of the stock of Stockholders entitled thereto. Upon application of a Stockholder, the Court may order all or a portion of the expenses incurred by any Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective
Time) or to receive the payment of the Merger Consideration. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such Stockholder delivers to Damen a written withdrawal of such Stockholder's demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Damen, then the right of such Stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any Stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

        THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF
SECTION 262 OF THE DGCL WHICH IS ATTACHED HERETO AS APPENDIX D. DAMEN STOCKHOLDERS WHO ARE INTERESTED IN PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DGCL IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

         IT IS A CONDITION TO DAMEN'S OBLIGATION TO CONSUMMATE THE MERGER, THAT APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING DAMEN COMMON STOCK. SEE "-- CONDITIONS TO THE MERGER."

REGULATORY APPROVALS


        Damen and MidCity Financial are both bank holding companies subject to the regulatory authority of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). A merger transaction involving two bank holding companies, such as the Merger, is generally subject to the prior Federal Reserve Board approval requirement under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Federal Reserve Board's regulations, however, exempts certain bank holding company merger transactions from the prior Federal Reserve Board approval requirement if, among other things, the transaction also involves a contemporaneous bank merger which is subject to the prior approval of a federal supervisory agency under the Bank Merger Act. To qualify for the exemption, (i) the transaction must not involve the acquisition of any nonbank company that would require prior approval under Section 4 of the BHCA, (ii) MidCity Financial must meet the Federal Reserve Board's capital adequacy guidelines both before and after the transaction, (iii) MidCity Financial must provide written notice of the Merger and the contemporaneous bank merger at least ten days prior to the consummation of the transactions, and (iv) the Federal Reserve Bank of Chicago must not inform MidCity Financial that an application would be required under Section 3 of the BHCA.

        MidCity Financial intends to merge, contemporaneously with the Merger, Damen National Bank with and into The Mid-City National Bank of Chicago. The bank merger must be approved by the Comptroller of the Currency (the "Comptroller") under the Bank Merger Act. MidCity Financial intends to obtain the prior approval of the Comptroller and request an exemption from the prior Federal Reserve Board approval requirement.

        MidCity Financial intends to file an application with the Comptroller and provide written notice of the transactions to the Federal Reserve Board prior to the Meeting. MidCity Financial anticipates obtaining the approval of the Comptroller during the second quarter of 1999. There can be no assurance as to the timing of such approval or that the Comptroller will approve the application. In addition, there can be no assurance that the Federal Reserve Board will not require an application under the BHCA.

        The Bank Merger Act and the regulations promulgated pursuant thereto, require the Comptroller when considering an application under the Bank Merger Act, to take into consideration the financial and managerial resources, and the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the Comptroller will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

        The Bank Merger Act and the regulations promulgated pursuant thereto prohibit the Comptroller from approving a merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Comptroller finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Comptroller must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

        The Comptroller will furnish notice and a copy of the application for approval of the transactions to the FDIC and the Federal Reserve Bank of Chicago. These agencies have thirty days to submit their views and recommendations to the Comptroller. Applicable federal law provides for the publication of notice and public comment on applications filed with the Comptroller and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

        In addition, under federal law, a period of up to thirty days must expire following approval by the Comptroller within which period the United States Department of Justice (the "Department of Justice") may file objections to the transactions under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While Damen believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

        The transactions may not be consummated until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the date of the requisite Comptroller approval, during which period the Department of Justice may comment adversely on the transactions (which has the effect of extending the waiting period to the 30th day following approval) or challenge the transactions on antitrust grounds. The commencement of an antitrust action would delay the effectiveness of such an approval unless a court specifically orders otherwise. This post-decision waiting period, however, may not be applicable to certain affiliated transactions.

        It is a condition to the consummation of the Merger that the Comptroller and/or the Federal Reserve Board approval not require MidCity Financial to take any action to meet any condition required to obtain such approval if such condition would reduce the benefits of the transactions contemplated by the Merger Agreement in such a material manner that MidCity Financial, in its good faith and reasonable judgment, would not have entered into the Merger Agreement had such condition been known as of February 22, 1999. There can be no assurance that the Comptroller and/or the Federal Reserve Board approval will not contain any such conditions.

        THE MERGER WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVAL. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL WILL NOT CONTAIN A CONDITION OR RESTRICTION WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.

BUSINESS PENDING THE MERGER AND OTHER COVENANTS

        Damen has agreed to conduct its business in accordance with certain guidelines contained in the Merger Agreement. Damen has agreed that pending the consideration of the Merger, it (and its subsidiaries) will: (a) conduct its business and engage in transactions only in the ordinary course of business, consistent with prudent banking practices; (b) use commercially reasonable efforts to maintain all of its assets in good operating condition and repair;
(c) not take any actions which will cause it to be in violation of any of its representations or warranties; and (d) use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve the good will of its customers and others with whom business relationships exist.

        Damen has also agreed that it will not, and not permit any of its subsidiaries, to: (1) change any provision of its charter or by-laws; (2) change the number of shares of its authorized or issued capital stock or issue or grant any option relating to its stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its stock, or declare or pay any dividend in respect of its stock (other than up to a maximum of a $.12 per share quarterly dividend) or acquire any shares of its stock (other than pursuant to the exercise of stock options outstanding as of February 22, 1999, or under the ESOP or the RRP); (3) materially change the number of employees or grant any severance pay to (other than as required pursuant to agreements or policies currently in effect) or enter into or amend any employment or severance agreement for any of its current or former directors, officers, employees, consultants or independent contractors; adopt any new benefit plan; or increase any compensation or benefits except for normally scheduled increases for employees who are not officers; (4) enter into any transaction or incur any liability, except liabilities incurred in the ordinary course of business consistent with past practices; (5) except as may be required by bank regulators, change its material operating policies; (6) incur any capital expenditures which exceed $10,000 individually or $25,000 in the aggregate; (7) except in the ordinary course of business consistent with past practices, sell, mortgage or otherwise dispose of (i) any loans made prior to February 22, 1999, (ii) any investment from its investment portfolios or (iii) any assets; (8) make, or commit to make, any loan or other extension of credit, except within the guidelines specified in the Merger Agreement; (9) purchase or make any commitment to purchase any participation in any loan which is secured by undeveloped land or not consistent with prudent banking practice; (10) invest its funds other than in Federal funds and securities of the United States Government or instrumentalities or agencies thereof with maturities of three years or less; (11) increase the rate of interest offered for deposits to customers unless rates are also being increased by competitors; (12) satisfy any lien or any obligation other than in the ordinary course of business and consistent with prudent banking practice; (13) commit any act or omission which constitutes a material breach or default under any contract or license; (14) fail to comply with any laws or regulations applicable to it in a manner material and adverse to its business, or take any action to cause the termination or cancellation by the FDIC of insurance; (15) make any change in the method of accounting; (16) pledge or commit to make any contributions to political, charitable, social or other similar organizations; (17) pursue actions with respect to branching or site location or relocation; (18) change existing insurance coverage; (19) waive any material rights or claims; (20) commence any foreclosure proceeding, workout or other renegotiation of outstanding loans; (21) except as required in accordance with the exercise of the Board's fiduciary duties or as otherwise required by law, and except as contemplated by the Merger Agreement, convene any meeting of Stockholders, or determine to submit any matter for Stockholder action; (22) take any action, or knowingly omit to take any action, that would or that would reasonably be expected to, (i) result in any of the Closing conditions not being satisfied,
(ii) delay or adversely affect the ability of Damen to obtain any approvals required to permit consummation of the Merger, or (iii) adversely affect its ability to perform its obligations under the Merger Agreement; and (23) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        In the Merger Agreement, Damen agreed that it would immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal (as defined below). In addition, Damen (and its subsidiaries and representatives) may not (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal; or (iii) agree to enter into any agreement with respect to a Takeover Proposal. If, at any time prior to the approval by the Stockholders of the Merger Agreement, the Board determines in good faith, after receipt of a written opinion from its counsel, Hinshaw & Culbertson, that its fiduciary responsibilities to the Stockholders under applicable law would so require, Damen may, in response to a Takeover Proposal which was not solicited subsequent to February 22, 1999, furnish information with respect to Damen to any person pursuant to a confidentiality agreement on terms no less restrictive than those binding on MidCity Financial. For purposes of the Agreement, "Takeover Proposal" means (x) any bona-fide cash proposal from any third party relating to a direct or indirect acquisition of the shares of Common Stock, a cash tender or exchange offer for the shares of Common Stock then outstanding, or a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Damen or any of its subsidiaries in each case at a per share price in cash higher than the Merger Consideration and for which financing, to the extent required, is in the good faith judgment of the Board reasonably capable of being obtained by such third party, and in each case other than the transactions contemplated by the Merger Agreement, or (y) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to MidCity Financial of the transactions contemplated by the Merger Agreement.

        Damen must promptly inform MidCity Financial of any inquiry (including the terms thereof and the identify of the third party making such inquiry) which it may receive in respect of a Takeover Proposal, and furnish to MidCity Financial a copy of any such written inquiry.

        If Damen shall have received a Takeover Proposal that the Board determines, after receiving the advice of its outside counsel, that to proceed with the Merger, in light of such proposal, would violate the fiduciary duties of the Board to the Stockholder, Damen may terminate the Merger Agreement. In such event, Damen must deliver within at least five business days written notice to MidCity Financial of its intent to terminate, and thereafter pay to MidCity Financial a termination fee of $1.0 million plus reimburse MidCity Financial for its reasonable out-of-pocket expenses (including, without limitation, fees, expenses or any other amounts paid or payable to banks, financial institutions, investments bankers, attorneys, accountants, consultants and printers).

        In connection with this Meeting, the Merger Agreement provides that the Board shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MidCity Financial, the approval or recommendation by such Board of the Merger. The Board, however, may modify or withdraw such recommendation, if the Board determines in good faith by majority vote, based on the written opinion of its counsel, Hinshaw & Culbertson, that it would be a breach of its fiduciary duties not to so modify or withdraw such recommendation.

        Under the terms of the Merger Agreement, Damen must also (i) confer on a regular basis with representatives of MidCity Financial and report the general status of the ongoing operations of Damen; (ii) promptly notify MidCity Financial of any material change in the normal course of business; and (iii) as promptly as practicable provide certain specified information to MidCity Financial.

        The Merger Agreement obligates each party to give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part to be untrue, inaccurate or incomplete in any material respect, (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it, and (iii) any event or series of events which is likely to result in a Material Adverse Effect (as defined in the Merger Agreement) on it (but in the case of MidCity Financial, only if such event is likely to adversely affect the ability of MidCity Financial to complete the Merger).

        Damen is obligated to deliver to MidCity Financial at least 30 days prior to the Effective Date, at its own expense, a title commitment covering all of its properties and surveys on all of its properties. Damen must deliver, at its expense, to MidCity Financial owner's title insurance policies 30 days prior to the Effective Date.

REPRESENTATIONS AND WARRANTIES

        Damen and MidCity Financial made a series of representations and warranties to each other in the Merger Agreement which are customary for a transaction of this type. It is a condition of the Closing that each party's representations and warranties must be accurate in all material respects as of the Effective Time. See "-- CONDITIONS TO THE MERGER." As of the date of this Proxy Statement, neither Damen nor MidCity Financial has any knowledge that this condition will not be satisfied as of the Effective Time.

CONDITIONS TO THE MERGER

        The obligations of MidCity Financial and Damen to consummate the Merger are subject to the satisfaction or waiver by Damen or MidCity Financial, as the case may be, of the following conditions, among others: (1) all necessary regulatory or governmental approvals and consents required to consummate the Merger shall have been obtained and all required waiting periods shall have expired; (2) none of MidCity Financial, Acquisition Corp, Damen or any of Damen's subsidiaries shall be subject to any order, decree or injunction which enjoins, restrains or prohibits the Merger; (3) the Merger shall have been approved by the requisite vote of the Stockholders of Damen in accordance with applicable law; and (4) Damen shall have received the fairness opinion of Keefe Bruyette and it shall not have been withdrawn or materially and negatively modified.

        The obligations of MidCity Financial under the Merger Agreement shall be further subject to the satisfaction of the following conditions (unless waived by MidCity Financial): (1) the Merger shall have been approved by appropriate vote of the holders of shares of Damen Common Stock with holders of no more than 5% of the shares asserting appraisal rights; (2) each of the obligations of Damen set forth in the Merger Agreement required to be performed by it shall have been duly performed and complied with in all material respects and the representations and warranties of Damen contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (3) all required material permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies shall have been obtained, and shall not contain any term or condition which MidCity Financial reasonably determines to be materially burdensome to MidCity Financial or its present or intended operations; (4) MidCity Financial shall have received an opinion from Damen's counsel, Hinshaw & Culbertson, on certain matters; (5) no legal, administrative, arbitration or other proceeding shall have been instituted or, in the reasonable opinion of MidCity Financial, be imminent to enjoin, restrain or prohibit the Merger, or which, in the reasonable opinion of MidCity Financial, could materially reduce or impair the value of Damen and its subsidiaries, and no judgment, order or decree of any court shall be in effect, and no statute or rule, order or regulation of any governmental agency shall be in effect that, in the reasonable opinion of MidCity Financial, materially reduces or impairs the value of Damen and its subsidiaries; (6) from September 30, 1998 to the Effective Time, Damen shall not have suffered a Material Adverse Effect (as defined in the Merger Agreement); (7) MidCity Financial shall have received certificates from appropriate authorities as to the valid existence and good standing of Damen and its subsidiaries; (8) MidCity Financial shall have received the resignations and releases, effective as of the Effective Time, of Janine M. Poronsky, Kenneth D. Vanek, Mary Beth Poronsky Stull and Gerald J. Gartner in form and substance acceptable to MidCity Financial; (9) Damen shall have furnished MidCity Financial with a certificate of its officers to evidence fulfillment of certain conditions; (10) no more than two percent (2%) of Damen National Bank's total loans, by an aggregate principal amount, shall be past due 90 days; (11) MidCity Financial shall have received the proposed updates to Damen's disclosure schedule in form and substance reasonably acceptable in MidCity Financial; (12) MidCity Financial shall have received satisfactory evidence of the termination of all litigation against Damen; (13) MidCity Financial shall have received documentation in form and substance reasonably acceptable to it evidencing the termination of Damen's stock option plan and its ESOP; and (14) MidCity Financial shall have received executed agreements cancelling Damen's outstanding options (whether or not vested) and unvested RRP awards.

        The obligations of Damen under the Merger Agreement shall be further subject to the satisfaction of the following conditions (unless waived by Damen): (1) each of the obligations of MidCity Financial set forth in the Merger Agreement required to be performed by it shall have been duly performed and complied with in all material respects and the representations and warranties of MidCity Financial contained in the Agreement shall have been true and correct in all material respects as of the Effective Time; (2) MidCity Financial shall have furnished Damen with a certificate of its officers to evidence fulfillment of certain conditions; and (3) Damen shall have received evidence that the Exchange Agent has received the Merger Consideration.

        As of the date of this Proxy Statement, neither Damen nor MidCity Financial has any knowledge that any of the aforementioned Closing conditions will not be satisfied by the Effective Time. For purposes of the Merger Agreement, a "Material Adverse Effect" means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations of Damen or MidCity Financial on a consolidated bases or on the ability of Damen or MidCity Financial to consummate the transactions contemplated by the Merger Agreement.

WAIVER AND AMENDMENT; TERMINATION

        Prior to the Effective Time, the Damen and MidCity Financial Boards may extend the time for performance of any obligation under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to the DGCL, the Merger

Agreement may be amended by action of the Damen and MidCity Financial Boards at any time before or after approval of the Merger Agreement by the Stockholders of Damen.

        The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties or by Damen or MidCity Financial if the Effective Date shall not have occurred by December 1, 1999. In addition, the Merger Agreement may be terminated at any time prior to the Effective Date: (i) by the party for whose benefit a Closing condition exists, if the Closing condition has not been satisfied by September 30, 1999, unless the failure to satisfy such condition is due to a breach of the Merger Agreement by the party who is seeking to terminate the Merger Agreement; (ii) by Damen or MidCity Financial if any representation or warranty made by the other party is discovered to be or to have been untrue, incomplete or misleading in any material aspect and such breach (if capable of cure) remains uncured for a period of 30 days after notice; (iii) by Damen or MidCity Financial if any covenant is breached in any material respect by the other party and such breach (if capable of cure) remains uncured for a period of 30 days after notice; (iv) by MidCity Financial if Damen's Board shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to MidCity Financial, its approval or recommendation of the Merger or shall have recommended acceptance of any Takeover Proposal (as defined in the Merger Agreement), or shall have resolved to do any of the foregoing; or (v) by Damen if Damen shall have received a Takeover Proposal that the Board determines, after receiving the advice of its outside counsel, that to proceed with the Merger, in light of such proposal, would violate the fiduciary duties of the Board to the Stockholders; Damen must deliver within at least five business days written notice to MidCity Financial of its intent to terminate, and thereafter pay to MidCity Financial a termination fee of $1.0 million plus reimburse MidCity Financial for its reasonable out-of-pocket expenses (including, without limitation, fees, expenses or any other amounts paid or payable to banks, financial institutions, investments bankers, attorneys, accountants, consultants and printers).

        In the event of termination of the Merger Agreement, the Merger Agreement shall be void and there shall be no liability on the part of MidCity Financial or Damen, except as discussed below, or their respective officers or directors. In the event of termination of the Merger Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party; or (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party; or (iii) the failure of any Closing condition which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights contained in the Merger Agreement be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

        If the Merger Agreement is terminated by Damen because it accepts a Takeover Proposal or by MidCity Financial because of actions taken by Damen with respect to a Takeover Proposal (as outlined above) and prior thereto or within 24 months after such termination:

        (i) Damen shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal or a Takeover Proposal shall have occurred, or

        (ii) the Board of Damen shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the Stockholders of Damen approve or accept any Takeover Proposal, then Damen shall pay MidCity Financial (to the extent it has not already been paid at the time of the termination of the Merger Agreement) (i) a fee equal to $1.0 million plus (ii) the amount of the reasonable out-of-pocket expenses of MidCity Financial incurred or arising in connection with the Merger (including, without limitation, fees, expenses or any other amounts paid or payable to banks, financial institutions, investments bankers, attorneys, accountants, consultants and printers).

DIVIDENDS

        Under the Merger Agreement, Damen will be permitted to declare regular quarterly cash dividends of up to a maximum of $0.12 per share.

OPERATIONS OF DAMEN AFTER THE MERGER

        In the Merger, Acquisition Corp will be merged into Damen and the separate corporate existence of Acquisition Corp will cease. MidCity Financial will thereby acquire control of Damen and its subsidiaries. After the Effective Time, Damen National Bank will be merged into MidCity Financial's national bank subsidiary, which will retain Damen National Bank's existing offices as branches. Immediately following the Merger, Damen will be completely liquidated into MidCity Financial by means of a merger and Damen's existence will cease.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        General. Certain members of Damen's management and the Board may be deemed to have certain interests in the Merger in addition to their interests as Stockholders of Damen generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification and maintenance of director and officer liability insurance coverage. In addition, the consummation of the Merger will affect certain compensation benefits payable to the executive officers of Damen and the Damen stock options and the RRP awards held by these officers and certain of the directors.

        The Damen Board was aware of all of the interests described below and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

        Employment Agreements. The four executive officers of Damen are covered by employment agreements with Damen National Bank (the "Employment Agreements"), which provide that in the event of the termination of the executive officer's employment (as defined in his or her Employment Agreement) following a change in control of Damen or Damen National Bank, the executive officer (depending upon the terms of his or her Employment Agreement) will be eligible to receive compensation equal to 200% or 299% of his or her applicable compensation from Damen National Bank. The applicable compensation is based on an average of taxable compensation for the five most recent calendar years ending prior to the occurrence of the change in control. The applicable compensation would be payable within 25 business days of such officer's termination. In addition, Damen National Bank is obligated to provide such executive officers such health benefits as are maintained for executive officers of Damen National Bank from time to time during the remaining term of the respective Employment Agreement.

        The consummation of the Merger will constitute a change in control of Damen National Bank for purposes of the Employment Agreements. MidCity Financial has indicated that it intends to terminate the executive officers of Damen. Based on each executive officer's applicable compensation, the maximum aggregate amount of cash compensation payable to these officers is as follows: Mary Beth Poronsky Stull - $723,568; Janine M. Poronsky - $470,487; Gerald J. Gartner - $339,980; and Kenneth D. Vanek - $291,672.

        Stock Options. The executive officers and directors of Damen held stock options covering an aggregate of 382,812 shares of Common Stock as of the Record Date; options representing the right to acquire 214,977 shares of Common Stock will have vested prior to the consummation of the Merger. The stock option plans and the awards were approved by the Stockholders in May of 1996. The Merger Agreement provides (as do Damen's stock option plans) that upon the consummation of the Merger, the holders of unexercised vested options will receive the difference between the option exercise price and the $18.35 per share cash price for each share covered by an option. Set forth below is certain information with respect to Damen stock options held by Damen's directors and executive officers. The information assumes the Merger will be consummated on June 30, 1999 and that no options will be exercised prior to the Effective Time:


                                     OPTION        VESTED OPTIONS FOR                              UNVESTED OPTIONS FOR
                                    EXERCISE           SHARES OF               VALUE OF                 SHARES OF
NAME                                 PRICE            COMMON STOCK          VESTED OPTIONS(1)        COMMON STOCK(2)
----                                --------       ------------------       ----------------       --------------------
Mary Beth Poronsky Stull            $11.625           51,851                $  348,698                  44,836

Janine M. Poronsky                   11.625           43,728                   294,071                  30,154

Kenneth D. Vanek                     11.625           36,897                   248,132                  24,599

Gerald J. Gartner                    11.625           36,897                   248,132                  24,599

Charles J. Caputo                    11.625            7,934                    53,356                   7,936

Carol A. Diver                       11.625            9,901                    66,584                   7,936

Mark C. Guinan(3)                    11.625           11,901                    80,034                   7,936

Edward R. Tybor                      11.625            7,934                    53,356                   7,936

Nicholas J. Raino                    14.563            7,934                    30,046                  11,903
                                                     -------                ----------                 -------
             TOTAL                                   214,977                $1,422,409                 167,835
                                                     =======                ==========                 =======

------------------------

(1) Represents the difference between the Merger Consideration ($18.35) and the option exercise price.

(2) The unvested options (with an estimated value of $1,093,720) will be cancelled upon the consummation of the Merger. No payment will be made to the directors or executive officers for these unvested stock options.
(3)  Dr. Guinan serves as a director of Damen National Bank.

        Recognition and Retention Plans. Under Damen's RRPs, directors and executive officers of Damen have been awarded shares of Common Stock subject to certain vesting requirements. The RRPs and the awards were approved by Stockholders in May of 1996. Set forth below is certain information with respect to RRP awards held by Damen's directors and executive officers as of the anticipated Effective Date (June 30, 1999):


                                        VESTED RRP       VALUE OF VESTED      UNVESTED RRP
        NAME                              SHARES          RRP SHARES(1)         SHARES(2)
        ----                            ----------       ---------------      -------------
Mary Beth Poronsky Stull                  23,805            $436,822              15,870

Janine M. Poronsky                        16,662             305,748              11,110

Kenneth D. Vanek                          11,901             218,383               7,936

Gerald J. Gartner                         11,901             218,383               7,936

Charles J. Caputo                          4,761              87,364               3,174

Carol A. Diver                             4,761              87,364               3,174

Mark C. Guinan                             4,761              87,364               3,174

Edward R. Tybor                            4,761              87,364               3,174

Nicholas J. Raino                          3,174              58,243               4,761

Albert C. Baldermann                       1,587              29,121               6,348
                                          ------          ----------              ------
           TOTAL                          88,074          $1,616,156              66,657
                                          ======          ==========              ======

------------------------

(1) Determined by multiplying the number of vested RRPs by the Merger Consideration ($18.35).

(2) The unvested RRPs, with an estimated value of $1,223,156 (66,657 x $18.35) will be cancelled upon the consummation of the Merger. No payment will be made to the directors or executive officers for these unvested RRPs.

        ESOP. Prior to the Effective Time, Damen and its representatives will use commercially reasonable efforts to cause Damen to (i) amend its ESOP to provide for applying so much as is necessary of the Merger Consideration received by the ESOP with respect to unallocated shares of Common Stock to repay in full the outstanding balance of the ESOP loan and allocating the remainder, if any, of the Merger Consideration received by the ESOP with respect to unallocated shares of Common Stock as earnings to the accounts of ESOP participants and former participants in proportion to their account balances;
(ii) amend the ESOP to provide for its termination effective as of the Effective Time; (iii) submit to the appropriate office of the Internal Revenue Service an application for determination on termination of the ESOP; and (iv) otherwise maintain the status of the ESOP as a plan qualified under the Internal Revenue Code. At the Effective Time, Damen will cause the outstanding balance of the ESOP loan to be repaid in full with the Merger Consideration received by the ESOP as to unallocated shares of Common Stock.

        Under the ESOP, 80,982 shares of Common Stock have been allocated to the accounts of ESOP participants and 233,920 shares are held in a suspense account to secure a loan made to the ESOP to acquire shares of Common Stock. The ESOP will receive $4,292,432 for the shares of Common Stock held in the suspense account and will repay the ESOP loan (the balance of which is $___________ as of Record Date). If the Internal Revenue Service issues a favorable determination letter with respect to the termination of the ESOP (including the proposed allocation of Merger Consideration), Damen will, as soon thereafter as it deems practicable, (A) make the proposed allocation of the amount of Merger Consideration received by the ESOP as to unallocated shares and not needed to repay the ESOP loan balance to the accounts of currently employed ESOP participants; (B) terminate the ESOP; (C) cause all accrued benefits in the ESOP to become fully vested and nonforfeitable as of the Effective Time; and (D) distribute all ESOP accounts to the current and former participants (or, in the case of deceased participants, their beneficiaries) entitled to them, in accordance with the terms of the ESOP.

        All executive officers are fully vested in their accounts under the ESOP as of the Record Date without regard to the Merger. The anticipated ESOP proceeds, payable to each of Damen's executive officers is as follows: Mary Beth Poronsky Stull - $_______; Janine M. Poronsky -$_______; Kenneth D. Vanek - $_______; and Gerald J. Gartner - $_______.

        Director Emeritus Programs. Under Damen's "Director Emeritus Program," any director of Damen who was serving as a director as of July 21, 1998 and who terminates his/her service as a director of Damen for any reason (other than removal for cause) may participate as a "Director Emeritus" for up to five years. A Director Emeritus may attend Board meetings but will not be eligible to vote and will be obligated to provide limited consulting services to the Board. A Director Emeritus will receive an annual fee of $1,200 payable in monthly installments of $100. Damen National Bank operates a "Director Emeritus Program" for any director of the Bank who was serving as a director as of July 21, 1998 and who terminates his/her service as a director of the Bank for any reason (other than removal for cause). A Bank Director Emeritus will receive an annual fee of $3,000 payable in monthly installments of $250 and may participate in this program for up to five years. Four of the current directors of Damen (Ms. Poronsky Stull, Ms. Diver, Mr. Raino and Mr. Baldermann) also serve as directors of Damen National Bank; all such directors will begin participating in the "Director Emeritus Programs" upon the consummation of the Merger.

        Directors and Officers Indemnification Rights. The Merger Agreement provides that, upon consummation of the Merger, MidCity Financial will cause Damen to maintain, except as may be limited by applicable law, all rights of indemnification currently provided by Damen in favor of its current and former directors and officers on terms no less favorable than those provided in the charters or bylaws of Damen or Damen National Bank or otherwise in effect on December 31, 1998, for a period of not less than two (2) years from the Effective Time with respect to matters occurring prior to the Effective Time. In addition, MidCity Financial has agreed that, prior to or at the Effective Time, it will purchase (or permit Damen to purchase) at a cost not to exceed $50,000 tail director and officer insurance for the directors and officers of Damen which insurance shall provide coverage for at least two years substantially equivalent to the coverage currently in effect (but without any deductible applicable to any such officer or director) relating to acts or omissions occurring on or before the Effective Date.

EFFECT ON EMPLOYEE BENEFITS

        MidCity Financial shall assume and honor the Damen Federal Bank for Savings Employee Severance Compensation Plan (the "Severance Plan"). Effective at the Effective Time, further participation in the Severance Plan shall be frozen, and no individual who is not already a participant in the Severance Plan at the Effective Time will become one after the Effective Time. Moreover, no individual who is a participant in the Severance Plan at the Effective Time or who would then be a participant in the Severance Plan but for the fact that he or she has entered into an employment contract, change of control agreement or severance agreement with Damen or any affiliate of Damen, shall be entitled to participate in any plan of MidCity Financial or any of its affiliates offering severance benefits.

        If and to the extent employee benefit plans sponsored by Damen are terminated as of or after the Effective Time, and Damen Employees are instead covered after the Effective Time under employee benefit plans maintained by MidCity Financial or its subsidiaries (each a "MidCity Financial Benefit Plan"), they will be given credit for service with Damen in determining eligibility for and vesting in benefits under the MidCity Financial Benefit Plans, but not for purposes of benefit accrual.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS STOCKHOLDERS, IF ANY,
(A) WHO RECEIVED STOCK OPTIONS OR RRPS AS COMPENSATION, (B) THAT HOLD DAMEN COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR (C) THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. THIS DISCUSSION DOES NOT COVER ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY TAX MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

        The following discussion of material federal income tax consequences of the Merger under present law is for general information only and does not purport to be a complete analysis of all tax consequences that may be relevant to any particular Stockholder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, employee stockholders, foreign corporations and persons who are not citizens or residents of the

United States) may be subject special rules not discussed below. The discussion assumes that each Stockholder holds shares of Common Stock as a capital asset within the meaning of Section 1221 of the Code. However, certain Stockholders who are employees or directors of Damen will not be entitled to treat certain of the shares which they may have acquired from Damen as capital assets or a portion of the gain on the sale of such shares as capital gain because they will be required to report any gain on the sale of the shares as taxable compensation from Damen.

        The receipt of cash in exchange for shares of Common Stock pursuant to the Merger or pursuant to the exercise of dissenters' appraisal rights by Stockholders will be treated as a sale or exchange of the shares of Common Stock for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. Each Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for the shares of Common Stock and the adjusted basis of his shares of Common Stock surrendered.

        Except for gain attributable to certain shares owned by employees or directors of Damen as described above, gain or loss on the sale of the shares by non-corporate Stockholders will be a long-term capital gain or loss if the shares of Common Stock have been held by the Stockholder for more than one year. Otherwise, gain or loss on the sale of the shares will be a short-term capital gain or loss. The holding period with respect to the shares of Common Stock must be calculated separately with respect to each block of shares of Common Stock held by a Stockholder.

        For non-corporate taxpayers, the tax rate on long-term capital gains depends on the type of asset sold. If the asset is stock, other than certain small business stock under Section 1202 of the Code, the rate is generally 20%. However, the maximum tax rate on ordinary income and short-term capital gains is 39.6%. The distinction between capital gains and ordinary income is relevant in that taxpayers may be limited in their ability to deduct net capital losses (which may be deducted in full against capital gains) against ordinary income. For corporate taxpayers, net capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) and ordinary income are taxed at the same rate.

        The receipt of cash for shares of Common Stock may be subject to backup withholding at the rate of 31% unless the holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules. Back-up withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the person subject to the withholding. The back-up withholding rate should be checked to make sure it has not been changed. There is no assurance that applicable tax laws will not change prior to the Effective Date.

        EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

EXPENSES

        Except as noted, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses.

                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Damen's Common Stock is traded over the counter and is listed on the Nasdaq National Market System under the symbol "DFIN." At the Record Date, there were 2,820,154 shares of Common Stock issued and outstanding and there were approximately ___ holders of record. The table below shows the range of the common stock for each quarter of fiscal years 1997 and 1998 and for the first quarter of fiscal 1999 and through ___________, 1999. These prices do not represent actual transactions and do not include retail markups, markdowns or commissions.


            QUARTER ENDED               HIGH                LOW        PER SHARE DIVIDEND
          December 31, 1996            $12.94              $11.75            $.06
          March 31, 1997               $15.00              $12.63            $.06
          June 30, 1997                $14.75              $13.88            $.06
          September 30, 1997           $15.75              $13.88            $.06
          December 31, 1997            $17.38              $15.63            $.10
          March 31, 1998               $18.38              $16.25            $.12
          June 30, 1998                $19.25              $16.13            $.12
          September 30, 1998           $17.25              $12.13            $.12
          December 31, 1998            $16.50              $13.00            $.12
          through ________, 1999         $                   $               $


        The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.

                                     EXPERTS

        The consolidated financial statements of Damen at September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, included in Damen's Annual Report (Form 10-K) and incorporated by reference in this Proxy Statement, which is referred to and made a part of this Proxy Statement, have been audited by Cobitz, VandenBerg & Fennessey, independent auditors, to the extent indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Cobitz, VandenBerg & Fennessey has been selected as independent auditors for Damen for the fiscal year ending September 30, 1999. Damen expects that representatives of Cobitz, VandenBerg & Fennessey will be present at the Meeting with the authority to make a statement if they desire to do so and will be able to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

        If the Merger is not effected, it is anticipated Damen's next Annual Meeting of Stockholders will be held on or about April ___, 2000 (or on such other date as may be fixed by the Board), and for a Stockholder to bring a matter before the annual meeting, the Stockholder must submit such proposals by ____________, 1999. Any such proposal shall be subject to the requirements of Damen's By-laws and of the proxy rules adopted under the Exchange Act.

                                                                      APPENDIX A









                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF FEBRUARY 22, 1999


                                  BY AND AMONG


                         MIDCITY FINANCIAL CORPORATION,


                          DAMEN FINANCIAL CORPORATION


                                      AND

                               MIDCITY CFD, INC.

                               TABLE OF CONTENTS


ARTICLE 1  MERGER..................................................................  1
1.1      Merger....................................................................  1
1.2      Prior Approvals...........................................................  2
1.3      Effects of the Merger.....................................................  2
1.4      Certificate of Incorporation and By-Laws..................................  2
1.5      Directors and Officers....................................................  2
1.6      Effective Date and Time...................................................  2

ARTICLE 2  CONSIDERATION...........................................................  3
2.1      Merger Consideration......................................................  3
2.2      Effect of Conversion of Shares............................................  3
2.4      Dissenting Shares.........................................................  4
2.5      Delivery of Consideration.................................................  4
2.6      Transfer..................................................................  5
2.7      Closing of the Company's Transfer Books...................................  5
2.8      Escheat...................................................................  5

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF MIDCITY...............................  6
3.1      Organization and Good Standing............................................  6
3.2      Authority; Binding Effect.................................................  6
3.3      No Conflicts..............................................................  6
3.4      Consents and Approvals....................................................  7
3.5      Proxy Materials...........................................................  7
3.6      Broker's and Finder's Fee.................................................  7
3.7      No Litigation.............................................................  7
3.8      No Other Representations or Warranties....................................  7

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  7
4.1      Organization and Good Standing; Books and Records.........................  8
4.2      Capitalization............................................................  9
4.3      Authority; Binding Effect................................................. 10
4.4      No Conflicts.............................................................. 11
4.5      Consents and Approvals.................................................... 11
4.6      Compliance with Laws; Governmental Regulation............................. 11
4.7      SEC Reports and Financial Statements...................................... 12
4.8      Absence of Certain Changes or Events...................................... 12
4.9      Loan Portfolio; Reports................................................... 14
4.10     Regulatory Examinations................................................... 14
4.11     Properties and Assets..................................................... 14
4.12     No Liabilities............................................................ 15


4.13     Legal Proceedings......................................................... 15
4.14     Certain Contracts......................................................... 15
4.15     Taxes and Tax Returns..................................................... 16
4.16     Insurance................................................................. 17
4.17     Fiduciary Responsibilities................................................ 17
4.18     Employees and Employee Benefit Plans...................................... 17
4.19     SEC and Depositor Reports................................................. 19
4.20     Affiliate Transactions.................................................... 20
4.21     Environmental Matters..................................................... 20
4.22     Quality of Assets......................................................... 22
4.23     Policies and Procedures................................................... 22
4.24     Fees...................................................................... 23
4.25     Vote Required............................................................. 23
4.26     Indemnification........................................................... 23
4.27     Antitakeover Provisions Inapplicable...................................... 23
4.28     Power of Attorney......................................................... 23
4.29     Information Supplied...................................................... 23
4.30     Labor Matters............................................................. 23
4.31     Trademarks, Patents and Copyrights........................................ 24
4.32     Year 2000 Matters......................................................... 24
4.33     Full Disclosure........................................................... 24

ARTICLE 5  COVENANTS OF THE PARTIES................................................ 25
5.1      Conduct of the Business of the Company and Subsidiaries................... 25
5.2      Negative Covenants........................................................ 25
5.3      No Solicitation........................................................... 28
5.4      Current Information....................................................... 29
5.5      Access to Properties and Records; Confidentiality......................... 30
5.6      Regulatory and Other Matters.............................................. 30
5.7      Notification of Certain Other Matters..................................... 31
5.8      Title Matters............................................................. 31
5.9      Employee Benefits and Employees
5.10     Stockholder Approval...................................................... 33
5.11     Proxy Materials........................................................... 34
5.12     Further Assurances........................................................ 35
5.13     Public Announcements...................................................... 35
5.14     Dissenting Stockholders................................................... 35
5.15     Disclosure Schedules...................................................... 35

ARTICLE 6  CONDITIONS PRECEDENT TO THE MERGER...................................... 36
6.1      Conditions to Each Party's Obligations under this Agreement............... 36
6.2      Conditions to the Obligations of MidCity and NewCo under this Agreement... 37
6.3      Conditions to the Obligations of the Company under this Agreement......... 38


ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER....................................... 39
7.1      Termination............................................................... 39
7.2      Effect of Termination by MidCity or the Company........................... 40
7.3      Payment in Lieu of Fees and Expenses and Opportunity Costs................ 40
7.4      Amendment, Extension and Waiver........................................... 41

ARTICLE 8  MISCELLANEOUS........................................................... 41
8.1      Expenses.................................................................. 41
8.2      Notices................................................................... 41
8.3      Governing Law; Jurisdiction............................................... 42
8.4      Whole Agreement........................................................... 43
8.5      Benefit and Binding Effect................................................ 43
8.6      Survival.................................................................. 43
8.7      No Reliance on Headings; Interpretation................................... 43
8.8      Severability.............................................................. 43
8.9      Counterparts.............................................................. 43
8.10     Waiver of Jury Trial...................................................... 43
8.11     Specific Performance...................................................... 44

                                    EXHIBITS

A         [Intentionally Omitted]
B         [Intentionally Omitted]
C         Certificate of Incorporation
D         Form of Exchange Agent Agreement
6.2.4     Form of the Company Counsel Opinions
6.2.9     Form of the Company Officer's Certificates
6.3.2     Form of MidCity Officer's Certificates


                                  SCHEDULES

4.1.4     Affiliates
4.2.1     Warrants, Options, Voting Trusts, Etc.
4.2.2     Capital Structure of Subsidiaries
4.5       Consents and Approvals
4.6.1     Compliance with Laws
4.9       Indebtedness
4.10      Regulatory Examinations
4.11.1    Real Property
4.11.2    Foreclosed Property
4.13      Legal Proceedings
4.14.1    Contracts
4.15.1    Taxes
4.16      Insurance
4.18.2    Employee Benefit Plans
4.18.3    Excise Tax Liability
4.18.5    Severance Pay, Unemployment Compensation, Etc.
4.20      Affiliate Transactions
4.21      Environmental Matters
4.22      Quality of Assets
4.26      Indemnification
4.30      Labor Matters
4.32      Year 2000 Problem Status
5.2.7     Dispositions of Loans, Investments and Assets
5.2.8     Loans and Other Extensions of Credit
5.2.12    Discharges of Liens and Encumbrances and Satisfaction of Obligations
5.2.16    Charitable Donations
5.2.18    Changes in Insurance Coverage

                             INDEX OF DEFINED TERMS


TERM                                                                  SECTION
----                                                                  -------
ADA ..................................................................4.11.3
ADAAG ................................................................4.11.3
AGREEMENT ............................................................Preamble
APPLICABLE GOVERNMENTAL AUTHORITIES ..................................1.2
BRANCH PROPERTY ......................................................4.21
CANCELLATION AGREEMENT ...............................................2.3
CERCLA ...............................................................4.21
CERTIFICATE OF MERGER ................................................1.6
CERTIFICATES .........................................................2.5(a)
CODE .................................................................4.18.1
COMFORT LETTER .......................................................5.11.2(i)
COMPANY ..............................................................Preamble
COMPANY COMMON STOCK .................................................2.1(a)
COMPANY DISCLOSURE ...................................................4.0
COMPANY FINANCIAL STATEMENTS .........................................4.7
COMPANY INTERIM FINANCIAL STATEMENTS .................................4.7
COMPANY'S KNOWLEDGE ..................................................4.14.2
COMPANY PREFERRED STOCK ..............................................4.2.1
COMPANY SEVERANCE PLAN ...............................................5.9.2
COMPANY STOCK OPTION/COMPANY STOCK OPTIONS ...........................2.1(a)
COMPANY SYSTEMS ......................................................4.32
DGCL .................................................................1.3
DISSENTING SHARE .....................................................2.4
EFFECTIVE DATE .......................................................1.6
EFFECTIVE TIME .......................................................1.6
ENVIRONMENTAL LAW ....................................................4.21
ERISA ................................................................4.18.2
ERISA AFFILIATE ......................................................4.18.4
ESOP .................................................................2.1(a)
EXCHANGE ACT .........................................................3.4
EXCHANGE AGENT .......................................................2.5(a)
FACILITIES ...........................................................4.11.3
FAIRNESS OPINION .....................................................5.11.2(ii)
FDIC .................................................................1.2
FRB ..................................................................1.2
HAZARDOUS SUBSTANCE ..................................................4.21
MAILING DATE .........................................................5.11.2
MATERIAL ADVERSE EFFECT ..............................................4.1.2


TERM                                                                  SECTION
----                                                                  -------
MCNBC ................................................................2.5(a)
MEETING ..............................................................5.10
MERGER ...............................................................Recitals
MERGER CONSIDERATION .................................................2.1(a)
MID CITY .............................................................Preamble
MID CITY BENEFIT PLAN ................................................5.9.3
NEWCO ................................................................Preamble
NEWCO COMMON STOCK ...................................................2.1(a)
OCC ..................................................................1.2
OPTION PAYMENT .......................................................2.3
OPTION PLANS .........................................................2.3
OREO .................................................................4.21
PCBs .................................................................4.21
PERMITS ..............................................................4.6.1
PER SHARE PRICE ......................................................2.1(a)
PLAN/PLANS ...........................................................4.18.2
POLICY ...............................................................4.23
PROXY MATERIALS ......................................................5.11.1
RCRA .................................................................4.21
REAL PROPERTY ........................................................4.21
RELEASE ..............................................................4.21
RETURNS ..............................................................4.15.1
RRP ..................................................................2.1(a)
SEC ..................................................................4.18.6
SEC REPORTS ..........................................................4.19(b)
SECURITIES ACT .......................................................3.4
SUBSIDIARY/SUBSIDIARIES ..............................................4.1.2
SUBSIDIARY BANK ......................................................4.1.1
SURVIVING CORPORATION ................................................1.1
SURVIVING CORPORATION COMMON STOCK ...................................2.1(a)
SWDA .................................................................4.21
TAKEOVER PROPOSAL ....................................................5.3
TAXES ................................................................4.15.2
TRANSFERRED EMPLOYEE .................................................5.9.3

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated as of February 22, 1999 (this "Agreement") is entered into by and among MidCity Financial Corporation, a Delaware corporation ("MidCity"), Damen Financial Corporation, a Delaware corporation (the "Company"), and MidCity CFD, Inc., a Delaware corporation and wholly-owned subsidiary of MidCity ("NewCo").


                                R E C I T A L S:

     WHEREAS, the respective Boards of Directors of MidCity, NewCo and the Company have determined that it is in the best interests of their respective stockholders to consummate the transactions contemplated hereby in which NewCo will merge, subject to the terms and conditions set forth herein, with and into the Company (the "Merger"), so that the Company is the surviving corporation in the Merger;

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     WHEREAS, the Board of Directors of the Company has approved the execution and delivery of this Agreement so that the restrictions on "business combinations" set forth in Section 203 of the DGCL (as hereafter defined) do not and will not apply to MidCity and NewCo or their affiliates or associates as a result of the consummation of the transactions contemplated by this Agreement; and

     WHEREAS, the respective Boards of Directors of MidCity, NewCo and the Company, and MidCity, as the sole stockholder of NewCo, have each approved this Agreement, upon the terms and subject to other conditions set forth herein and the Board of Directors of the Company has adopted resolutions recommending that the Company's stockholders approve and adopt this Agreement and the Merger;

     NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, MidCity, NewCo and the Company agree as follows:


                                   ARTICLE 1
                                     MERGER

     1.1 Merger. At the Effective Time (defined in Section 1.6 hereof), (i) NewCo shall merge with and into the Company, (ii) the separate corporate existence of NewCo shall cease, and (iii) the Company shall survive and continue to exist as a Delaware corporation (the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation"). With the prior written consent of the Company (which consent shall not be unreasonably withheld), MidCity may at any time change the method of effecting the combination with the Company (including, without limitation, the provisions of this Article 1) if and to the extent MidCity deems such change to be desirable, including, without limitation, providing for a merger of the Company with another direct or indirect wholly owned subsidiary of MidCity in which the Company remains as the surviving corporation; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to the Company's stockholders as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company's stockholders as a result of receiving the consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Prior Approvals. The parties hereto acknowledge that requisite approvals must be received from or notices must be given to certain federal and state governmental bodies and agencies, including, but not limited to, the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and any other regulatory authorities having jurisdiction (collectively, the "Applicable Governmental Authorities").

     1.3 Effects of the Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and NewCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and NewCo shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as of the Effective Time as set forth in Exhibit C hereto. As so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of the Company shall be amended as of the Effective Time to read in their entirety as the By-laws of NewCo, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation, the By-laws of the Surviving Corporation or by applicable law.

     1.5 Directors and Officers. The directors and officers of NewCo immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.

     1.6 Effective Date and Time. As soon as practicable following satisfaction or waiver of the conditions set forth in Article 6 hereof, the parties shall file a Certificate of Merger in such form as is required by the DGCL (and reasonably acceptable to MidCity and NewCo) with the Secretary of State of Delaware, and the parties shall take such other actions and make all other filings as may be required by law to effectuate the Merger. The Merger shall become effective upon the filing with and acceptance by the office of the Secretary of State of Delaware of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with the DGCL. The date on which the Merger shall become effective is referred to as the "Effective Date" and the time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."


                                   ARTICLE 2
                                 CONSIDERATION

     2.1 Merger Consideration.

     (a) Except as provided in Section 2.4, at the Effective Time, (i) each then-outstanding share of common stock, par value $.01 per share, of NewCo (the "NewCo Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") and upon surrender of any certificate formerly representing shares of NewCo Common Stock, the Surviving Corporation shall promptly issue to the owner thereof a certificate representing the shares of Surviving Corporation Common Stock into which such shares of NewCo Common Stock have been converted; (ii) each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), including shares of the Company Common Stock held pursuant to the Company's employee stock ownership plan (the "ESOP") without further action, will cease to be an issued and outstanding share of the Company, and will be automatically converted into and shall become the right to receive Eighteen and 35/100 Dollars ($18.35) in cash, without regard to withholding Taxes (as defined in Section 4.15.2) and without interest, for each share (the "Per Share Price") of the Company Common Stock (the "Merger Consideration") and (iii) all outstanding options (including, but not limited to, those issued under the Company's 1996 Stock Option and Incentive Plan), restricted shares issued under the Company's 1996 Recognition and Retention Plan (the "RRP"), and rights under recognition and retention agreements and similar agreements, together with any related limited rights on shares of the Company Common Stock (singularly, a "Company Stock Option" and collectively, the "Company Stock Options"), shall be canceled on and as of the Effective Time pursuant to Section 2.3 hereof.

     (b) At the Effective Time, each share of Company Common Stock held by the Company (as treasury stock or otherwise) or held by MidCity, NewCo or any wholly-owned direct or indirect subsidiary of MidCity, NewCo or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of MidCity, NewCo, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

     2.2 Effect of Conversion of Shares. After the Effective Time and until surrendered for payment, each outstanding stock certificate which, prior to the Effective Time, represented shares of the Company Common Stock, shall for all purposes represent the right to receive an amount of cash equal to the product of the Price Per Share multiplied by the number of shares represented by such certificate, provided that, in any matters relating to such certificates, MidCity may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of the Company Common Stock at the Effective Time.

     2.3 Stock Option Plans. As promptly as practicable following the date hereof, the Company shall cause each holder of Company Stock Options to enter into a binding agreement (a "Cancellation Agreement") in form and substance reasonably acceptable to MidCity and NewCo evidencing the cancellation of all Company Stock Options held by such holder as of the Effective Time in exchange for an amount (the "Option Payment") in cash equal to the Per Share Price multiplied by the number of vested shares of Company Common Stock represented by the Company Stock Options held by such holder, less the aggregate applicable exercise price for such Company Stock Options and less applicable withholding taxes. Each Cancellation Agreement shall further provide that in consideration of the Option Payment, such holder's rights under any plan or instrument governing the Company Stock Options (collectively the "Option Plans") to any unvested shares of Company Common Stock shall lapse and be of no further effect as of the Effective Time. The surrender of a vested Company Stock Option in exchange for the Option Payment shall be deemed a release of any and all rights the holder had or may have had in the Company Stock Option or under the related Option Plan. The Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time, no current or former employee director, consultant or other person shall have any option to purchase shares of Company Common Stock, or any other equity interests in the Company or NewCo under any Option Plan.

     2.4 Dissenting Shares. A "Dissenting Share" shall mean a share of the Company Common Stock held by any person who properly exercises appraisal rights, if any, under the DGCL with respect to such share and does not vote such share for the Merger or consent thereto in writing. The holder of any Dissenting Share shall have the rights provided by Section 262 of the DGCL, subject to the limitations contained in such law. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Price payable in respect of such Dissenting Shares pursuant to Section 2.1.

     2.5 Delivery of Consideration.

     (a) The MidCity National Bank of Chicago ("MCNBC"), or another bank or trust company designated by MidCity and reasonably acceptable to the Company, shall act as the exchange agent (in such capacity, the "Exchange Agent") for the benefit of the holders of shares of the Company Common Stock, for the exchange of a certificate or certificates which, immediately prior to the Effective Time, represented shares of the Company Common Stock (the "Certificates") that were converted into the right to receive the Per Share Price pursuant to Section 2.1, all in accordance with this Article 2. MidCity will deposit with the Exchange Agent on the Effective Date the Merger Consideration to be paid in respect of the shares of the Company Common Stock (other than amounts for Dissenting Shares) pursuant to an Exchange Agent Agreement between MidCity, the Company and the Exchange Agent in substantially the form of Exhibit D hereto (together with such reasonable changes thereto as the Exchange Agent may request to facilitate among other things the rights, duties and liabilities of the Exchange Agent thereunder, and the method of accepting and paying for shares of Company Common Stock in connection with the Merger). Any earnings or interest on amounts so deposited shall be the sole property of MidCity and shall be distributed to MidCity from time to time upon its request.

     (b) As soon as possible after the Effective Time, MidCity will instruct the Exchange Agent to mail to each holder of record of the Company Common Stock, addressed to the most current address of such stockholder according to the records of the Company, a letter of transmittal for use in exchanging such holder's Certificate(s) for an amount of cash equal to the product of the Per Share Price multiplied by the number of shares represented by such Certificate(s). If a holder of Certificates formerly representing shares of Company Common Stock surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent, then promptly, and in no event later than five (5) business days after receipt of such Certificates and letter of transmittal (or the Effective Date, if later), the Exchange Agent shall pay to such stockholder the consideration to which such stockholder is entitled pursuant to Section 2.1 hereof with respect to such shares of the Company Common Stock, less all applicable withholding Taxes (as defined in Section 4.15.2). Until so surrendered, each such outstanding Certificate formerly representing shares of the Company Common Stock other than Dissenting Shares shall be deemed for all purposes to evidence solely the right to receive the Merger Consideration to which such stockholder is entitled pursuant to Section 2.1 hereof. If any holder of the Company Common Stock is unable to locate any Certificate evidencing the Company Common Stock such stockholder shall submit to the Exchange Agent an affidavit of lost Certificate and indemnification agreement in form acceptable to the Company and MidCity and, if required by MidCity, a surety bond in an amount equal to the amount to be delivered to such stockholder, in lieu of such Certificate.

     2.6 Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or the exchange of such Certificate that such surrendered Certificate be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of MidCity that such tax either has been paid or is not payable and shall provide such endorsements, stock powers or other documents as the Surviving Corporation or MidCity shall reasonably request.

     2.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfers of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

     2.8 Escheat. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a former holder of the Company Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF MIDCITY

        MidCity represents and warrants for itself and NewCo as follows:

     3.1 Organization and Good Standing. Each of NewCo and MidCity is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. MidCity is a bank holding company under the Bank Holding Company Act of 1956, as amended. Each of NewCo and MidCity has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     3.2 Authority; Binding Effect.

         3.2.1 MidCity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MidCity. No other corporate proceedings on the part of MidCity are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MidCity and NewCo and constitutes a valid and binding obligation of MidCity and NewCo, enforceable against MidCity and NewCo in accordance with its terms, subject to the exceptions that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and similar laws affecting creditors' rights generally, (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, and (iii) approvals of the Applicable Governmental Authorities.

         3.2.2 NewCo has full corporate power and authority to consummate the transactions contemplated hereby in accordance with the terms hereof. The consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and stockholders of NewCo. No other corporate proceedings on the part of NewCo are necessary to consummate the transactions contemplated hereby.

     3.3 No Conflicts. Neither the execution and delivery of this Agreement by MidCity or NewCo, the consummation by NewCo or MidCity of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by NewCo or MidCity with any of the terms or provisions hereof, do or will, after the giving of notice, the lapse of time or otherwise, (i) conflict with, or result in a breach of, or constitute a default under, the charter or the by-laws of NewCo or MidCity, as the case may be, (ii) assuming the consents, approvals, filings, registrations and notices referred to in Section 1.2 hereof are duly obtained or made, violate or conflict with any Federal, state or local law, statute, ordinance, rule, regulation, or court or administrative order or process or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default under, result in the termination of or accelerate the performance required by, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, commitment or obligation to which NewCo or MidCity, as the case may be, is a party or by which NewCo or MidCity, as the case may be, or any of its rights, properties or assets are subject or bound.

     3.4 Consents and Approvals. Except for (i) consents and approvals of, filings or registrations with or notices to Applicable Governmental Authorities,
(ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), state securities or "blue sky" laws and the filing of a Certificate of Merger as required by the DGCL and (iii) the absence of any notice or response from the United States Department of Justice challenging or prohibiting the consummation of the transactions contemplated by this Agreement, no material consents or approvals of, filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of MidCity or on behalf of NewCo in connection with the execution and delivery of this Agreement or the consummation by MidCity and NewCo of the transactions contemplated by this Agreement. MidCity is not aware of any fact or condition pertaining to MidCity or NewCo that would prevent receipt of any such consents or approvals of Applicable Governmental Authorities.

     3.5 Proxy Materials. The information regarding MidCity, NewCo and MCNBC to be furnished by MidCity and to be contained in the Proxy Materials (as defined in Section 5.11) shall be true in all material respects and shall not, as of the date of mailing of the Proxy Materials (as defined in Section 5.11), contain any false or misleading statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.6 Broker's and Finder's Fee. MidCity has not incurred any obligation or liability, contingent or otherwise, for any brokers or finders in respect of the matters provided for in this Agreement and MidCity agrees to indemnify and hold the Company harmless with respect to any broker's or finder's fees which any person may claim or assert arising from any express or implied agreement or engagement of MidCity.

     3.7 No Litigation. On the date hereof, there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the actual knowledge of MidCity, threatened, against MidCity or NewCo which is reasonably likely to have a Material Adverse Effect on MidCity's ability to consummate the transactions contemplated by this Agreement.

     3.8 No Other Representations or Warranties. No representations or warranties are made by or on behalf of MidCity or NewCo in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, no representations or warranties are being made with respect to financial projections or the future financial performance of MidCity or NewCo or their businesses.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company has delivered to MidCity on the date hereof a disclosure schedule (the "Company Disclosure") setting forth the items of disclosure required by this Agreement. The Company Disclosure, attached hereto as Schedules 4.1.4 to 5.2.18, is incorporated herein and made a part of this Agreement and the representations and warranties set forth in this Article 4 are subject to the Company Disclosure. The Company represents and warrants as follows:

     4.1 Organization and Good Standing; Books and Records.

         4.1.1 The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended. Damen National Bank ("Subsidiary Bank") is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America. The Company has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in its jurisdiction of incorporation, in Illinois and in each other jurisdiction in which the nature of the business conducted by it or the character or location of the employees or properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure will not have a Material Adverse Effect (as defined below).

         4.1.2 The Company owns 100% of the outstanding capital stock of Subsidiary Bank and Subsidiary Bank owns 100% of the outstanding capital stock of Dasch, Inc. Each of the Company's subsidiaries (each a "Subsidiary" and, collectively, "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to either MidCity or the Company, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, prospects, operations or results of operations of such entity on a consolidated basis or on its ability to consummate the transactions contemplated hereby.

         4.1.3 All eligible deposit accounts issued by Subsidiary Bank are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law.

         4.1.4 Schedule 4.1.4 of the Company Disclosure sets forth a true and correct description of each Subsidiary and its jurisdiction of organization. Except as set forth on Schedule 4.1.4 of the Company Disclosure, neither the Company nor any of its Subsidiaries possesses, directly or indirectly, any equity interest in or controls, directly or indirectly, any other corporation, company, joint venture, partnership or other entity.

         4.1.5 No action has been taken, and neither the Company nor any of its Subsidiaries is aware of any proposed or threatened action by any Applicable Governmental Authority, to restrict the operations of the Company or any of its Subsidiaries in any way, to issue a capital or other directive to the Company or any of its Subsidiaries, to subject the Company or any of its Subsidiaries to a supervisory, management, operating or other written agreement, arrangement or understanding or a cease-and-desist order, or to appoint a manager, conservator or receiver for the Company or any of its Subsidiaries.

         4.1.6 The Company has heretofore delivered to MidCity true and complete copies of the charter and by-laws of the Company and its Subsidiaries as in effect on the date hereof. The minute books of the Company and its Subsidiaries constitute complete and correct records of all corporate actions taken by the Board of Directors (and each committee thereof) and the stockholders of the Company and its Subsidiaries. The stock certificate books and the stock record books of the Company and its Subsidiaries are complete and correct in all material respects.

     4.2 Capitalization.

         4.2.1 As of the date hereof, the authorized capital stock of the Company consists of

4,500,000 shares of the Company Common Stock, par value $.01 per share, and 100,000 shares of preferred stock, $.01 par value per share (the "Company Preferred Stock"). As of the date hereof, (i) (a) 3,981,434 shares of Company Common Stock are duly authorized and validly issued and 2,820,154 are outstanding, (b) 1,161,280 shares of Company Common Stock are held in treasury,
(c) 396,750 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Company Stock Options (other than the RRP), (d) 314,902 shares of Company Common Stock are held of record by the ESOP and 233,920 shares held by the ESOP have not been allocated to the accounts of the ESOP participants and (e) 96,015 shares of Company Common Stock are not vested and are reserved for issuance under the RRP, and (ii) no shares of Company Preferred Stock are outstanding. All of the shares of Company Common Stock issued and outstanding or held in treasury are fully paid and non-assessable and are not subject to any preemptive rights of any stockholder. Schedule 4.2.1 of the Company Disclosure sets forth a list of each Company Stock Option outstanding on the date of this Agreement, whether or not fully exercisable, to purchase Company Common Stock, under the Option Plan, which constitute all options heretofore granted or assumed by Company. Schedule 4.2.1 of the Company Disclosure also sets forth with respect to each such Company Stock Option, the Company Stock Option exercise price, the number of shares subject to Company Stock Option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of such Company Stock Option and whether such Company Stock Option is an incentive stock option or a non-qualified stock option. Except as set forth on Schedule 4.2.1 of the Company Disclosure, there are neither outstanding warrants, conversion rights, options, subscriptions, contracts, rights or other arrangements or commitments obligating the Company to issue, transfer or sell any shares of the Company's capital stock, nor outstanding securities, debts, obligations or rights which are convertible into shares of the Company's capital stock. Except as set forth on Schedule 4.2.1 of the Company Disclosure, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Since April 1997, the Company has not granted or awarded, as the case may be, any Company Stock Options other than granting of 7,935 shares of Company Common Stock under the RRP to Albert C. Baldermann.

         4.2.2 The authorized, issued and outstanding capital stock of Subsidiary Bank and the Company's other Subsidiaries is disclosed on Schedule
4.2.2 of the Company Disclosure. All of the capital stock of Subsidiary Bank is owned directly by the Company and all the capital stock of the Company's other Subsidiaries is owned by Subsidiary Bank, in each case free and clear of all liens, claims, security interests, charges or other encumbrances. All of the issued and outstanding capital stock of Subsidiary Bank and the Company's other Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth on Schedule 4.2.2 of the Company Disclosure, there are neither outstanding warrants, conversion rights, options, subscriptions, contracts, rights or other arrangements or commitments obligating Subsidiary Bank or the Company's other Subsidiaries to issue, transfer or sell any shares of its capital stock, nor outstanding securities, debts, obligations or rights which are convertible into shares of such capital stock.

     4.3 Authority; Binding Effect.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly and validly approved by the Board of Directors of the Company and, except for the stockholder approval referenced in Section 5.10 hereof, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated by this Agreement. Subject to approval by the stockholders of the Company of the Merger, this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws and similar laws affecting creditors' rights generally, (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or law, and (iii) approvals of the Applicable Governmental Authorities.

     (b) The Board of Directors of the Company has duly and validly approved, and taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of, the transactions contemplated by this Agreement, including the Merger, and unanimously resolved that this Agreement is advisable and to recommend that the stockholders of the Company approve and adopt this Agreement. The Board of Directors of the Company, at a meeting duly called and held, has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement, to ensure that the restrictions on "business combinations" set forth in Section 203 of the DGCL do not, and will not, apply to the transactions contemplated by this Agreement, including, without limitation, the Merger.

     (c) In furtherance of the representation given in clause (b) above, the Board of Directors of the Company (at a meeting duly called and held) has by the unanimous vote of all directors present (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that the Agreement be submitted for consideration by the Company's stockholders with their unanimous recommendation that such Merger be approved.

     4.4 No Conflicts. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company or any of its Subsidiaries with any of the terms or provisions hereof, do or will, after the giving of notice, the lapse of time or otherwise (i) conflict with, result in a breach of, or constitute a default under, the charter or by-laws of the Company or its Subsidiaries, (ii) assuming the consents, approvals, filings, registrations and notices referred to in Section 1.2 hereof are duly obtained or made, violate or conflict with any Federal, state or local law, statute, ordinance, rule, regulation, or court or administrative order or process, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default under, result in the termination of or accelerate the performance required by, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, commitment or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their rights, properties or assets are subject or bound, or (iv) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or any other rights or other adverse interest upon any right, property or asset of the Company or its Subsidiaries.

     4.5 Consents and Approvals. (i) Except for consents and approvals of, filings or registrations with or notices to the Applicable Governmental Authorities, (ii) except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" laws and the filing of a Certificate of Merger as required by the DGCL, and (iii) except as set forth on Schedule 4.5 of the Company Disclosure, no consents or approvals of, or filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary in connection with the execution and delivery of this Agreement or for the consummation by the Company of the transactions contemplated by this Agreement. The Company is not aware of any fact or condition pertaining to the Company or any of its Subsidiaries that would prevent receipt of any such consent or approval of a third party, governmental body or authority.

     4.6 Compliance with Laws; Governmental Regulation.

         4.6.1 The Company and its Subsidiaries hold all licenses, certificates, permits, franchises, authorizations, and rights (collectively, the "Permits") from all appropriate Federal, state, or other public authorities necessary for the lawful conduct in all material respects of their businesses and ownership of their properties including all Permits required under applicable Environmental Laws (as defined in Section 4.21 hereof). The Company and its Subsidiaries have complied, and are currently in compliance, in all material respects, with all Federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their properties or the conduct of their businesses, including, but not limited to, all applicable Federal and state banking laws, Federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices and fair labor standards. Except as set forth on Schedule 4.6.1 or as previously disclosed in writing to MidCity, none of the Company or its Subsidiaries has, during the last three years, received any notice of such violation, and does not know of any reason for the assertion of a violation, of any of the above.

         4.6.2 Neither (i) the Company or its Subsidiaries has received within the preceding 24 months a rating, pursuant to the requirements of the Federal Community Reinvestment Act of 1977, as amended (12 U.S.C. Section Section 2901-2907), of either "needs to improve" or "substantial noncompliance" pursuant to 12 U.S.C. Section Section 22906 (b)(2)(C) and (D), or been advised that a rating is forthcoming indicating that the Company or any of its Subsidiaries does not have an acceptable record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of such institution, nor (ii) has an application submitted by the Company or its Subsidiaries to the appropriate federal regulatory agency, which application involves an assessment of the performance of the Company or its

Subsidiaries in meeting the credit needs of its community or communities, not been approved or has been delayed because of an unacceptable record in meeting such credit needs.

         4.6.3 Neither the Company nor its Subsidiaries is a party to any written order, agreement or memorandum of understanding with any Federal, state or other public authorities charged with the supervision or regulation of financial institutions, savings and loans or engaged in the insurance of deposits which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies or its management.

         4.6.4 No Subsidiary of the Company has been advised by any federal regulatory agency that it is or may be in violation of the Equal Credit Opportunity Act or Fair Housing Act.

     4.7 SEC Reports and Financial Statements. The Company has delivered to MidCity consolidated audited financial statements of the Company and its Subsidiaries, which includes the audited statements of financial condition, statements of earnings, changes in stockholders' equity, and cash flows, all of a consolidated basis for the years ended September 30, 1995, 1996, 1997, and 1998 (the "Company Financial Statements"). All such financial statements have been audited by Cobitz, VandenBerg & Fennessy, independent certified public accountants, whose report thereon is included with such Financial Statements. The Company has delivered to MidCity the consolidated statements of financial condition and statements of earnings of the Company and its Subsidiaries, as at, and for the quarter ended, December 31, 1998 (the "Company Interim Financial Statements"). All such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except for changes, if any, required by generally accepted accounting principles or regulatory instructions or interpretations and disclosed therein) for the periods covered and the financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for the periods covered as of their respective dates, except that the Company Interim Financial Statements are subject to normal year-end adjustments. As of the date hereof, there has been no material adverse change in the Company's or Subsidiary Bank's tangible, core or risk-based capital levels from the levels stated in the Company Interim Financial Statements.

     4.8 Absence of Certain Changes or Events. Since September 30, 1998 to the date hereof, the business and affairs of the Company and its Subsidiaries have been conducted and carried on only in the ordinary and regular course, except for responding to the proxy contest related to the Company's annual election of directors launched by Paul J. Duggan and his affiliates. Except as disclosed in the Company Interim Financial Statements or the Company Disclosure, there has not been:

         4.8.1 any material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of the Company and its Subsidiaries or in the relationships of the Company or its Subsidiaries with respect to employees, creditors, suppliers, distributors, licensees, customers or others with whom it has business relationships and no fact or condition exists which is likely to have a Material Adverse Effect on the Company or its Subsidiaries;

         4.8.2 any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock (other than the quarterly dividends of $.12 per share declared on October 20, 1998 (and paid on November 16, 1998) and January 19, 1999 (and paid on February 16, 1999) for the quarters ended September 30, 1998 and December 31, 1998, respectively) or any repurchase, redemption or other acquisition thereof or any agreement to do so, except for the repurchase by the Company of 137,000 shares of common stock for an average cost of $14.43 per share;

         4.8.3 any amendment or any termination of any material contract to which the Company or its Subsidiaries is a party;

         4.8.4 any purchase or other acquisition or sale, mortgage, pledge or other disposition of any of the Company's or any of its Subsidiaries' properties or assets, except for the purchase or other acquisition or sale or other disposition of property in the ordinary and regular course of business;

         4.8.5 any change, amendment or other modification made in the charter or by-laws of the Company or its Subsidiaries; 4.8.6 any changes made in the accounting methods or practices of the Company or its Subsidiaries;

         4.8.7 any (i) grant by the Company or its Subsidiaries to any officer of the Company or its Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of September 30, 1998 or as were made in the ordinary course of business consistent with past practice or
(ii) any grant by the Company or its Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of September 30, 1998; or

         4.8.8 any agreement to take any of the actions specified in the preceding subsections 4.8.2 through 4.8.7.

     4.9 Loan Portfolio; Reports.  As of the date hereof, except as set forth on
Schedule 4.9 of the Company Disclosure, all evidences of indebtedness reflected as assets on the September 30, 1998 Company Financial Statements are in all material respects binding obligations of the respective obligors named therein and no material amount thereof is subject to any defenses which may be asserted against the Company or its Subsidiaries.

     4.10 Regulatory Examinations. The last three (3) examinations of the Company and its Subsidiaries by any Applicable Governmental Authorities prior to the date of this Agreement were performed as of the dates described on Schedule
4.10 of the Company Disclosure. If the Company or any of its Subsidiaries was notified of any deficiencies as a result of said examinations or any prior examinations by any Applicable Governmental Authority, it has taken action to correct such deficiency, which action to their knowledge is to the satisfaction of such Applicable Governmental Authority, and they have not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or such other examinations, such changes have been made.

     4.11 Properties and Assets.

          4.11.1 Schedule 4.11.1 of the Company Disclosure sets forth a list of all real property owned or leased by the Company and its Subsidiaries.

          4.11.2 The Company and its Subsidiaries have good (and as to owned real property, marketable) title to all assets and properties, whether real or personal, tangible or intangible, including, without limitation, all material assets and properties reflected as owned in the Company Interim Financial Statements or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since such financial statements), free and clear of all encumbrances, liens, claims, charges, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such financial statements or incurred in the ordinary course of business after the date of such financial statements, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not material to the value of the assets and properties of the Company or its Subsidiaries, and which do not materially interfere with or impair the present, intended and continued use of any such property or asset. As of the date hereof, Schedule 4.11.2 of the Company Disclosure identifies each parcel of real estate including the legal description thereof that is owned or has been acquired by the Company or its Subsidiaries in a foreclosure or similar action and is currently being held by the Company or its Subsidiaries for disposition as required by law and the date that each such parcel of real estate was acquired by the Company or its Subsidiaries. To the best of the Company's knowledge, as of the date hereof, except as identified on Schedule 4.11.2 of the Company Disclosure, all properties of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted) and, at the time of origination of the loan that related to each property acquired through foreclosure, such property conformed in all material respects with all applicable ordinances, regulations and zoning laws.

          4.11.3 The Company has provided for inspection by MidCity true and correct copies of surveys and the lender's title insurance policies and title opinions issued in connection with each parcel of real property owned by the Company or its Subsidiaries. The Company represents and warrants that nothing has been done to impair the state of title to any of the parcels of owned real property. All "alterations" (as such term is defined in the Americans With Disabilities Act and the regulations issued thereunder (collectively, "ADA")) to the Company's facilities including, without limitation, automatic teller machines (collectively, the "Facilities") undertaken after January 26, 1992 comply in all material respects with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective as of January 26, 1992, all plans and designs for new construction to be utilized by the Company and its Subsidiaries complied and continue to comply with ADA and ADAAG in all material respects. The Company warrants that after due inquiry, there are no material investigations, proceedings, or complaints, formal or informal, pending or overtly threatened against the Company or its Subsidiaries in connection with the Facilities under ADA, ADAAG, or any local, state or federal law concerning accessibility for individuals with disabilities.

     4.12 No Liabilities. Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, due or to become due, actual, contingent, accrued or otherwise) which would be required in accordance with generally accepted accounting principles, consistently applied, to be set forth in a balance sheet or in the footnotes thereto of either the Company or any of its Subsidiaries on a stand-alone basis, except liabilities incurred since October 1, 1998 in the ordinary course of business and in accordance with past practices.

     4.13 Legal Proceedings. Except as set forth on Schedule 4.13 of the Company Disclosure, there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority, pending or, to the Company's Knowledge, threatened, against or affecting the properties, assets, rights or business of the Company or any of its Subsidiaries challenging the validity or propriety of any of the transactions contemplated by this Agreement. The Company knows of no basis for any such litigation, proceeding or investigation. Neither the Company nor any of its Subsidiaries is, or has been within the last 24 months, a party to, or bound by, any existing or proposed order, judgment, decree, writ, injunction or arbitration award which Materially Adversely Effects, or reasonably might be expected to affect in any material respect, the business, financial condition, results of operation, properties, assets, liabilities or prospects of or their ability to conduct their business as it is currently being conducted or their ability to acquire property or conduct business in any area in which they currently do business.

     4.14 Certain Contracts.

          4.14.1 Except as disclosed on Schedule 4.14.1 of the Company Disclosure and except for any other agreements entered into without violating the provisions of Section 5.2, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement, contract, or indenture relating to the borrowing of money by the Company or any of its Subsidiaries, excluding borrowings made in the normal course of business in a manner and amount consistent with past practices; (ii) any lease or license with respect to any real property where the Company or any of its Subsidiaries is the lessor; (iii) any agreement that is not terminable on less than 30 days written notice by the Company or any of its Subsidiaries, as the case may be, but excluding deposit account contracts; (iv) any contract, commitment, agreement or other instrument or arrangement made in the ordinary course of business which involves annual payments of more than $5,000 or aggregate future payment of more than $20,000, but excluding deposit account contracts; (v) any contract, commitment, agreement or other instrument or arrangement which is material to the business, financial condition, results of operations, properties, assets, liabilities or prospects of the Company or any of its Subsidiaries and which was entered into other than in the ordinary course of business; (vi) any contract, commitment, agreement or other instrument or arrangement which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any persons; or (vii) any collective bargaining agreement.

          4.14.2 Each of the contracts, commitments, agreements or other instruments or arrangements described on Schedule 4.14.1 of the Company Disclosure pursuant to this Section 4.14 hereof is valid, binding and enforceable against the Company or any of its Subsidiaries, as the case may be, and no breach, default or condition (which condition, with notice or the passage of time or both, could become a breach or default) by the Company or any of its Subsidiaries, or, to the Company's Knowledge, any third party, exists with respect to any such contract, commitment, agreement or other instrument or arrangement, except for any such breach, default or condition that would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Company's Knowledge" means the knowledge, after due inquiry, of any director or executive officer of the Company or any of its Subsidiaries.

     4.15 Taxes and Tax Returns.

          4.15.1 The Company has made available to MidCity true and correct copies of the federal income tax and information returns, state income, franchise or bank returns, state sales tax returns and any other material federal, state, local or foreign tax returns filed by the Company and its Subsidiaries for each of the fiscal years ended September 30, 1995, 1996, 1997 and 1998. The Company and any of its Subsidiaries have duly and timely filed (and until the Effective Date will so file) all returns, declarations, reports, information returns, statements and other material (the "Returns") required to be filed or sent by or with respect to any of them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Date will so pay) all Taxes due and payable in respect of the periods covered by such Returns other than Taxes or other charges which are being contested in good faith (and which are disclosed on Schedule 4.15.1 of the Company Disclosure). All Returns of the Company and its Subsidiaries that are open to potential audit or examination by a taxing authority are true and correct in all material respects. The Company and its Subsidiaries have established (and until the last day of the calendar month preceding the Effective Date will establish) on their books and records reserves that are adequate for the payment of all accrued Taxes not yet due and payable, whether or not disputed, with respect to the periods covered thereby. The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are neither audits or other administrative or court proceedings currently pending, any other disputes pending, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries, nor any currently outstanding waivers or comparable consents given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of the Company or any of its Subsidiaries. No claim is currently pending or has been made in the last three (3) years by any authority or in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

          4.15.2 For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any foreign or domestic Federal, state or local taxing authority upon the Company or its Subsidiaries.

          4.15.3 The Company and its Subsidiaries have complied in all material respects with all applicable laws, statutes, rules and regulations regarding taxpayer identification number verification and related backup withholding, if applicable.

     4.16 Insurance. The Company and its Subsidiaries are, and continuously since at least September 30, 1995 have been, insured against all risks and in such amounts normally insured against by companies of the same type and in the same line of business. All of the insurance policies or bonds maintained by the Company and its Subsidiaries as of the date of this Agreement are listed on
Schedule 4.16 of the Company Disclosure with the policy number, type and amount of coverage, term, expiration date and premium and are in full force and effect. Neither the Company nor its Subsidiaries (i) is in default thereunder in any respect or (ii) has received any notice of cancellation or intended cancellation of any such insurance policy or bond. All material claims thereunder have been filed in a timely fashion.

     4.17 Fiduciary Responsibilities. Each of the Company and its Subsidiaries has performed all of its duties as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver or other fiduciary in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     4.18 Employees and Employee Benefit Plans.

          4.18.1 The Company and its Subsidiaries (i) are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Workers Adjustment Retraining Notification Act) in each case, with respect to employees and former employees of the Company and its Subsidiaries, (ii) have withheld from the wages, salaries and other payments to the employees, former employees, directors and former directors of the Company and its Subsidiaries, and have filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes, in compliance with the tax withholding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and all applicable federal, state and local laws, rules and regulations and (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing or unemployment compensation benefits, social security or other benefits for employees or former employees of the Company and its Subsidiaries.

          4.18.2 Schedule 4.18.2 of the Company Disclosure contains a true and complete list of each compensation, consulting, employment, termination or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, recognition and retention agreement, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement, or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or any ERISA Affiliate (as defined in Section 4.18.4) or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which the Company or any ERISA Affiliate maintains, to which the Company or any ERISA Affiliate contributes or is obligated to contribute, or under which any employee, former employee, director or former director of the Company or any ERISA Affiliate is covered or has benefit rights and pursuant to which any liability of the Company or any ERISA Affiliate exists or is reasonably likely to occur (the "Plans"). The term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA.

          4.18.3 (i) Each Plan is in compliance in all material respects with applicable law and has been administered and operated in all material respects in accordance with its terms; (ii) each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Company's Knowledge, no event has occurred and no condition exists which could reasonably be expected to adversely affect the qualified status of any such Plan; (iii) no Plan is subject to Title IV of ERISA, or to Section 412 of the Code; (iv) neither the Company nor its Subsidiaries nor any Plan fiduciary has engaged in any "prohibited transactions" as defined in Code Section 4975(c) or described in ERISA Section 406, or in any breach of fiduciary duty under ERISA; (v) no material liability, claim, action or litigation has been made, commenced or, to the Company's Knowledge, threatened with respect to any Plan involving any employees of the Company or any of its Subsidiaries (other than for benefits payable in the ordinary course); (vi) no Plan is a multiemployer plan, and neither the Company nor any ERISA Affiliate has ever been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA; (vii) neither the Company nor any of its Subsidiaries has been advised by any multiemployer plan that it has any withdrawal liability under Section 4201 or 4204 of ERISA with respect to any multiemployer plan, nor is the Company or any of its Subsidiaries aware of any such withdrawal liability nor has the Company or any of its Subsidiaries engaged in a transaction that could subject any of them to liability under Title IV of ERISA; (viii) except to the extent described in
Schedule 4.18.3 of the Company Disclosure, there is no contingent liability with respect to any post-retirement benefit under any employee welfare benefit plan, other than health plan continuation coverage described in Part 6 of Title I of ERISA; (ix) except to the extent described in Schedule 4.18.3 of the Company Disclosure, neither the Company nor any ERISA

Affiliate has any liability for excise taxes under Code Section 4999, and the transactions contemplated by this Agreement will not directly or indirectly trigger the payment of any "excess parachute payments" as defined in Code
Section 280G; (x) no compensation arrangement or Plan of the Company or any ERISA Affiliate has given rise to or will give rise to any liability under Code
Section 162(m); and (xi) all contributions required to be made to any Plan have been timely made or properly accrued for on the financial statements of the Company and its ERISA Affiliates.

          4.18.4 For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation, person or trade or business which is a member of a controlled group, a group of trades or businesses under common control with the Company, or an affiliated service group within the meaning of Section 414 of the Code, and, if applicable, Sections 4001(a)(14) and (b) of ERISA.

          4.18.5 Except as set forth on Schedule 4.18.5 of the Company Disclosure, neither the execution of nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries (or any of their dependents or beneficiaries) to severance pay, unemployment compensation or any other payment, benefit or award, or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such person.

          4.18.6 As to each Plan, the Company has provided MidCity with a copy
(i) of the Plan and any related funding instrument, with all amendments; (ii) the summary plan description or other general description for participants and each summary of material modification; (iii) each filing made with the Securities and Exchange Commission ("SEC"); (iv) the three most recent annual reports (Form 5500 Series) and/or other financial statements for the three most recent years; (v) any communication from a government entity relating to any item under investigation; (vi) any insurance, administrative or other third-party agreement; (vii) any determination letter or exemption letter; and
(viii) any agreement with a participant.

     4.19 SEC and Depositor Reports. (a) The Company has made available to MidCity a complete copy of all materials of the following types which have been generated since September 30, 1995: (i) each final registration statement, offering circular, private placement memorandum, report, schedule and proxy statement filed by the Company or any of its Subsidiaries with the Applicable Governmental Authorities; (ii) each material communication mailed by the Company or any of its Subsidiaries to its stockholders in their capacities as stockholders; and (iii) each material communication mailed by the Company or any of its Subsidiaries to their depositors. Each registration statement, offering circular, private placement memorandum, report, schedule, proxy statement or communication referred to in clauses (i), (ii) or (iii) above, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The Company has timely filed all required forms, reports, schedules and registration statements and documents with all applicable Governmental Authorities, including (without limitation) the SEC since September 30, 1995 (such SEC filings being the "SEC Reports"), and each of the SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder) and the other reports have complied in all material respects with the statutes, rules and regulations applicable to such filings. The Company has delivered to MidCity, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1998, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 30, 1995 and (iii) all other SEC Reports filed by the Company with the SEC since September 30, 1995. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to MidCity a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     4.20 Affiliate Transactions. Schedule 4.20 of the Company Disclosure sets forth all contracts, loans or other transactions of the Company or any of its Subsidiaries with any officer or director since September 30, 1996 required to be disclosed pursuant to any rule or regulation of any Applicable Governmental Authorities, including Regulation O promulgated by the FRB. Except as set forth on Schedule 4.20 of the Company Disclosure, no executive officer, director or principal stockholder of the Company or any of its Subsidiaries (or any of their affiliates) (i) has any loan, credit or other contractual arrangement outstanding with the Company or any of its Subsidiaries, or (ii) has any material interest in any material property (real or tangible) used in or pertaining to the business of the Company or any of its Subsidiaries. Schedule
4.20 of the Company Disclosure sets forth, as to all transactions referred to therein, the amounts thereof and the obligor or obligers thereon and identifies the agreements or instruments evidencing the transactions, true and complete copies of which have been made available to MidCity.

     4.21 Environmental Matters. (a) For purposes of this Section 4.21, the following terms shall have the indicated meaning:

          "Branch Property" means all real property presently or formerly owned or operated by the Company or any Subsidiary on which the main office, branches or facilities are or were located.

          "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any governmental entity, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended: (i) the federal Clean Air Act; (ii) the federal Water Pollution Control Act; (iii) the federal Solid Waste Disposal Act ("SWDA"); (iv) the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); (v) the federal Toxic Substances Control Act; (vi) the federal Occupational Safety and Health Act; (vii) the federal Emergency Planning and Community Right-to-Know Act; (viii) the federal Safe Drinking Water Act; (ix) the Federal Insecticide, Fungicide and Rodenticide Act; and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous, under any applicable Environmental Law, including, without limitation (i) any "hazardous substance" as defined in CERCLA, (ii) any "hazardous waste" as defined in SWDA, and (iii) any toxic waste, pollutant, contaminant, toxic substance, special waste or petroleum, crude oil or any fraction, derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

          "Real Property" means the Branch Property, all real property classified by the Company or any Subsidiary as other real estate owned ("OREO") and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company or any Subsidiary currently or formerly has exercised dominion, management or control.

          "Release" shall have the meaning set forth in Section 101(22) of CERCLA, 42-USC Section 9601(22).

          (b) Except as set forth on Schedule 4.21 of the Company Disclosure, or as would not individually or in the aggregate have a Material Adverse Effect on the Company: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws; (ii) to the Company's Knowledge, the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law and no Release of any Hazardous Substance has occurred or, to the Company's Knowledge, is threatened to occur at, upon or under any of the Real Property; (iii) neither the Company nor any Subsidiary has received any written notices, demand letters or written requests for information from any governmental entity or any third party indicating that the Company or such Subsidiary may be in violation of, or liable under any Environmental Law or that the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company's Knowledge, threatened against the Company or any Subsidiary with respect to the Company or any of its Subsidiaries or the Real Property (which with respect to any Real Property previously but not currently owned by the Company, shall be the Company's Knowledge) relating to any violation or liability, or alleged violation or liability, of or arising under any Environmental Law; (v) no reports have been filed, or are required to be filed, by the Company or any subsidiary of the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property; (vi) to the Company's Knowledge, there are no underground storage tanks on, in or under any of the Branch Property and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of its Subsidiaries; and (vii) to the Company's Knowledge, neither the Company nor any Subsidiary has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the Company's Knowledge, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

          (c) All environmental audits, analyses or surveys of Real Property have been made available to MidCity for its review.

          (d) There are no permits, registrations, notifications or licenses required under any Environmental Law in respect of the Branch Property presently operated by the Company or any Subsidiary or in respect of any OREO presently held by the Company or to the Company's Knowledge in respect of any real property held as trustee or in any other fiduciary capacity, that are not held and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.22 Quality of Assets. Except as set forth on Schedule 4.22 of the Company Disclosure, and to the Company's Knowledge, the principal due and interest accrued on the outstanding loans reflected as assets on the December 31, 1998 Company Financial Statements are, in the aggregate collectible in full, less the amount of the "Allowance for Losses" reflected therein. The Company has disclosed on Schedule 4.22 of the Company Disclosure all amounts of loans (by reference to loan number and not customer name) or other assets of the Company and its Subsidiaries that have been classified as of the date hereof by management of Subsidiary Bank as "Special Mention," "Substandard," "Doubtful," "Loss," "Other Real Estate Owned" or words of similar import in the case of loans (or that would have been so classified, in the case of other interest-bearing assets, had they been loans). No material amounts of loans or other assets that have been classified as of the date hereof by any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans), are excluded from the amounts disclosed as so classified by management of the Company or any of its Subsidiaries as described in the preceding sentence.

     4.23 Policies and Procedures. The Company has made available to MidCity a complete and correct copy of Subsidiary Bank's loan and investment policy, underwriting guidelines and appraisal guidelines, as in effect on the date hereof including such policies as may be set forth in the minutes of the meetings of the Company's and its Subsidiaries' Board of Directors (the "Policy"). There are no other written policies, manuals, directives or guidelines relating to the present conduct of lending, investment or borrowing activities by the Company or any of its Subsidiaries. The Company and any of its Subsidiaries are conducting their lending, investment or borrowing activities in all material respects in accordance with the Policy.

     4.24 Fees. Except for fees of Keefe, Bruyette & Woods, Inc. (whose fees and expenses have been disclosed in writing to MidCity and will be paid by the Company in accordance with the Company's agreement with such firm), neither the Company nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

     4.25 Vote Required. The affirmative vote of the holders of a majority of issued and outstanding shares of the Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.26 Indemnification. Except as set forth on Schedule 4.26 of the Company Disclosure, neither the Company nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company.

     4.27 Antitakeover Provisions Inapplicable. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement, is sufficient to render (i) the restrictions on business combinations set forth in Section 203 of the DGCL and
(ii) the supermajority stockholder vote requirements set forth in Articles FOURTH, EIGHTH AND TENTH of the Company's Certificate of Incorporation irrevocably inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Company's Knowledge, other than the RRP and the ESOP, there are no other stockholder, voting trust or other similar agreements restricting the voting or transfer of the shares of Company Common Stock.

     4.28 Power of Attorney. No power of attorney or similar authorization given by either the Company or its Subsidiaries is currently outstanding other than powers of attorney issued in the ordinary course of business with respect to routine matters.

     4.29 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Proxy Materials or (ii) any other document filed or to be filed with the SEC or any other governmental entity in connection with the Merger will, at the respective times that they or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of the Company

Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.30 Labor Matters. Except as set forth on Schedule 4.30 of the Company Disclosure, no employees of the Company or any of its Subsidiaries are represented by any labor union or any collective bargaining organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certifications, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company's Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

     4.31 Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, which, individually or in the aggregate, could have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way with any patent, license, trademark, trade dress, trade name, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect. There are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could have a Material Adverse Effect. Neither the Company nor any Subsidiary has licensed or otherwise authorized the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, could have a Material Adverse Effect.

     4.32 Year 2000 Matters. Schedule 4.32 of the Company Disclosure summarizes the status of the Company's dealings and communications with third-party service providers with respect to ensuring that all computer systems used in connection with its business (the "Company Systems") do not, or will not following modification thereof, be deficient with respect to formatting for the computer programming problem commonly referred to as the "Year 2000 Problem" and that such third-party service providers and the Company Systems are, or will be, following modification thereof in material compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. The Company has made available to MidCity copies of all correspondence between the Company and its third-party service providers concerning Year 2000 Problem compliance relating to the Company Systems. Except as set forth in Schedule 4.32 of the Company Disclosure, the Company has no other contracts with, or commitments to, any third-party with respect to the Company Systems. All issues and modifications, if any, regarding Year 2000 Problem compliance by the Company with respect to the Company Systems have been resolved and undertaken and, will in the future be resolved and undertaken, by third-party service providers and the Company. The Company is not aware of any inability on the part of any customer of or service provider to the Company's business to timely remedy their own deficiencies in respect to the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

     4.33 Full Disclosure. No representation or warranty made by the Company herein, and no written statement, affidavit, document, instrument or certificate furnished by it or on its behalf pursuant hereto or in connection herewith, including, without limitation, the Proxy Materials, contains any false or misleading statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

     5.1 Conduct of the Business of the Company and Subsidiaries. During the period from the date of this Agreement to the Effective Time, the Company covenants as follows:

         5.1.1 The Company shall and shall cause its Subsidiaries to conduct their business and engage in transactions only in the ordinary course and consistent with prudent banking practice;

         5.1.2 The Company shall and shall cause its Subsidiaries to use their commercially reasonable efforts to maintain all of their assets in good operating condition and repair subject to ordinary wear and tear, and maintain insurance upon all of their assets;

         5.1.3 Except as otherwise previously consented to or approved by MidCity in writing or as contemplated or required by this Agreement, the Company will not (and will cause its Subsidiaries not to) take any action that would cause any of its representations or warranties contained in this Agreement to not be true and correct at the Effective Time; and

         5.1.4 The Company will and will cause its Subsidiaries to use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and MidCity the present services of the employees of the Company and its Subsidiaries and (iii) preserve for itself and MidCity the good will of the customers of the Company and its Subsidiaries and others with whom business relationships exist.

     5.2 Negative Covenants. The Company agrees that from the date hereof to the Effective Time, except as otherwise approved by MidCity in writing (which approval shall be given if at all, no earlier than two business days after actual receipt by MidCity of a request for approval) or as contemplated or required by this Agreement, it will not and it will not permit any of its Subsidiaries to:

         5.2.1 change any provision of its charter or by-laws or any similar governing documents;

         5.2.2 change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than to declare and pay in accordance with its past practices a quarterly dividend not to exceed $.12 per share of Company Common Stock for quarters ending on or after March 31, 1999) or redeem or repurchase or otherwise acquire any shares of such capital stock (other than pursuant to the exercise of stock options granted under the Option Plan which are outstanding on the date hereof, the ESOP, the RRP or any qualified retirement plan sponsored by the Company as in existence on the date hereof, each in the ordinary course of business consistent with past practices);

         5.2.3 materially increase or decrease the number of its employees or grant any severance or termination pay (other than as required pursuant to agreements or policies in effect on the date hereof and disclosed pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its current or former directors, officers, employees, consultants or independent contractors; adopt any new director, officer, employee, consultant or independent contractor benefit plan or arrangement of any type; or award any increase in compensation or benefits to its current or former directors, officers, employees, consultants or independent contractors except for normally scheduled increases in compensation for employees who are not officers which are made in the ordinary course of business consistent with past practice;

         5.2.4 enter into any transaction or incur or agree to incur any obligation or liability, except (i) liabilities incurred and obligations entered into in the ordinary course of business consistent with past practices (including legal and other professional services) and (ii) for fair and reasonable legal services in connection with this Agreement and the transactions contemplated hereby;

         5.2.5 except as recommended by a regulatory authority and reported to MidCity change its lending, investment, liability, management and other material policies concerning its banking business, unless required by statute, regulation or order;

         5.2.6 incur or commit to any capital expenditures which exceed $10,000 individually or $25,000 in the aggregate;

         5.2.7 except as expressly contemplated by this Agreement or except as provided on Schedule 5.2.7 of the Company Disclosure or except in the ordinary course of business in accordance with past practices, sell, assign, transfer, pledge, mortgage or otherwise dispose of (i) any loans made prior to the date hereof, (ii) any investment from the respective investment portfolios, or (iii) any assets;

         5.2.8 make, or commit to make, any loan or other extension of credit except for (i) loans or extensions of credit made pursuant to binding commitments of the Company on the date hereof and set forth on Schedule 5.2.8 of the Company Disclosure, (ii) residential and one-to-four family residential real estate loans not in excess of the Federal National Mortgage Association (FNMA or Fannie Mae) or the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) limits, as the case may be, per loan made in accordance with past practices and as long as the Company receives a first mortgage on the underlying property, the loan to value ratio is not greater than 80% and other prudent steps are take to document and ensure the Company's first priority mortgage lien on the applicable property (provided, that the Company delivers to MidCity bimonthly written notice of the numbers and status of such loans and extensions of credit); (iii) commercial real estate loans not in excess of $175,000 per loan made in accordance with past practices and so long as the Company receives a first mortgage on the underlying property, the loan to value ratio is not greater than 80% and other prudent steps are taken to document and insure the Company's first priority mortgage lien on the applicable property (provided, that the Company delivers to MidCity bimonthly written notice on the number and status of such loans and extensions of credit); and [(iv)] other loans and extensions of credits to which the Company has received the consent of MidCity;

         5.2.9 purchase or make any commitment to purchase any participation in any loan, except for refinancings of outstanding loans in the ordinary course of business, which is secured by undeveloped land or not consistent with prudent banking practice;

         5.2.10 invest its funds other than in Federal funds and securities of the United States Government or instrumentalities or agencies thereof with maturities of three years or less;

         5.2.11 increase the rate of interest offered for time and demand deposits to customers of Subsidiary Bank other than increases consistent with increases offered by competitive institutions and otherwise consistent with prudent banking practices;

         5.2.12 except as set forth on Schedule 5.2.12 of the Company Disclosure, discharge or satisfy any lien or encumbrance or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) in whole or in part other than in the ordinary course of business and consistent with prudent banking practice;

         5.2.13 commit any act or omission which constitutes a material breach or default under any contract or license to which the Company or any of its Subsidiaries is a party or by which it or any of its properties is bound;

         5.2.14 fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it or the conduct of its business in a manner material and adverse to its business, or take any action to cause the termination or cancellation by the FDIC of insurance in respect of Subsidiary Bank's deposits;

         5.2.15 make any change in the method of accounting from the method currently applied;

         5.2.16 pledge or otherwise commit to make any contributions or donations to any political, charitable, social or other committee, group, association or organization, other than as disclosed on Schedule 5.2.16 of the Company Disclosure;

         5.2.17 file any applications or enter into any contract, agreement, commitment or understanding with respect to branching or site location or relocation;

         5.2.18 cancel, change or reduce the insurance coverage of any policy to which it is the named insured, or omit to pay any premiums thereunder, other than as disclosed on Schedule 5.2.18 of the Company Disclosure;

         5.2.19 waive any material rights or claims against any person or persons, except with respect to any acceptance of prepayments of loans in anticipation of other financings, refinancings, foreclosures, workouts of loans and other negotiations of loans;

         5.2.20 commence any foreclosure proceeding, workout or other renegotiation of outstanding loans;

         5.2.21 except as required in accordance with the exercise of the Board of Directors' fiduciary duties or as otherwise required by law, and except as contemplated by this Agreement, convene any meeting of the Company's stockholders, or determine to submit any matter for stockholder action, except to provide for the approval of this Agreement and the Merger or to conduct other usual and customary business at the annual stockholders' meeting.

         5.2.22 take any action, or knowingly omit to take any action, that would or that would reasonably be expected to, (i) result in any of the conditions to closing set forth in Article 6 not being satisfied, (ii) delay or adversely affect the ability of the Company to obtain any approvals required to permit consummation of the Merger, or (iii) adversely affect its ability to perform its obligations under this Agreement; and

         5.2.23 authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.3 No Solicitation. The Company shall, and shall cause its executive officers, directors, authorized representatives and authorized agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it permit any of its executive officers, directors, authorized representatives or authorized agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal; or (iii) agree to or enter into any agreement with respect to any Takeover Proposal; provided, however, that if, at any time prior to the approval by the Company's stockholders of this Agreement, the Board of Directors of the Company determines in good faith, after receipt of a written opinion from Hinshaw & Culbertson, that its fiduciary responsibilities to the Company's stockholders under applicable law would so require, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, furnish information with respect to the Company to any person pursuant to a confidentiality agreement on terms no less restrictive than those contained in that certain Confidentiality Agreement dated October 23, 1998 between MidCity and Keefe, Bruyette & Woods, Inc. For purposes of this Agreement, "Takeover Proposal" means (x) any bona-fide cash proposal from any third party relating to a direct or indirect acquisition of the shares of Company Common Stock, a cash tender or exchange offer for the shares of Company Common Stock then outstanding, or a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in each case at a per share price in cash higher than the Per Share Price and for which financing, to the extent required, is in the good faith judgment of the Board of Directors of the Company reasonably capable of being obtained by such third party, and in each case other than the transactions contemplated by this Agreement or (y) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to MidCity of the transactions contemplated by this Agreement. The Company shall promptly inform MidCity of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of a Takeover Proposal, and furnish to MidCity a copy of any such written inquiry; provided, however, that the Company may not, in any event, provide to such person any information which it has not provided to MidCity. The Company shall promptly notify MidCity orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by the Company in any document, including the Proxy Materials (as defined below), or other disclosure in each case to the extent required by applicable law if, in the opinion of the outside counsel to the Company, disclosure is required under applicable law as to transactions contemplated hereby.

     5.4 Current Information. During the period from the date of this Agreement to the Effective Time, the Company shall (i) cause one or more of its officers or other appropriate representatives to confer on a regular and frequent basis (not less frequently than monthly until a more frequent schedule is requested by MidCity and thereafter not less frequently than weekly) with representatives of MidCity and to report the general status of the ongoing operations of the Company and its Subsidiaries; (ii) promptly notify MidCity of any material change in the normal course of business or in the operation of the properties of the Company and its Subsidiaries, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or its Subsidiaries, and will keep MidCity fully informed of such events; (iii) as promptly as practicable but in no event later than ten
(10) business days following the end of each calendar month, deliver to MidCity (A) a balance sheet and income statement of the Company, (B) an analysis of the asset quality of Subsidiary Bank by classification under such categories as "Special Mention," "Substandard," "Doubtful," "Other Real Estate Owned" or terms of like import used by any internal bank examiner (or Subsidiary Bank's loan review department), and (C) all other financial and operating data and other information concerning its business, properties and personnel as MidCity may reasonably request, all of the above as of the end of such month and for such monthly period; (iv) deliver to MidCity all documents and information furnished to the Applicable Governmental Authorities by the Company or any stockholder (solely in its capacity as a stockholder of the Company) or Subsidiary of the Company within two business days after such documents or information are furnished to such agency or authority; (v) deliver to MidCity all correspondence (including a written summary of any oral communication) from any Applicable Governmental Authority which is adverse to the Company or its Subsidiaries; and (vi) as promptly as practicable following their issuance, deliver to MidCity any subsequent audited or unaudited reports of the Company's or its Subsidiaries' financial information. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of any customer or would contravene any law, rule, regulation, order or judgment, or where such access would unreasonably interfere with or be materially disruptive to the conduct of business and operations of the Company or its Subsidiaries. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     5.5 Access to Properties and Records; Confidentiality.

         5.5.1 During the period from the date of this Agreement to the Effective Time, the Company shall permit MidCity and its authorized representatives full and complete access to its properties (and its Subsidiaries' properties) between the hours of 9:00 a.m. and 5:00 p.m. of any business day and shall disclose and make available to MidCity all books, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings and correspondence with and notices or other documents from any regulatory authority, accountants' reports to management, litigation files, plans affecting employees, and any other business activities or prospects in which MidCity may have a reasonable interest. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of any customer or would contravene any law, rule, regulation, order or judgment, or where such access would unreasonably interfere with or be materially disruptive to the conduct of business and operations of the Company or its Subsidiaries. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         5.5.2 In the event that this Agreement is terminated, each party shall return all nonpublic documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information. No investigation by either MidCity, NewCo or the Company shall affect the representations and warranties of the other party and all such representations and warranties shall survive any such investigation. Each party shall keep confidential all such information, and shall not directly or indirectly use or disclose such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue after the date of termination of this Agreement but shall not apply to (i) any information which (A) was known to the party receiving the information prior to the disclosure thereof by the party furnishing the information, (B) was then generally known to the public,
(C) became known to the public through no fault of the party receiving the information, or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     5.6 Regulatory and Other Matters. Within sixty (60) days of the date of execution of this Agreement (provided that MidCity continues to reasonably believe that the other closing conditions herein can still be met), MidCity shall file or cause to be filed applications to fulfil all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the Board of Governors of the Federal Reserve System, if necessary, and/or any other governmental entity having jurisdiction over MidCity and pay all fees and expenses associated therewith) and requests for consents or approvals of any third party required to be fulfilled by MidCity for the completion of the transactions contemplated by this Agreement. The Company shall be provided with substantially final draft applications for its review prior to the filings required above to the extent such application are material and time reasonably permits such review. MidCity shall furnish to the Company copies of all such regulatory filings and requests and all related correspondence, and shall use commercially reasonable efforts to obtain all such regulatory approvals and third party consents at the earliest practicable time; provided, however, that nothing in this Section 5.6 shall be construed to obligate MidCity to take any action to meet any condition required to obtain any prior regulatory approval if such condition would reduce the benefits of the transactions contemplated by this Agreement in such a material manner that MidCity, in its good faith and reasonable judgment, would not have entered into this Agreement had such condition or requirement been known at the date hereof.

     5.7 Notification of Certain Other Matters.

     5.7.1 Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (iii) any event or series of events which is likely to result in a Material Adverse Effect on it (but in the case of MidCity, only if such event is likely to adversely affect the ability of MidCity to complete the transactions contemplated herein).

         5.7.2 From time to time on or prior to the Effective Time and further subject to the requirements of Section 5.15, the Company shall promptly propose in writing any supplements or amendments to any of its representations and warranties relating to the period after the date hereof with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete. The information contained in any such proposed supplement or amendment shall not be deemed to have modified the representations and warranties of the Company or be binding on MidCity unless accepted in writing.

     5.8 Title Matters.

         5.8.1 As soon as practicable after the date hereof and at least 30 days prior to the Effective Time, the Company shall, at its own expense, obtain and deliver to MidCity:

                (i)  With respect to the real estate described on Schedule
4.11.1 of the Company Disclosure (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner's preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to MidCity, which preliminary report shall contain a commitment of such title insurer to issue an owner's title insurance policy on ALTA 1992 Owner's Form B insuring the fee simple title of the Company or its Subsidiaries in such real estate in an amount equal to the fair market value of such real estate subject only to (A) liens of current state and local property taxes which are not delinquent or subject to penalty; and (B) such other matters as may be disclosed that are reasonably approved in writing by MidCity; and

                (ii) Surveys certified in accordance with ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 4.11.1 (i) showing with respect to such real estate: (A) the legal description; (B) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (C) no encroachments upon such parcel or adjoining parcels by buildings, structures, improvements or easements; (D) legal access to such parcel from a public street; and (E) no easements which materially and adversely affect the use of such parcel or the improvements located thereon.

         5.8.2 At least (5) business days prior to the Effective Time, the Company shall, at its own expense, obtain and deliver to MidCity owner's title insurance policies dated the Effective Date on ALTA 1992 Owner's Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Section 5.8.1(i) hereof issued by the insurer which issued such commitments insuring the fee simple estate of Subsidiary Bank (or such other entity reasonably acceptable to MidCity) in the real estate in the amount reasonably satisfactory to MidCity subject only to the matters set forth in Section 5.8.1(i) hereof or Schedule 4.11.2 of the Company Disclosure.

     5.9 Employee Benefits and Employees.

         5.9.1 The parties understand that, as MidCity will ultimately be the surviving corporation of a merger with the Surviving Corporation which is intended to be consummated immediately after the effectiveness of the Merger, those Plans sponsored by the Company immediately before the Effective Time will, as a matter of law, continue to be sponsored by MidCity from and after the Effective Time, and that, from and after the Effective Time, MidCity will continue to be vested with all of the powers, rights, duties, obligations and liabilities vested in the Company with respect to each such Plan immediately before the Effective Time. Notwithstanding the foregoing, from and after the date of this Agreement and prior to the Effective Time, the Company and its representatives will use commercially reasonable efforts to cause the Company to
(i) amend its ESOP to provide for applying so much as is necessary of the Merger Consideration received by the ESOP with respect to unallocated shares of Company Common Stock to repay in full the outstanding balance of the ESOP loan and allocating the remainder, if any, of the Merger Consideration received by the ESOP with respect to unallocated shares of Company Common Stock as earnings to the accounts of ESOP participants and former participants in proportion to their account balances; (ii) amend the ESOP to provide for its termination effective as of the Effective Time; and (iii) submit to the appropriate office of the Internal Revenue Service an application for determination on termination of the ESOP; and (iv) otherwise maintain the status of the ESOP as a plan qualified under Sections 401(a) and 4975 of the Code. The application for determination on termination will be subject to approval by counsel for MidCity, which approval will not be unreasonably withheld. At the Effective Time, the Company will cause the outstanding balance of the ESOP loan to be repaid in full with the Merger Consideration received by the ESOP as to unallocated shares of Company Common Stock. If the Internal Revenue Service issues a favorable determination letter with respect to the termination of the ESOP (including the proposed allocation of Merger Consideration), the Company will, as soon thereafter as it deems practicable, (A) make the proposed allocation of the amount of Merger Consideration received by the ESOP as to unallocated shares and not needed to repay the ESOP loan balance to the accounts of currently employed ESOP participants; (B) terminate the ESOP; (C) cause all accrued benefits in the ESOP to become fully vested and nonforfeitable as of the Effective Time; and (D) distribute all ESOP accounts to the current and former participants (or, in the case of deceased participants, their beneficiaries) entitled to them, in accordance with the terms of the ESOP.

         5.9.2 MidCity shall assume and honor the Damen Federal Bank for Savings Employee Severance Compensation Plan (the "Company Severance Plan"). Notwithstanding the foregoing, effective at the Effective Time, further participation in the Company Severance Plan shall be frozen, and no individual who is not already a participant in the Company Severance Plan at the Effective Time will become one after the Effective Time. Moreover, no individual who is a participant in the Company Severance Plan at the Effective Time or who would then be a participant in the Company Severance Plan but for the fact that he or she has entered into an employment contract, change of control agreement or severance agreement with the Company or any affiliate of the Company, shall be entitled to participate in any plan of MidCity or any of its affiliates offering severance benefits.

         5.9.3. If and to the extent Plans sponsored by the Company are terminated as of or after the Effective Time, and Transferred Employees are instead covered after the Effective Time under employee benefit plans maintained by MidCity or its subsidiaries (each a "MidCity Benefit Plan"), they will be given credit for service with the Company or its Subsidiaries in determining eligibility for and vesting in benefits under the MidCity Benefit Plans, but not for purposes of benefit accrual. A "Transferred Employee" is an individual who is an employee of the Company immediately before the Effective Time. The parties do not intend that Transferred Employees be covered under more than one employee benefit plan of a given type (for example, under both a Company medical plan and a MidCity medical plan).

     5.10 Stockholder Approval. The Company shall cause a meeting of its stockholders (the "Meeting") to be duly called and held as soon as practicable after the date hereof for the purpose of approving the transactions contemplated herein. The Company will cooperate and consult with MidCity with respect to the foregoing matters. The Company shall use commercially reasonable efforts to obtain the necessary approvals of this Agreement and the transactions contemplated hereby and thereby. Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MidCity, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement (or any transaction contemplated thereby or hereby); provided, that, the Board of Directors of the Company may withdraw or modify such recommendation, but only if the Board of Directors of the Company determines in good faith by majority vote, based on the written opinion of Hinshaw & Culbertson, that it would be a breach of its fiduciary duties not to so withdraw or modify such recommendation. Subject to the requirements of applicable laws, nothing contained in this Section 5.10 shall limit the Company's obligation to hold and convene the Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn or modified).

     5.11 Proxy Materials.

         5.11.1 As soon as practicable following but in no event more than thirty (30) days after the date of this Agreement, the Company will prepare and file with the SEC the appropriate proxy material (the "Proxy Materials") for mailing to the holders of the Company Common Stock, including a notice of the Meeting, proxy statement and form of proxy that comply with the Exchange Act and the applicable regulations of the SEC promulgated thereunder. MidCity will furnish to the Company all information concerning MidCity and MCNBC required for inclusion in the Proxy Materials and such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statement therein not misleading. The Company shall file the Proxy Material in preliminary form with the SEC as promptly as practicable, in any event no later than thirty (30) days after the date of this Agreement, and shall in good faith respond as promptly as practicable to all comments thereon of the SEC with a view toward mailing definitive Proxy Materials at the earliest practicable date (which the Company anticipates should be no later than thirty (30) days and in any event no later than sixty (60) days thereafter). In the Proxy Materials, the Company shall present this Agreement and the transactions contemplated hereby for approval by the holders of the Company Common Stock at the Meeting. Subject to Section 5.10, the Company shall include in the Proxy Materials the unanimous recommendation of its Board of Directors to the holders of the Company Common Stock that they approve this Agreement. Prior to submitting the Proxy Materials and any amendment, supplement or revision thereof to the SEC or the stockholders of the Company, the Company shall submit such material to MidCity and its counsel and provide MidCity and its counsel with a reasonable opportunity to review and comment upon such materials. Prior to responding to any comments of any regulatory or supervisory authority relating to the Proxy Materials, the Company shall review any proposed responses with MidCity and its counsel. The Company covenants to MidCity that the Proxy Materials (i) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading; in no event, however, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning MidCity or MCNBC furnished by MidCity specifically for use in Proxy Materials.

         5.11.2 The definitive Proxy Materials shall not be mailed (the "Mailing Date") to the holders of the Company Common Stock until all of the following conditions have been satisfied, except as MidCity waives such condition in writing:

                 (i) the Company shall have received a comfort letter, dated the date of its delivery, addressed to it from Cobitz, VandenBerg & Fennessy, in standard industry form with respect to transactions of this nature (the "Comfort Letter"). MidCity shall have the reasonable right to approve the substance of the Comfort Letter prior to the Mailing Date;

                 (ii) Keefe, Bruyette & Woods, Inc. shall have delivered to the Board of Directors of the Company for inclusion in the Proxy Materials an opinion (which shall be reaffirmed as of the date of mailing) to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view (the "Fairness Opinion"), dated within two days of the Mailing Date, in standard industry form with respect to transactions of this nature and as appropriate to satisfy the provisions of applicable law with respect to the ESOP; and

                 (iii) the Company shall have given not less than three days' notice to MidCity of the Mailing Date.

         5.11.3 The Company further covenants that it will cause the trustee of the Company's ESOP and profit sharing plan to agree that MidCity's legal counsel must approve the package of proxy information to be sent by the trustee to plan participants, to assist in achieving all parties' desire that the information given to participants will be sufficiently complete to support the trustee's pass-through of voting power to plan participants and its use of mirror voting on unallocated shares of Company Common Stock in either plan; the approval of MidCity's legal counsel will not be unreasonably withheld and neither MidCity nor its legal counsel will have any liability with respect to the content of any Proxy Materials.

     5.12 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions precedent referred to in Article 6 and to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.13 Public Announcements. MidCity and the Company shall approve in advance the substance of, and cooperate with each other in the development and distribution of, all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, advice of counsel or regulation.

     5.14 Dissenting Stockholders. The Company shall give MidCity (a) prompt notice of any demands received from holders of Dissenting Shares, and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of MidCity, make or offer to make any payment with respect to, or settle or offer to settle, any such demand for payment.

     5.15 Disclosure Schedules. The Company shall propose updates to the Company Disclosure and deliver such updates to MidCity no later than two (2) business days before any anticipated Effective Date, with respect to any matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Company Disclosure or which is necessary to correct any information in such Company Disclosure which has been rendered materially inaccurate thereby. MidCity shall be under no obligation to accept such updates and shall not be deemed to have done so except pursuant to a written acceptance agreement.

     5.16 Tail Insurance. On or before the Effective Date, MidCity shall purchase (or permit the Company to purchase) at a cost not to exceed $50,000 tail director and officer insurance for the directors and officers of the Company which insurance shall provide coverage for at least two (2) years substantially equivalent to the coverage currently in effect (but without any deductible applicable to any such officer or director) relating to acts or omissions occurring on or before the

Effective Date.

     5.17 Indemnification. Except as may be limited by applicable law, MidCity hereby agrees to cause the Company to maintain all rights of indemnification currently provided by the Company in favor of their current and former directors and officers on terms not materially less favorable than those provided in the certificate of incorporation, articles of association or by-laws of the Company or Subsidiary Bank or otherwise in effect on December 31, 1998 for a period of two years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event MidCity or any of its successors or assigns (a) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction, or (b) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 5.17.

                                   ARTICLE 6
                       CONDITIONS PRECEDENT TO THE MERGER

     6.1 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         6.1.1 All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.

         6.1.2 None of MidCity, NewCo, the Company or any of its Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins, restrains or prohibits any of the transactions contemplated hereby.

         6.1.3 This Agreement and the transactions contemplated hereby, including, without limitation, the Merger, shall have been approved by (a) the requisite vote of the stockholders of the Company in accordance with applicable law and (b) the Board of Directors of MidCity.

         6.1.4 The Company shall have received the Fairness Opinion referred to in Section 5.11 and such opinion shall not have been withdrawn or materially and negatively modified.

     6.2 Conditions to the Obligations of MidCity and NewCo under this Agreement. The obligations of MidCity and NewCo under this Agreement shall be further subject to the satisfaction, at the Effective Time, of the following conditions, any one or more of which may be waived, in writing, in whole or in part by MidCity.

         6.2.1 This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company in accordance with applicable law and stockholders holding not more than five percent (5%) of the outstanding shares of Company Common Stock shall have properly exercised appraisal rights with respect to their shares of Company Common Stock.

         6.2.2 Each of the obligations of the Company required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except that those representations and warranties which specifically relate to an earlier specified date shall continue to be true and correct in all material respects as of such specified date.

         6.2.3 Any and all material permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies which are necessary in connection with the consummation of the transactions contemplated hereby (including the approvals and consents referenced in Section
1.2 hereof) shall have been obtained, and none of such permits, consents, waivers, clearances, approvals or authorizations shall contain any term or condition which MidCity reasonably determines to be materially burdensome to MidCity or its present or intended operations.

         6.2.4 MidCity shall have received an opinion(s), dated the Effective Date, from Hinshaw & Culbertson, counsel for the Company, or such other counsel as shall be acceptable to MidCity, in substantially the form attached hereto as
Exhibit 6.2.4.

         6.2.5 No legal, administrative, arbitration or other proceedings shall have been instituted or, in the reasonable opinion of MidCity, be imminent by or before a court or any governmental authority to enjoin, restrain or prohibit any of the transactions contemplated hereby or which, in the reasonable opinion of MidCity, could materially reduce or impair the value of the Company and its Subsidiaries, and no judgement, order or decree of any court shall be in effect, and no statute or rule, order or regulation of any governmental agency shall be in effect that, in the reasonable opinion of MidCity, materially reduces or impairs the value of the Company and its Subsidiaries.

         6.2.6 From September 30, 1998 to the Effective Time, the Company shall not have suffered a Material Adverse Effect.

         6.2.7 MidCity shall have received certificates, dated as of a date as close as practicable to the Effective Date, from appropriate authorities as to the valid existence and good standing of the Company and its Subsidiaries.

         6.2.8 MidCity shall have received the resignations and releases, effective as of the Effective Time, of Janine M. Poronsky, Kenneth D. Vanek, Mary Beth Poronsky Stull and Gerald

J. Gartner in form and substance acceptable to MidCity.

         6.2.9 The Company shall have furnished MidCity with a certificate of its officers to evidence fulfillment of the conditions set forth in this Section
6.2 in substantially the form as is attached hereto as Exhibit 6.2.9.

         6.2.10 No more than two percent (2%) of Subsidiary Bank's total loans, by an aggregate principal amount, shall be past due ninety (90) days.

         6.2.11 MidCity shall have received the proposed updates to the Company Disclosure in form and substance reasonably acceptable to MidCity.

         6.2.12 MidCity shall have received evidence satisfactory to it of the termination of all litigation against the Company, its Subsidiaries (and their officers and directors).

         6.2.13 MidCity shall have received (i) documentation in form and substance reasonably acceptable to MidCity evidencing the termination of the Option Plan and Company Stock Options and (ii) the termination amendment for the ESOP (which will be effective) in form and substance reasonably acceptable to MidCity.

         6.2.14 MidCity shall have received original counterparts of the Cancellation Agreements from each holder of Company Stock Options and such agreements shall be and remain in full force and effect.

         6.3 Conditions to the Obligations of the Company under this Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction, at the Effective Time, of the following conditions, any one or more of which may be waived, in writing, by the Company in whole or in part.

         6.3.1 Each of the obligations of MidCity and NewCo required to be performed at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of MidCity and NewCo contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except that those representations or warranties which are stated as of a specified earlier date shall continue to be true and correct in all material respect as of such specified date.

         6.3.2 MidCity and NewCo shall have furnished the Company with a certificate of their officers to evidence fulfillment of the conditions set forth in this Section 6.3 in substantially the form as is attached hereto as
Exhibit 6.3.2.

         6.3.3 Evidence of receipt by the Exchange Agent of the Merger Consideration in immediately available funds as required by Section 2.5(a).

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         7.1.1  by mutual written consent of the Company and MidCity;

         7.1.2  by MidCity if:

                (i) The Effective Date shall not have occurred on or prior to December 1, 1999;

                (ii) any condition set forth in Sections 6.1 and 6.2 of this Agreement has not been substantially satisfied or waived in writing by September 30, 1999, unless the failure to satisfy such condition is due to a breach of this Agreement by MidCity;

                (iii) any warranty or representation made by the Company is discovered to be or to have become untrue, incomplete or misleading in any material respect, and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given;

                (iv) the Company shall have breached one or more covenants of this Agreement in any material respect and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given; or

                (v) if the Company's Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to MidCity or NewCo, its approval or recommendation of the Merger or shall have recommended acceptance of any Takeover Proposal, or shall have resolved to do any of the foregoing.

     7.1.3  by the Company if:

                (i) The Effective Date shall not have occurred on or prior to December 1, 1999;

                (ii) any condition set forth in Sections 6.1 and 6.3 of this Agreement has not been substantially satisfied or waived in writing by September 30, 1999, unless the failure to satisfy such condition is due to a breach of this Agreement by the Company;

                (iii) any warranty or representation made by MidCity is discovered to be or to have become untrue, incomplete or misleading in any material respect, and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given;

                (iv) MidCity shall have breached one or more covenants of this Agreement in any material respect and such breach (if capable of cure) remains uncured for a period of thirty (30) days after notice thereof is given; or

                (v) The Company shall have received a Takeover Proposal that the Board of Directors determines, after receiving the advice of its outside counsel, that to proceed with the Merger, in light of such proposal, would violate the fiduciary duties of the Board of Directors to the Company's stockholders; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause (v) unless it (a) delivers at least five (5) business days written notice to MidCity of its intent to so terminate and (b) complies with the provisions of Section 7.3.

     7.2 Effect of Termination by MidCity or the Company. In the event of termination of this Agreement by MidCity or the Company as provided in Section
7.1 hereof, this Agreement shall forthwith become void (other than Sections
5.5.2 and 7.3 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of MidCity, NewCo or the Company or their respective officers or directors except for the liability of MidCity and the Company under Sections 5.5.2 and 7.3. Notwithstanding the prior sentence, in the event of termination of this Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (iii) the failure of any condition set forth in Article 6 hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

     7.3 Payment in Lieu of Fees and Expenses and Opportunity Costs. If this Agreement is terminated by the Company pursuant to Section 7.1.3(v) or by MidCity pursuant to Section 7.1.2(v) and prior thereto or within 24 months after such termination:

     (i) the Company shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal, or a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement), or

     (ii) the Board of Directors of the Company shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of the Company approve or accept any Takeover Proposal in each case other than as contemplated by this Agreement, then the Company shall promptly, but in no event later than one day after the first of such events shall have occurred, pay MidCity (to the extent it has not already paid at the time of termination) (i) a fee equal to One Million Dollars ($1,000,000) plus (ii) the amount of the reasonable out-of-pocket expenses of MidCity and NewCo incurred or arising in connection with the Merger, this Agreement, and the transactions contemplated thereby and hereby (including, without limitation, fees, expenses or any other amounts paid or payable to banks, financial institutions, investment bankers, attorneys, accountants, consultants and printers).

     7.4 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated herein, MidCity, NewCo and the Company may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained herein; provided, however, that following the approval of the stockholders, without the approval of the stockholders of the Company there can be no further amendments that would require the approval of the stockholders under the DGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1 Expenses. Each party to this Agreement will pay its respective fees and expenses incurred in connection with the preparation and performance of this Agreement, including fees and expenses of its counsel, accountants, and other experts and advisors.

     8.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or certified mailed, first-class postage prepaid or by facsimile (with receipt confirmed), as follows:

         (a)   If to the Company, to:

               Mary Beth Poronsky Stull
               Chairman of the Board and President
               Damen Financial Corporation
               200 West Higgins Road
               Schaumburg, IL  60195-3788
               Fax: (847) 882-5346

               With a copy to:

               Gary E. Medler, Esq.
               Hinshaw & Culbertson
               222 North LaSalle Street
               Suite 300
               Chicago, IL 60601
               Fax: (312) 704-3001

         (b)   If to MidCity or NewCo, to:

               Mr. Kenneth A. Skopec
               MidCity Financial Corporation
               801 West Madison Street
               Chicago, IL  60607
               Fax:  (312) 421-7750

               With a copy to:

               James M. Neis, Esq.
               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois  60601
               Fax:  (312) 558-5700

or to such other address as the parties hereto may designate in writing as aforesaid.

     8.3 Governing Law; Jurisdiction.

     (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF DELAWARE SHALL APPLY TO THE MERGER.

     (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

     8.4 Whole Agreement. All schedules, exhibits and lists referred to in this Agreement are integral parts hereof, and this Agreement, together with the agreement contemplated herein, schedules, exhibits and related lists constitutes the entire contract between the parties and no understandings or agreements, verbal or otherwise, with respect to the subject matter hereof exists between the parties.

     8.5 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of only the parties named herein or therein and their respective successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto except that NewCo may assign any or all of its rights and obligations under this Agreement to any wholly owned direct or indirect subsidiary of MidCity.

     8.6 Survival. The respective representations and warranties of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time. All covenants contained in this Agreement which by their terms survive or are to be performed after the Effective Time shall survive for their respective periods indicated.

     8.7 No Reliance on Headings; Interpretation. Article headings and Section headings as contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.

     8.8 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.10.

     8.11 Specific Performance. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.


                    [REST OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                    MIDCITY FINANCIAL CORPORATION


                                    By:
                                       --------------------------
                                       Name:
                                       Title:


                                    DAMEN FINANCIAL CORPORATION


                                    By:
                                       --------------------------
                                       Name:
                                       Title:

                                    MIDCITY CFD, INC.


                                    By:
                                       --------------------------
                                       Name:
                                       Title:

                                                                      APPENDIX B


                                      DRAFT




Board of Directors
Damen Financial Corporation
200 West Higgins Road
Schaumburg, IL 60195

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Damen Financial Corporation ("Damen") of the consideration to be received by such stockholders in the proposed merger (the "Merger") of Damen with and into MidCity Financial Corporation ("MidCity"), pursuant to the Agreement Plan and of Merger dated as of February 22,1999 between Damen and MidCity (the "Merger Agreement"). Under the terms of the Merger, stockholders of Damen will receive $18.35 in cash from MidCity. It is our understanding that the Merger will be accounted for as a purchase accounting transaction under generally accepted accounting principles.

     Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Damen and MidCity and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Damen for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Damen in rendering this fairness opinion and will receive a fee from Damen for our services.

Damen Financial, Inc.                                                      Draft
Board of Directors
Page 2



     In rendering our opinion, we have (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of Damen for the most recent fiscal years, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Damen, and certain internal financial analyses and forecasts for Damen prepared by management; (ii) held discussions with members of senior management of Damen regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for Damen with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the bank and thrift industries; and (v) performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Damen as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Damen and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for Damen and MidCity are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Damen or MidCity, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Damen; (ii) the assets and liabilities of Damen; and (iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.35 cash consideration is fair, from a financial point of view, to the common stockholders of Damen.

                                                  Very truly yours,


                                                  KEEFE, BRUYETTE & WOODS, INC.

                                                                      APPENDIX C

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]

                  For the fiscal year ended September 30, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]


     Commission file number 0-25484


                           DAMEN FINANCIAL CORPORATION
               (Exact Name of Issuer as Specified in its Charter)


                 Delaware                                        36-4029638
      (State or other jurisdiction of                         (I.R.S. Employer
      incorporation or organization)                         Identification No.)

200 West Higgins Road, Schaumburg, Illinois                             60195
 (Address of principal executive offices)                             (Zip Code)

Issuer's telephone number, including area code: (847) 882-5320

           Securities Registered Pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)



         Check whether the Issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past twelve months (or for such shorter period that the Issuer was required to file such reports), and (2) has been subject to such requirements for the past 90 days. YES [X] NO [ ]

         Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-K contained in this form, and no disclosure will be contained, to the best of Issuer's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         As of December 9, 1998, there were issued and outstanding 2,820,154 shares of the Issuer's Common Stock. The aggregate market value of the voting stock held by non-affiliates of the Issuer, computed by reference to the closing price of such stock on the Nasdaq National Market as of December 9, 1998 was approximately $40.2 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the Issuer that such person is an affiliate of the Issuer.)

                       DOCUMENTS INCORPORATED BY REFERENCE

PART III of Form 10-K--Proxy Statement for the Annual Meeting of Stockholders to be held in 1999 for the fiscal year ended September 30, 1998.


================================================================================

                                TABLE OF CONTENTS




PART I

Item 1.    Business............................................................1
Item 2.    Properties.........................................................10
Item 3.    Legal Proceedings..................................................10
Item 4.    Submission of Matters to a Vote of Security Holders................10

PART II

Item 5.    Market for Registrant's Common Equity and
                Related Stockholder Matters...................................11
Item 6.    Selected Consolidated Financial Data...............................11
Item 7.    Management's Discussion and Analysis of Financial Condition
                and Results of Operations.....................................14
Item 7a.   Quantitative and Qualitative Disclosures About Market Risk.........43
Item 8.    Financial Statements and Supplementary Data........................44
Item 9.    Changes In and Disagreements with Accountants .....................69

PART III

Item 10.   Directors and Executive Officers of the Registrant.................69
Item 11.   Executive Compensation.............................................69
Item 12.   Security Ownership of Certain Beneficial Owners and Management.....69
Item 13.   Certain Relationships and Related Transactions.....................69

PART IV

Item 14.   Exhibits and Reports on Form 8-K...................................70

                                     PART I

ITEM 1.       BUSINESS

GENERAL

         Damen Financial Corporation, a Delaware corporation ("DFIN" or the "Company"), was formed in 1995 at the direction of Damen Federal Savings Bank (the "Savings Bank") for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Savings Bank issued on September 29, 1995 in connection with the Savings Bank's conversion from the mutual to stock form of organization (the "Conversion"). The Company issued 3,967,500 shares of Common Stock at $10.00 per share in the Conversion. On February 27, 1997, the Savings Bank converted from a federal savings bank to a national bank (the "Bank Conversion"), and in connection therewith changed its name to Damen National Bank ("Damen" or the "Bank"). Upon consummation of the Bank Conversion, the Company de-registered as a thrift holding company and registered as a bank holding company.

         At September 30, 1998, the Company had total assets of $228.0 million, deposits of $115.7 million and stockholders' equity of $45.3 million. The Company's Common Stock is quoted on the Nasdaq National Market System under the symbol "DFIN." Unless the context otherwise requires, all references herein to the Bank or the Company include the Company and the Bank on a consolidated basis.

         The Bank was originally chartered in 1916 to service a primarily Slovak community on Chicago's South Side and became a federal savings bank in 1990. The Company serves the financial needs of communities in its market area through its main office located in Schaumburg, Illinois and two branch offices located in Chicago and Burbank, Illinois.

         The Company's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a much lesser extent, multi-family and commercial real estate and commercial consumer loans primarily in its market area. See the "Lending Activities," section of Management's Discussion and Analysis of Financial Condition and Results of Operations below. At September 30, 1998, $84.9 million, or 76.43% of the Company's total loan portfolio consisted of residential one- to four-family mortgage loans.

         The Company also invests in mortgage-backed and related securities and investment securities and other permissible investments. See "Investment Activities--Investment Securities" and "--Mortgage-Backed and Related Securities," section of Management's Discussion and Analysis of Financial Condition and Results of Operations below.

SUBSIDIARY ACTIVITIES

         At September 30, 1998 the Bank had one wholly-owned service corporation, Dasch, Inc. ("Dasch"). The principal activity of Dasch is to offer investment products and services thru INVEST Financial Corporation, a large financial service company which provides support with marketing, financial planning programs, market research and a wide variety of investment products. In late 1997, Dasch hired an experienced full-time sales representative to provide investment products and services at all three Bank locations. Net income of Dasch for the years ended September 30, 1998, 1997 and 1996 was ($39,683), $2,999 and $3,895, respectively.

COMPETITION

         The Bank faces strong competition both in originating real estate and consumer loans and in attracting deposits. Competition in originating loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers which also make loans secured primarily by real estate located in the Bank's market area. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         The Bank attracts its deposits through its main and branch offices, primarily from the communities in which those offices are located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, credit unions, mutual funds and securities firms located in the same communities. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, interbranch deposit and withdrawal privileges and a customer oriented staff. The Bank's share of the loan and deposit markets in its three market areas is 4.57% in Schaumburg, 10.99% in Burbank and less than 1% of the entire Chicago market.

EMPLOYEES

         At September 30, 1998, the Company had a total of 34 full-time employees. None of the Company's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following is a description of the Company's and Bank's executive officers who were not also directors as of September 30, 1998.

         GERALD J. GARTNER. Mr. Gartner, age 55, has served as Treasurer and Chief Financial Officer of the Company since its incorporation in 1995, and as Cashier and Chief Financial Officer of the Bank since 1975.

         KENNETH D. VANEK. Mr. Vanek, age 68, has served as a branch manager and Senior Vice President of the Bank since 1988, and of the Company since its incorporation in 1995. Mr. Vanek joined the Bank in 1971 as an accounting clerk.

REGULATION

GENERAL

         The Company is a registered bank holding company, subject to broad federal regulation and oversight by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is a national bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations by the OCC, the FDIC and the Federal Reserve Board. The Bank is also a member of the FHLB of Chicago. The Bank is a member of the SAIF and the deposits of the Bank are insured by the FDIC.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

FEDERAL REGULATION OF NATIONAL BANKS

         The OCC has extensive authority over the operations of national banks. As part of this authority, the Bank is required to file periodic reports with the OCC and is subject to periodic examinations by the OCC. All national banks are subject to a semi-annual assessment, based upon the institution's total assets, to fund the operations of the OCC.

         The OCC also has extensive enforcement authority over all national banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC. Except under certain circumstances, public disclosure of final enforcement actions by the OCC is required.

         The OCC, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OCC and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

         The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OCC an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions are made by the FDIC for each semi-annual assessment period.

         In order to equalize the deposit insurance premium schedules for SAIF insured institutions and institutions with deposits insured by the Bank Insurance Fund (the "BIF"), the FDIC imposed a one-time special assessment on all SAIF-assessable deposits held as of March 31, 1995 pursuant to legislation enacted on September 30, 1996. The Company's special assessment, which was $860,000, was paid in November 1996 but accrued for the fiscal year ended September 30, 1996. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to 1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 basis points no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits, will continue until the bonds mature in the year 2017.

         REGULATORY CAPITAL REQUIREMENTS. The Bank is subject to the capital regulations of the OCC. The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

         The leverage ratio adopted by the OCC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMEL rating system for banks. National banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of common stockholders' equity and retained income and certain non-cumulative perpetual preferred stock and related income, except that no intangibles and certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

         The risk-based capital requirements established by the OCC's regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital," provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital include certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets.

         The OCC has revised its risk-based capital requirements to permit the OCC to require higher levels of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Small institutions that are highly capitalized and have minimal interest rate risk would be exempt from the rule unless otherwise determined by the OCC. Management of the Bank has not determined what effect, if any, the OCC's proposed interest rate risk component would have on the Bank's capital if adopted as proposed.

         PROMPT CORRECTIVE ACTION. The OCC is authorized and, under certain circumstances required, to take certain actions against national banks that fail to meet their capital requirements. The OCC is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OCC may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OCC is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         Any national banking association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the Bank. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OCC must appoint a receiver (or conservator with the concurrence of the FDIC) for a bank, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized bank is also subject to the general enforcement authority of the OCC, including the appointment of a conservator or a receiver.

         The OCC is also generally authorized to reclassify a bank into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OCC of any of these measures on the Bank may have a substantial adverse effect on the Bank's operations and profitability and the value of the Company's Common Stock.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

         The Bank's ability to pay dividends is governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a cash dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the Bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

         The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the Bank would be classified as "undercapitalized" under the OCC's regulations. See "Insurance of Accounts and Regulation by the FDIC-- Prompt Corrective Action," above. Finally, the Bank would not be able to pay dividends on its capital stock if its capital would thereby be reduced below the remaining balance of the liquidation account established in connection with the Conversion.

COMMUNITY REINVESTMENT ACT

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OCC.

         The federal banking agencies, including the OCC, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in 1996 and received a rating of "Satisfactory."

TRANSACTIONS WITH AFFILIATES

         Generally, transactions between a national bank or its subsidiaries and its affiliates are required to be on terms as favorable to the bank as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the Bank's capital. Affiliates of the Bank include any company which is under common control with the Bank. In addition, the Bank may not acquire the securities of most affiliates. Subsidiaries of the Bank are not deemed affiliates. However, the Federal Reserve Board has the discretion to treat subsidiaries of national banks as affiliates on a case-by-case basis.

         Certain transactions with directors, officers or controlling persons ("Insiders") are also subject to conflict of interest rules enforced by the OCC. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, as a general matter, loans to Insiders must be made on terms substantially the same as for loans to unaffiliated individuals.

FEDERAL RESERVE SYSTEM

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1998, the Bank had $580,150 in FRB stock, which was in compliance with these reserve requirements.

         National banks are authorized to borrow from the FRB "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the FRB.

         The Bank is a member of the Federal Reserve System.

HOLDING COMPANY REGULATION

         GENERAL. The Company is a bank holding company, registered with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. As a bank holding company, the Company is required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and will be subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

         Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

         INTERSTATE BANKING AND BRANCHING. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

         Additionally, on June 1, 1997, the federal banking agencies became authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opted out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above. The State of Illinois has authorized interstate merger transactions effective June 1, 1997.

         The Act authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching.

         DIVIDENDS. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See "Regulatory Capital Requirements -- Prompt Corrective Action."

         Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

         CAPITAL REQUIREMENTS. The Federal Reserve Board has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, compliance is measured on a bank-only basis. See "Insurance of Accounts and Regulation by the FDIC--Regulatory Capital Requirements." At September 30, 1998, the Company satisfied the Federal Reserve Board's capital requirements for bank holding companies.

FEDERAL HOME LOAN BANK SYSTEM

         The Bank is a member of the FHLB of Chicago, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Chicago. At September 30, 1998, the Bank had $3.2 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 6.54% and were 6.81% for calendar year 1997.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

FEDERAL AND STATE TAXATION

         FEDERAL TAXATION. In addition to the regular income tax, corporations, including the Bank, are generally subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, such as the Bank, were also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         The Company and its subsidiaries filed separate federal income tax returns on a fiscal year basis using the accrual method of accounting.

         Neither the Company nor its subsidiary have been audited by the IRS with respect to their federal income tax returns during the last ten years. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Company) would not result in a deficiency which could have a material adverse effect on the financial condition of the Company on a consolidated basis.

         ILLINOIS TAXATION. For Illinois income tax purposes, the Company is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has had the effect of eliminating Illinois taxable income for the Company.

         The Company's accounting activities are maintained on an in-house computer system and its record-keeping activities are maintained on an on-line basis with an independent service bureau.

         DELAWARE TAXATION. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

ITEM 2.       DESCRIPTION OF PROPERTIES

         DFIN conducts its business at its main office and two other locations in its market area. The following table sets forth information concerning each of DFIN's offices as of September 30, 1998. At September 30, 1998, the total net book value of DFIN's premises and equipment (including land, building and leasehold improvements, and furniture, fixtures and equipment) was approximately $3.5 million.


                                    YEAR        OWNED OR      NET BOOK VALUE AT
                  LOCATION        ACQUIRED       LEASED      SEPTEMBER 30, 1998
                  --------        --------       ------      ------------------
     Main Office:
     200 West Higgins Road         1993(1)        Owned          $1,897,000
     Schaumburg, Illinois

     Full Service Branches:
     5100 South Damen Avenue        1964          Owned             181,000
     Chicago, Illinois

     5750 West 87th Street          1991          Owned             721,000
     Burbank, Illinois

(1)      Office first occupied in 1975.

         The Company believes that its current facilities are adequate to meet the present and foreseeable future needs of the Company. The Company's Schaumburg office currently has approximately 2,100 square feet of unoccupied office space which the Company intends to lease to third parties.

         The Bank's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Company at September 30, 1998 was approximately $420,000.

ITEM 3.       LEGAL PROCEEDINGS

         From time to time, DFIN is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on DFIN's financial position or results of operations.

ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended September 30, 1998.

                                     PART II

ITEM 5.       MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
              MATTERS

STOCK LISTING

         Damen Financial Corporation's common stock is traded over the counter and is listed on the Nasdaq National Market System under the symbol "DFIN." At September 30, 1998, there were 2,957,154 shares of Damen Financial Corporation common stock issued and outstanding and there were approximately 240 holders of record. The table below shows the range of the common stock for each quarter of fiscal years 1997 and 1998. These prices do not represent actual transactions and do not include retail markups, markdowns or commissions.


         QUARTER ENDED             HIGH          LOW      PER SHARE DIVIDEND
       December 31, 1996          $12.94        $11.75         $.06
       March 31, 1997             $15.00        $12.63         $.06
       June 30, 1997              $14.75        $13.88         $.06
       September 30, 1997         $15.75        $13.88         $.06
       December 31, 1997          $17.38        $15.63         $.10
       March 31, 1998             $18.38        $16.25         $.12
       June 30, 1998              $19.25        $16.13         $.12
       September 30, 1998         $17.25        $12.13         $.12

         The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers. For a discussion regarding regulatory restrictions on the ability of the Company and the Bank to pay dividends see "Insurance of Accounts and Regulation by the FDIC," "Limitations on Dividends and Other Capital Distributions" and "Holding Company Regulation --Dividends," sections of the Business section, above.

ITEM 6.       SELECTED CONSOLIDATED FINANCIAL DATA


                                                          At September 30,                      At November 30,
                                       -------------------------------------------------------- ---------------
                                          1998           1997           1996            1995           1994
                                       ----------     ----------     ----------      ---------- ---------------
                                                               (Dollars in Thousands)
  SELECTED FINANCIAL CONDITION
  DATA:
  Total assets......................   $228,033       $231,109       $234,555        $232,358        $190,643
  Loans receivable, net.............    109,418         97,244         91,146          87,555          88,225
  Mortgage-backed securities........     65,052         84,610         88,098          82,192          67,742
  Tax-exempt securities.............     19,843         22,493         24,905          20,478          16,711
  Investment securities.............     26,078         18,925         23,325          16,871          11,483
  Deposits..........................    115,699        125,746        118,973         126,632         126,210
  Borrowings........................     61,800         56,500         59,600          45,500          44,000
  Total equity......................     45,254         45,939        $52,870          55,710          17,874

                                                                                                                 Ten Months Ended
                                                                      Year Ended September 30,                     September 30,
                                                          -----------------------------------------------     ----------------------
                                                             1998         1997        1996         1995        1995(1)       1994
                                                          --------     --------     --------     --------     --------     ---------
                                                                                   (Dollars in Thousands)
SELECTED OPERATIONS DATA:
Total interest income ................................    $ 16,584     $ 16,494     $ 16,661     $ 14,029     $ 11,851     $ 10,555
Total interest expense ...............................      10,013        9,823        9,672        9,397        7,997        6,234
                                                          --------     --------     --------     --------     --------     ---------
   Net interest income ...............................       6,571        6,671        6,989        4,632        3,854        4,321
Provision for loan losses ............................         147           37           70          163          163           --
                                                          --------     --------     --------     --------     --------     ---------
Net interest income after provision for loan
 losses...............................................       6,424        6,634        6,919        4,469        3,691        4,321
                                                          --------     --------     --------     --------     --------     ---------
Fees and service charges .............................         165           42          109           77           69           54
Gain (loss) on sales of mortgage-backed
 securities and investment securities ................         571          140           84           (6)           3           48
Unrealized gain (loss) on mortgage-backed
 securities and investment securities
 held-for-sale .......................................          --           --           --         (892)          --         (645)
Other non-interest income ............................         190           85           74           82           66           83
                                                          --------     --------     --------     --------     --------     ---------
Total non-interest income ............................         926          267          267         (739)         138         (460)
Total non-interest expense ...........................       4,995        4,816        5,243        3,610        3,032        2,583
                                                          --------     --------     --------     --------     --------     ---------
Income before taxes and change in accounting
 principles ..........................................       2,355        2,085        1,943          120          797        1,278
Income tax (provision) benefit .......................        (427)        (340)        (163)         348          108         (277)
Cumulative effect of change in accounting for
 securities available-for-sale, net of tax effect.....          --           --           --          907          907           --
Cumulative effect of change in accounting for
 income taxes ........................................          --           --           --           --           --         (253)
                                                          --------     --------     --------     --------     --------     ---------
Net income ...........................................    $  1,928     $  1,745     $  1,780     $  1,375     $  1,812     $    748
                                                          ========     ========     ========     ========     ========     =========


(1) During 1995, the Company changed its fiscal year end from November 30 to September 30.

                                                                                                                   At or For Ten
                                                                                                                    Months Ended
                                                                      At or For the Year Ended September 30,       September 30,
                                                                    -----------------------------------------   -------------------
                                                                      1998      1997        1996      1995      1995(1)      1994
                                                                    --------  --------    ---------  --------   -------    --------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Return on average assets (ratio of net income to
   average total assets)(2)(3)..................................      .83%       .75%        .76%(5)    .69%       .54%       .52%
  Return on average stockholders' equity (ratio of net
   income to average retained earnings)(2)(3)...................     4.15       3.45        3.21(6)    6.75       4.83       5.27
  Efficiency ratio(7)...........................................    72.12      70.84       61.11      75.35      76.02      57.94
  Interest rate spread information:
   Average during period........................................     1.93       1.84        1.80       1.89       1.82       2.48
   End of period................................................     1.90       1.72        1.70       1.65       1.65       2.08
  Net interest margin(4)........................................     2.93       2.98        3.07       2.41       2.37       2.91
  Ratio of operating expense to average total
   assets(2)....................................................     2.15       2.07        2.23       1.82       1.81       1.69
  Ratio of average interest-earning assets to
average interest-bearing liabilities ...........................     1.23x      1.26x       1.30x      1.11x      1.11x      1.10x


Per Share Information:
   Book value per share outstanding.............................    15.30      14.78       14.02      14.04      14.04        N/A
   Earnings per share - basic...................................      .67        .54         .49        .38        .50        N/A
   Earnings per share - diluted.................................      .65        .53         .49        .38        .50        N/A
   Dividends declared per share.................................      .40        .24         .12         --         --        N/A

Quality Ratios:
 Non-performing assets to total assets at end of................      .27        .12         .15        .03        .03        .06
 Allowance for loan losses to non-performing loans..............    72.20     168.56       98.42     420.71     420.71     108.13
 Allowance for loan losses to loans receivable, net.............      .41        .34         .38        .31        .31        .14

Capital Ratios:
 Stockholders' equity to total assets at end of period..........    19.84      19.88       22.54      23.98      23.98       9.38
 Average stockholders' equity to average assets.................    20.09      21.73       23.63      10.26      11.16       9.77

Other Data:
 Number of full-service offices ................................        3          3           3          3          3          3


(1) During 1995, the Company changed its fiscal year end from November 30 to September 30.
(2)   Ratios for the ten month period have been annualized.
(3) Calculated prior to cumulative effect of change in accounting for securities available-for-sale. For ten months ended September 30, 1995, the Company's return on average assets and return on average equity would have been .99% and 8.87%, respectively, if calculated to include the cumulative effect of change in accounting.
(4)   Net interest income divided by average interest earning assets.
(5)   Return would have .97% if calculated without regard to SAIF assessment.
(6)   Return would have 4.12% if calculated without regard to SAIF assessment.
(7) Non-interest expense, excluding SAIF special assessment, divided by net interest income plus other income except for gains and losses on investments available-for-sale and unrealized gains and losses on securities held-for-sale.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Damen Financial Corporation (the "Company") conducts no significant business other than holding investment securities and holding the common stock of its subsidiary, the Bank. All references to the Company include the Bank and the Bank's subsidiary, Dasch, Inc., unless otherwise indicated.

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the financial statements and accompanying notes thereto contained elsewhere herein.

FINANCIAL CONDITION

         SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997. Total assets decreased $3.1 million to $228.0 million as of September 30, 1998 from $231.1 million as of September 30, 1997. Loans increased by $12.2 million to $109.4 million at September 30, 1998 or 12.55% primarily due to new mortgage loan originations of $34.2 million because of a favorable lending environment and management's focus on increasing the size of the loan portfolio. Investment securities available-for-sale increased $4.5 million to $40.4 million from $35.9 due to purchases of $19.6 million partially offset by maturities and sales of $16.1 million. The increase was due to relatively more attractive rates and terms available during the year on government agency securities in addition to interest thereon being exempt from state income taxes. The Company elected to sell a part of its investment securities in order to take advantage of the declining interest rates. These sales resulted in gains of $552,000 for 1998. Mortgage-backed securities held to maturity decreased $11.5 million to $16.4 million from $27.9 million primarily due to repayments and the Company's decision to reinvest the proceeds in higher yielding loans and other investments. Mortgage-backed securities available-for-sale decreased $8.1 million to $48.6 million as of September 30, 1998, as repayments were used to increase new loan originations.

         Deposits decreased by $10.0 million to $115.7 million at September 30, 1998 from $125.7 million due to net withdrawals of $14.8 million partially offset by interest credited of $4.8 million. The decrease was centered primarily in certificates of deposit which decreased to $85.4 million as of the end of fiscal 1998, or 10.21%, as declining rates paid on such instruments led to a withdrawal of such funds. Borrowings from the Federal Home Loan Bank of Chicago increased by $5.3 million to $61.8 million at September 30, 1998. Advances were utilized primarily to offset savings withdrawals during the year due to declining rates and favorable returns on many competitive investment alternatives.

         Stockholders' equity decreased by $685,000 to $45.2 million at September 30, 1998 from $45.9 million at September 30, 1997, due primarily to the purchase of treasury stock at a cost of $2.8 million and payment of cash dividends of $1.1 million, partially offset by net income of $1.9 million and an increase of $358,000 in net unrealized market gains, net of taxes, on investments available for sale. The Company declared a quarterly cash dividend of ten cents per share for the first quarter and twelve cents per share for the three subsequent quarters ended September 30, 1998. At September 30, 1998 book value per share was $15.30 compared to $14.78 at September 30, 1997.

         SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996. Total assets decreased $3.4 million to $231.1 million as of September 30, 1997. Loans receivable increased by $6.1 million to $97.2 million at September 30, 1997 from $91.1 million primarily due to new mortgage loan originations of $21.0 million. Investment securities available-for-sale decreased $7.5 million to $35.9 million from $43.4 million due to maturities and sales of $15.5 million partially offset by purchases of $7.2 million. Mortgage-backed securities held to maturity decreased $7.6 million to $27.9 million from $35.5 million primarily due to repayments. Mortgage-backed securities available-for-sale increased $4.1 million to $56.7 million as of September 30, 1997. Purchases of mortgage-backed securities included $4.1 million of adjustable rate securities purchased to help reduce interest rate sensitivity.

         Deposits increased by $6.8 million to $125.7 million at September 30, 1997 from $118.9 million due to net deposits of $2.3 million and interest credited of $4.5 million. Borrowings from the Federal Home Loan Bank of Chicago decreased by $3.1 million to $56.5 million at September 30, 1997. Advance maturities were extended somewhat during the year to take advantage of a relatively flat yield curve and to help reduce interest rate risk.

         Stockholders' equity decreased by $6.9 million to $45.9 million at September 30, 1997 from $52.8 million at September 30, 1996, due primarily to the purchase of treasury stock at a cost of $9.8 million and payment of cash dividends of $1.0 million, partially offset by net income of $1.7 million and an increase of $1.2 million in net unrealized market gains, net of taxes, on investments available for sale. The Company declared cash dividends of six cents per share each quarter for the year ended September 30, 1997. At September 30, 1997 book value per share was $14.78 compared to $14.02 at September 30, 1996.

ASSET/LIABILITY MANAGEMENT

         The Company's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long-and short-term interest rates), could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities.

         In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Bank's interest rate monitoring efforts are focused primarily on an analysis of the difference or "gap" between the amounts of its assets and liabilities repricing during specific time periods and the "net portfolio value" analysis in order to avoid distortions in gap analysis that could be caused by changes in mortgage loan prepayment speeds and changes in the relationship between long- and short-term interest rates.

         In managing its asset/liability mix, the Bank may place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates and "positively sloped" yield curves, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates. However, in view of the above, the Bank's results of operations and net portfolio values remain vulnerable to increases in interest rates and to declines in the difference between long- and short-term interest rates.

         The Bank attempts to manage its interest rate risk. First, a significant portion of the Bank's mortgage-backed and related securities have adjustable interest rates ($27.4 million at September 30, 1998) or have anticipated average lives of five years or less at the time of purchase. Second, the Bank has devoted a portion of its investment securities to instruments having anticipated short or intermediate (five years or less) terms ($20.1 million at September 30, 1998). Third, the Bank has devoted a portion of its borrowing activity to indebtedness having terms of three years or more ($26.0 million at September 30, 1998). Fourth, a portion of the Bank's deposits consists of passbook accounts, which are considered by management to be somewhat more resistant to interest rate changes than most other types of accounts, and certificates of deposit, having maturities of three years or more ($20.0 million of passbook accounts and $4.1 million of certificates of deposit due after September 30, 2001). Also, although the Bank does not currently offer adjustable-rate loans on owner-occupied residences due to competitive factors, the Bank's fixed-rate lending program is focused on loans with terms of 15 years or less ($77.7 million or 72.8% of the Bank's mortgage loans).

         The Bank measures its interest rate risk ("IRR") in calculating its risk-based capital. The IRR component of capital is a dollar amount that measures the sensitivity of the Bank's net portfolio value ("NPV") to changes in interest rates. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts.

         Presented below, as of September 30, 1998, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments.

                               NET PORTFOLIO VALUE

         ASSUMED CHANGE
         IN INTEREST RATES        $ AMOUNT          $ CHANGE         % CHANGE
         -----------------        --------          --------         --------
          (basis points)            (Dollars in Thousands)
               +400               $ 42,767         $ (5,167)            (11)%
               +300                 43,518           (4,416)             (9)
               +200                 44,271           (3,663)             (8)
               +100                 46,063           (1,871)             (4)
                  0                 47,934                0               0
               -100                 50,672            2,738               6
               -200                 53,833            5,899              12
               -300                 57,504            9,570              20
               -400                 61,792           13,858              29


As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $3.7 million or 7.64%. On the other hand, a decrease in interest rates is anticipated to cause an increase in NPV.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's principal sources of funds are deposits and borrowings, amortization and prepayment of loan principal and mortgage-backed securities, maturities and sales of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, floors and caps on adjustable rate loans and mortgage-backed securities, general economic conditions and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. However, management has from time to time decided not to pay deposit rates that are as high as those of its competitors and, when necessary, to supplement deposits with longer term and/or less expensive alternative sources of funds.

         OCC regulations require the Bank to maintain an adequate level of liquid assets. Liquid assets generally include cash, certain time deposits, and investments "available-for-sale." The Company has historically maintained a significant level of liquid assets. At September 30, 1998, the Company's liquid assets totaled approximately $90.8 million or 39.8% of total assets.

         The Company's most liquid assets are cash and cash equivalents, which consist of short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At September 30, 1998 and 1997, cash and cash equivalents totaled $1.8 million and $2.1 million respectively.

         Operating activities provided positive cash flows for the years ended September 30, 1998, 1997 and 1996.

         The primary investing activities of the Company are originating loans and purchasing mortgage-backed and investment securities. During the years ended September 30, 1998, 1997 and 1996, the Company's loan originations and purchases totaled $34.2 million, $23.8 million and $19.8 million, respectively. Purchases of mortgage-backed and investment securities during the years ended September 30, 1998, 1997 and 1996 totaled $27.6 million, $19.6 million and $43.5 million, respectively. A substantial portion of loan originations and purchases of mortgage-backed securities and other investments were funded by loan repayments (including prepayments), the maturity or sale of securities and borrowed money.

         The primary financing activities of the Company are deposits and borrowings. For the year ended September 30, 1998, deposits decreased $10.0 million due to net withdrawals of $14.8 million and interest credited of $4.8 million. For the year ended September 30, 1997, deposits increased $6.8 million due to net deposits of $2.3 million and interest credited of $4.5 million. For the year ended September 30, 1996, deposits decreased $7.6 million due to net withdrawals of $12.8 million and interest credited of approximately $5.2 million. During the years ended September 30, 1998, 1997 and 1996, the Company's net (proceeds less repayments) financing activity with the Federal Home Loan Bank ("FHLB") totaled $5.3 million, $(3.1) million and $14.1 million, respectively.

         Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- to intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If the Company requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago. The Company anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 1998, the Company had outstanding loan commitments totaling $5.5 million and unused home equity lines of credit of $1.5 million. See Note 10 of the Notes to Consolidated Financial Statements for details of deposits and certificate maturities.

         The Bank is subject to various regulatory capital requirements imposed by the OCC. At September 30, 1998, the Bank was in full compliance with all applicable capital requirements. See Note 16 of the Notes to Consolidated Financial Statements for a reconciliation of equity capital of the Bank to regulatory capital.

RESULTS OF OPERATIONS

         The Company's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of the Company's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges, and are affected by the level of its noninterest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

         GENERAL. Net income for the year ended September 30, 1998 totaled $1.9 million, an increase of $183,000 from net income of $1.7 million for the year ended September 30, 1997. The increase was primarily due to an increase in gains on the sale of investments available for sale of $431,000, an increase in loan related fees of $123,000 and an increase in office rentals of $77,000 which were partially offset by a decrease in net interest income of $101,000, an increase in the provision for loan losses of $110,000, an increase in noninterest expense of $178,000 and an increase in income tax expense of $87,000.

         NET INTEREST INCOME. Net interest income decreased $100,000 to $6.6 million for the year ended September 30, 1998. Interest income increased $90,000 due primarily to an increase of four basis points in the weighted average yield to 7.41% during the year ended September 30, 1998. Interest expense increased $190,000 for the year ended September 30, 1998 to $10.0 million from $9.8 million the prior year. The increase was due to an increase of $5.1 million in average savings and borrowings, partially offset by a decrease of five basis points in the average cost of funds to 5.48% from 5.53%. A decrease in the net interest margin to 2.93% from 2.98% during the year was primarily due to a decrease in the ratio of interest earning assets to interest-bearing liabilities primarily due to an increase of $5.1 million in average interest-bearing liabilities. The net interest spread at September 30, 1998 increased 18 basis points to 1.90% from 1.72% a year ago. See also "Analysis of Net Interest Income," below.

         INTEREST INCOME. Interest income increased $90,000 to $16.6 million for the year ended September 30, 1998 from $16.5 million for the prior year. The increase was primarily due to an increase of $746,000 in interest on loans due to an increase in the average balance of $9.7 million to $102.6 million, partially offset by a decrease of four basis points in the average loan yield to 8.18% from 8.22%. This increase was partially offset by a decrease in interest on investments of $656,000 for the year ended September 30, 1998 due to a decrease in the average balance of $9.5 million to $121.3 million. The decrease in the average balance was primarily due to a decrease in the average outstanding balance of mortgage-backed securities which declined 13.3% or $11.6 million because of accelerated prepayments.

         INTEREST EXPENSE. Interest expense increased $190,000 to $10.0 million for the year ended September 30, 1998. Interest on deposits increased $157,000 as average interest-bearing deposits increased $4.1 million to $123.5 million partially offset by a decrease in the cost of savings to 5.13% from 5.18% due to declining interest rates particularly with respect to savings deposits and certificates of deposit. Interest expense on borrowed money increased $33,000 due to the increase in the average balance of borrowings from the FHLB of $1.0 million to $59.3 million which was partially offset by a decrease in the average cost of borrowings to 6.20% from 6.25%.

         PROVISION FOR LOAN LOSSES. The provision for loan losses increased by $110,000 to $147,000 for the year ended September 30, 1998 due primarily to an increase in loans receivable of $12.2 million and a higher concentration in loans other than one to four family. See also, "Delinquencies and Non-Performing Assets," below.

         OTHER INCOME. Other income increased by $659,000 to $926,000 for the year ended September 30, 1998. The increase resulted primarily from gains on the sale of investments available for sale of $431,000 to take advantage of market value increases and provide funds for stock repurchases. The increase was also due to an increase in loan related fees of $123,000 and an increase in office rentals of $77,000 due to rental of space at the Schaumburg office.

         OTHER EXPENSES. Other expenses increased $178,000 to $5.0 million for the year ended September 30, 1998 primarily due to increases in staffing costs, data processing costs and professional fees which were partially offset by a decrease in advertising expense, federal insurance premiums and equipment expense.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased $87,000 for the year ended September 30, 1998 to $427,000 from $340,000 for the prior year. This increase was due to an increase in pre-tax income, as well as an increase in the effective tax rate to 18.1% from 16.3%.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

         GENERAL. Net income for the year ended September 30, 1997 totaled $1.7 million, a decrease of $35,000 from net income of $1.8 million for the year ended September 30, 1996. The decrease was primarily due to a decrease in net interest income of $318,000, an increase in noninterest expense of $433,000 (excluding the SAIF special assessment) plus an increase in income tax expense of $177,000, partially offset by the elimination of the SAIF special assessment of $860,000 from the prior year.

         NET INTEREST INCOME. Net interest income decreased $318,000 to $6.7 million for the year ended September 30, 1997 from $7.0 million for the prior year. Interest income decreased $167,000 due to a

$4.0 million decrease in average interest-earning assets to $223.8 million from $227.8 million, primarily due to the liquidation of assets for stock repurchases of $9.8 million during the year, partially offset by an increase of six basis points in the weighted average yield to 7.37% during the year ended September 30, 1997 from 7.31% the prior year. Interest expense increased by $151,000 for the year ended September 30, 1997 to $9.8 million from $9.7 million the prior year. The increase was due to an increase of $2.3 million in average savings and borrowings in the year ended September 30, 1997 as well as an increase of two basis points in the average cost of funds to 5.53% from 5.51%. A decrease in the net interest margin to 2.98% from 3.07% during the year was primarily due to a significant decrease in the ratio of interest-earning assets to interest-bearing liabilities primarily due to treasury stock purchases of $9.8 million which reduced the amount of interest-earning assets by 4.3%.

         INTEREST INCOME. Interest income decreased $167,000 to $16.5 million for the year ended September 30, 1997 from $16.7 million for the prior year. The decrease was primarily due to a decrease of $487,000 in interest earned on all categories of investments, dropping to $8.6 million from $9.1 million, due to a reduction in average outstanding balances of $8.3 million to $127.5 million from $135.8 million, partially offset by an increase in the average yield on securities to 6.76% from 6.71%. The decrease in investment income was partially offset by an increase in interest on loans of $269,000 to $7.6 million from $7.3 million which was the result of average outstanding loans of $3.6 million during the year, partially offset by a decrease of four basis points in the average loan yield to 8.22% from 8.26%.

         INTEREST EXPENSE. Interest expense increased $151,000 to $9.8 million for the year ended September 30, 1997 from $9.7 million for the prior year. Interest on deposits decreased $249,000 as average interest-bearing deposits decreased $4.1 million to $119.4 million for the year ended September 30, 1997 from $123.5 million for the prior year. The cost of savings decreased 5.18% from 5.21% primarily due to most maturing certificates renewing at lower rates. Interest expense on borrowed money increased $400,000 as the average balance of borrowing from the Federal Home Loan Bank of Chicago increased $6.4 million to $58.3 million for the year ended September 30, 1997 from $51.9 million for the prior year. The cost of borrowings remained unchanged at 6.25%.

         PROVISION FOR LOAN LOSSES. The provision for loan losses decreased $37,000 for the year ended September 30, 1997 from $70,000 for the prior year. The provision is based on a formula which weighs loans by property type and delinquency status. There were no significant individual loans which contributed to the calculation of the allowance and there were no regulatory requests for additional provisions for loan losses during the years ended September 30, 1997 and 1996.

         OTHER INCOME. Other income of $267,000 for the year ended September 30, 1997 was unchanged from the prior year. A reduction of loan fees of $67,000, due to a lower number of new loan originations and increased loan costs, (especially for home equity and commercial loans), was partially offset by an increase of $56,000 in gains of sales of investments.

         OTHER EXPENSES. Other expenses decreased $427,000 to $4.8 million for the year ended September 30, 1997 from $5.2 million for the prior year primarily due to the SAIF special assessment of $860,000 in 1996 and a reduction in regular FDIC insurance premiums of $180,000 in 1997. These decreases were partially offset by an increase of $465,000 in compensation expenses to $2.7 million from $2.2 million primarily due to the Bank's efforts to develop a commercial loan capability and the additional cost of the RRP benefit plan which began in June 1996. Occupancy and equipment expenses increased $110,000 during the year ended September 30, 1997 to $772,000 from $662,000 the prior year. The increase was primarily due to significant repairs and maintenance at the Schaumburg and Burbank offices and increased costs associated with an upgraded computer system installed in the spring of 1996 and two ATM machines installed in the fall of 1996.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased $177,000 for the year ended September 30, 1997 to $340,000 from $163,000 for the prior year. This increase was due to an increase in state income tax due to a reduction in exempt interest on U.S. Government obligations as well as an increase in federal tax due to a reduction in allowable low-income housing tax credits because of a tax loss at the Bank level for the current year created by the SAIF special assessment.

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table sets forth certain information relating to average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                               Year Ended September 30,

                                                                    1998                               1997
                                                       -------------------------------  ---------------------------------
                                                         Average     Interest             Average       Interest
                                                       Outstanding    Earned/   Yield/   Outstanding     Earned/   Yield/
                                                         Balance       Paid      Rate      Balance        Paid      Rate
                                                       -----------   --------   ------   -----------    --------   ------
                                                                                 (Dollars in Thousands)
   ASSETS:
   Interest-earning Assets:
    Loans receivable...............................      $102,596      8,388      8.18     $ 92,931       7,642     8.22
    Mortgage-backed securities.....................        75,583      5,247      6.94       87,169       6,061     6.95
    Investment securities..........................        21,271      1,402      6.59       18,015       1,153     6.40
    Tax-exempt securities..........................        20,786      1,303      6.27       22,236       1,405     6.32
    FHLB and FRB stock.............................         3,694        244      6.61        3,452         233     6.75
                                                         --------   --------      ----     --------     -------     ----
     Total interest-earning assets.................       223,930     16,584      7.41      223,803      16,494     7.37
   Noninterest-earning assets......................         8,650   --------      ----        9,282     -------     ----
                                                         --------                          --------
     Total Assets..................................      $232,580                          $233,085
                                                         ========                          ========
   LIABILITIES AND EQUITY CAPITAL:
   Interest-bearing Liabilities:
    Savings deposits...............................      $ 19,531        532      2.72     $ 20,453         608     2.97
    NOW and Money Market Accounts..................         9,695        384      3.96       10,380         414     3.99
    Certificate accounts...........................        94,248      5,418      5.75       88,524       5,155     5.82
    Borrowings.....................................        59,304      3,679      6.20       58,328       3,646     6.25
                                                         --------   --------      ----     --------     -------     ----
     Total interest-bearing liabilities............       182,778     10,013      5.48      177,685       9,823     5.53
   Noninterest-bearing liabilities.................         3,335   --------      ----        4,754     -------     ----
                                                         --------                          --------
      Total Liabilities............................       186,113                           182,439
      Total Equity.................................        46,467                            50,646
                                                         --------                          --------
        Total Liabilities and Equity...............      $232,580                          $233,085
                                                         ========                          ========

   Net interest income.............................                 $  6,571                            $ 6,671
                                                                    ========                            =======
   Net interest rate spread(1).....................                               1.93%                             1.84%
                                                                                  ====                              ====

   Net interest-earning assets.....................       $41,152                          $ 46,118
                                                          =======                          ========
   Net yield on average interest-earning assets....                               2.93%                             2.98%
                                                                                  ====                              ====
   Ratio of average interest-earning assets
   to average interest-bearing liabilities.........                    1.23x                              1.26x
                                                                       ====                               ====


                                                                      1996                             1995
                                                       -------------------------------  ---------------------------------
                                                         Average     Interest             Average      Interest
                                                       Outstanding    Earned/   Yield/   Outstanding    Earned/    Yield/
                                                         Balance       Paid      Rate      Balance       Paid       Rate
                                                       -----------   --------   ------   -----------    --------   ------
                                                                                     (Dollars in Thousands)
      ASSETS:
      Interest-earning Assets:
       Loans receivable...............................    $ 89,288      7,373     8.26     $ 87,820    $ 7,191     8.19%
       Mortgage-backed securities.....................      88,034      6,082     6.91       73,054      4,690     6.42
       Investment securities..........................      24,440      1,542     6.31       11,447        986     8.61
       Tax-exempt securities..........................      23,341      1,482     6.35       17,508      1,010     5.77
       FHLB and FRB stock.............................       2,706        182     6.73        2,335        152     6.51
                                                          --------    -------     ----     --------    -------     ----
        Total interest-earning assets.................     227,809     16,661     7.31      192,164     14,029     7.30
      Noninterest-earning assets......................       7,155    -------     ----        6,508    -------     ----
                                                          --------                         --------
        Total Assets..................................    $234,964                         $198,672
                                                          ========                         ========
      LIABILITIES AND EQUITY CAPITAL:
      Interest-bearing Liabilities:
       Savings deposits...............................    $ 21,662        710     3.28     $ 25,316        806     3.18
       NOW and Money Market Accounts..................      11,149        444     3.98       11,801        477     4.04
       Certificate accounts...........................      90,646      5,272     5.82       91,650      5,244     5.72
       Borrowings.....................................      51,950      3,246     6.25       45,024      2,870     6.37
                                                          --------    -------     ----     --------    -------     ----
        Total interest-bearing liabilities............     175,407      9,672     5.51      173,791      9,397     5.41
      Noninterest-bearing liabilities.................       4,042    -------     ----        4,504    -------     ----
                                                          --------                         --------
         Total Liabilities............................     179,449                          178,295
         Total Equity.................................      55,515                           20,377
                                                          --------                         --------
           Total Liabilities and Equity...............    $234,964                         $198,672
                                                          ========                         ========

      Net interest income.............................                $ 6,989                          $ 4,632
                                                                      =======                          =======
      Net interest rate spread(1).....................                                                             1.89%
                                                                                  1.80%                            ====
                                                                                  ====
      Net interest-earning assets.....................    $ 52,402                          $18,373
                                                          ========                          =======
      Net yield on average interest-earning assets....                            3.07%                            2.41%
                                                                                  ====                             ====
      Ratio of average interest-earning assets
      to average interest-bearing liabilities.........                  1.30x                            1.11x
                                                                        ====                             ====


(1) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated.


                                                      At               At              At              At
                                                 September 30,    September 30,   September 30,   September 30,
                                                 -------------    -------------   -------------   -------------
                                                     1998             1997            1996           1995(1)
                                                 -------------    -------------   -------------   -------------
   Weighted average yield on:
    Loans receivable.............................    7.59%           7.69%            7.58%           7.65%
    Mortgage-backed securities...................    7.09%           7.14%            7.10%           6.97%
    Tax-exempt securities........................    6.20%           6.24%            6.27%           6.39%
    Investment securities........................    6.42%           6.62%            6.48%           6.77%
    Other interest-earning assets................    6.53%           6.63%            5.75%           6.21%
      Combined weighted average yield on
       interest-earning assets...................    7.19%           7.25%            7.14%           7.18%

   Weighted average rate paid on:
    Savings deposits.............................    2.60%           2.80%            3.05%           3.05%
    NOW and Money Market accounts................    3.45%           3.92%            3.90%           4.23%
    Certificate accounts.........................    5.67%           5.86%            5.78%           5.92%
    Borrowings...................................    5.95%           6.24%            6.05%           6.33%
      Combined weighted average rate paid on
       interest-bearing liabilities..............    5.29%           5.53%            5.44%           5.53%

   Interest rate spread..........................    1.90%           1.72%            1.70%           1.65%
   Interest rate spread based on taxable
   equivalent yields for tax exempt securities...    2.09%           1.91%            1.93%           1.92%

(1) During 1995, the Company changed its fiscal year end from November 30 to September 30.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

         The following schedule presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                 Year Ended                    Year Ended                 Year Ended
                                                September 30,                 September 30,              September 30,
                                               1998 vs. 1997                  1997 vs. 1996              1996 vs. 1995
                                     ------------------------------- --------------------------- ----------------------------
                                          Increase                       Increase                     Increase
                                         (Decrease)          Total      (Decrease)       Total      (Decrease)        Total
                                           Due to          Increase       Due to       Increase        Due to        Increase
                                     ----------------   ------------ ---------------  ---------   ----------------  ----------
                                      Volume    Rate     (Decrease)  Volume    Rate   (Decrease)   Volume    Rate   (Decrease)
                                     -------  -------   ------------ -------  ------  ---------   --------  ------  ----------
                                                                       (Dollars in Thousands)
  Interest Income:
   Loans receivable................   $ 786   $ (40)       $ 746    $  305     $(36)    $  269     $  120    $ 62      $   182
   Mortgage-backed
  securities.......................    (805)     (9)        (814)      (57)      36        (21)     1,014     378        1,392
   Investment securities...........     214      35          249      (411)      22       (389)     1,092    (536)         556
   Tax-exempt securities...........     (91)    (11)        (102)      (70)      (7)       (77)       362     110          472
   FHLB and FRB Stock..............      16      (5)          11        50        1         51         25       5           30
                                      -----   -----        -----    ------     ----     ------     ------    ----      -------
     Total interest income.........   $ 120   $ (30)       $  90    $ (183)    $ 16     $ (167)    $2,613    $ 19      $ 2,632
                                      =====   =====        =====    ======     ====     ======     ======    ====      =======

  Interest Expense:
   Savings deposits................     (26)    (50)         (76)      (38)     (64)      (102)      (121)     25          (96)
   NOW and Money Market
  accounts.........................     (27)     (3)         (30)      (31)       1        (30)       (26)     (7)         (33)
   Certificate accounts............     327     (64)         263      (117)       -       (117)       (59)     87           28
   Borrowings......................      62     (29)          33       400        -        400        432     (56)         376
                                      -----   -----        -----    ------     ----     ------     ------    ----      -------

     Total interest expense........   $ 336   $(146)       $ 190    $  214     $(63)    $  151     $  226    $ 49      $   275
                                      =====   =====        =====    ======     ====     ======     ======    ====      =======
  Net interest income..............                        $(100)                       $ (318)                        $ 2,357
                                                           =====                        ======                         =======


IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

         REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management does not believe that adoption of SFAS No. 130 will have a material impact on the Company's consolidated financial condition or results of operations.

         DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which becomes effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and requires enterprises to report selected financial information about operating segments in interim financial reports. Management does not believe that adoption of SFAS No. 131 will have a material impact on the Company's consolidated financial condition or results of operations.

         EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132" ). SFAS No. 132 alters current disclosure requirements regarding pensions and other postretirement benefits in the financial statements of employers who sponsor such benefit plans. The revised disclosure requirements are designed to provide additional information to assist readers in evaluating future costs related to such plans. Additionally, the revised disclosures are designed to provide changes in the components of pension and benefit costs in addition to the year end components of those factors in the resulting asset or liability related to such plans. The statement is effective for fiscal years beginning after December 15, 1997 with earlier application available. Management does not believe that adoption of SFAS No. 132 will have a material impact on the Company's consolidated financial condition or results of operations.

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND FOR HEDGING ACTIVITIES. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133" ), entitled "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments (referred to as fair value hedges); hedges of the variable cash flows of forecasted transactions (cash flow hedges); and hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change. SFAS No. 133 is effective for years beginning after June 15, 1999, but companies can early adopt as of the beginning of any fiscal quarter that begins after June 1998. Management does not believe that adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial condition or results of operations.

         ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134" ), which is effective for the first fiscal quarter after December 15, 1998. This statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." This statement revises the accounting for retained securities and beneficial interests. Management does not believe that adoption of SFAS No. 134 will have a material impact on the Company's consolidated financial condition or results of operations.

         The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

LENDING ACTIVITIES

         GENERAL. With the exception of a loan from the Company to its Employee Stock Ownership Plan, all of the Company's consolidated lending activities are conducted through the Bank. The principal lending activity of the Bank is originating for its portfolio primarily fixed-rate mortgage loans secured by one- to four-family residences located primarily in the Bank's market area. In addition, in order to provide more comprehensive financial services in its market area, the Bank also originates a limited amount of multi-family, commercial real estate and consumer loans, primarily in its market area. See "Originations, Purchases and Sales of Loans and Mortgage-Backed and Related Securities," below. At September 30, 1998, the Bank's total loans receivable, net, totaled $109.4 million.

         All of the Bank's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank's appraisal policy). The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns or confirmations.

         The Bank requires title insurance on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth information concerning the composition of the Bank's loan portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                                       September 30,
                                        -------------------------------------------------------------------------
                                                1998                    1997                       1996
                                        ---------------------    ---------------------    -----------------------
                                          Amount      Percent      Amount     Percent       Amount       Percent
                                        ----------    -------    ----------   --------    ----------    ---------
                                                                  (Dollars in Thousands)
Real Estate Loans:
 One- to four-family ................   $   84,896      76.43%   $   79,586      80.24%   $   77,725      83.09%
 Multi-family .......................       13,601      12.24        12,237      12.34        12,239      13.08
 Commercial .........................        6,096       5.49         4,573       4.61         3,317       3.55
 Construction .......................        2,205       1.99           529        .53            --         --
                                        ----------     ------       -------     ------       -------     ------
     Total real estate loans ........      106,798      96.15%       96,925      97.72%       93,281      99.72%
                                        ----------     ------       -------     ------       -------     ------

Other Loans:
 Consumer Loans:
  Secured Commercial ................        1,482       1.33            --         --            --         --
  Secured lines of credit ...........        2,576       2.32         2,010       2.03            --         --
  Deposit account ...................          219        .20           227        .23           260        .28
  Other .............................           --         --            24        .02            --         --
                                        ----------     ------       -------     ------       -------     ------
     Total consumer loans ...........        4,277       3.85%        2,261       2.28%          260        .28%
                                        ----------     ------       -------     ------       -------     ------
     Total loans ....................      111,075     100.00%       99,186     100.00%       93,541     100.00%
                                                       ======                   ======                   ======

Less:
 Loans in process ...................          239                      338                      466
 Deferred fees and discounts ........          969                    1,272                    1,584
 Allowance for losses ...............          449                      332                      345
                                        ----------                  -------                  -------
      Total loans receivable, net ...   $  109,418                  $97,244                  $91,146
                                        ==========                  =======                  =======



                                                    September 30,                 November 30,
                                                 ----------------------     --------------------------
                                                         1995                          1994
                                                 ----------------------     --------------------------
                                                   Amount       Percent      Amount           Percent
                                                 ----------     -------     --------         ---------
                                                                  (Dollars in Thousands)
Real Estate Loans:
 One- to four-family ................               $75,471      83.56%      $76,736          84.71%
 Multi-family .......................                12,060      13.35        11,218          12.38
 Commercial .........................                 2,598       2.88         2,473           2.73
 Construction .......................                    --         --            --             --
                                                    -------      -----       -------         ------
     Total real estate loans ........                90,129      99.79%       90,427          99.82%
                                                    -------      -----       -------         ------

Other Loans:
 Consumer Loans:
  Secured Commercial ................                    --         --            --             --
  Secured lines of credit ...........                    --         --            --             --
  Deposit account ...................                   188        .21           167            .18
  Other .............................                    --         --            --             --
                                                    -------     ------       -------         ------
     Total consumer loans ...........                   188        .21%          167            .18%
                                                    -------     ------       -------         ------
     Total loans ....................                90,317     100.00%       90,594         100.00%
                                                                ======                       ======
Less:
 Loans in process ...................                   792                      527
 Deferred fees and discounts ........                 1,694                    1,717
 Allowance for losses ...............                   275                      125
                                                    -------                  -------
      Total loans receivable, net ...               $87,556                  $88,225
                                                    =======                  =======


         The following table shows the composition of the Bank's loan portfolios by fixed- and adjustable-rate at the dates indicated.


                                                                  September 30,
                                      -------------------------------------------------------------------
                                              1998                   1997                    1996
                                      ---------------------   --------------------  ---------------------
                                        Amount      Percent     Amount    Percent     Amount     Percent
                                      ----------    -------   ----------  --------  ----------  ---------
                                                               (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family .............   $ 84,752       76.30%    $ 79,440    80.09%   $ 77,577     82.93%
  Multi-family ....................     13,601       12.24       12,237    12.34      12,239     13.08
  Commercial real estate ..........      6,096        5.49        4,573     4.61       3,317      3.55
  Construction ....................      2,205        1.99          529      .53          --        --
                                      --------      ------     --------   ------    --------    ------
     Total real estate loans ......    106,654       96.02       96,779    97.57      93,133      99.56
 Consumer .........................      1,701        1.53          227      .23         260        .28
                                      --------      ------     --------   ------    --------    ------
     Total fixed-rate loans .......    108,355       97.55       97,006    97.80      93,393      99.84
                                      --------      ------     --------   ------    --------    ------

Adjustable-Rate Loans:
 Real estate:
  One- to four-family .............        144         .13          146      .15         148       .16%
Consumer:
     Secured lines of credit ......      2,576        2.32        2,010     2.03          --        --
     Other ........................         --          --           24      .02          --        --

                                      --------      ------     --------   ------    --------    ------
     Total loans ..................    111,075      100.00%      99,186   100.00%     93,541    100.00%
                                                    ======                ======                ======
Less:
 Loans in process .................        239                      338                  466
 Deferred fees and discounts ......        969                    1,272                1,584
 Allowance for loan losses.........        449                      332                  345
                                      --------                 --------             --------
    Total loans receivable, net ...   $109,418                 $ 97,244             $ 91,146
                                      ========                 ========             ========


                                            September 30,          November 30,
                                       ----------------------  ---------------------
                                              1995                     1994
                                       ----------------------  ---------------------
                                         Amount      Percent    Amount      Percent
                                       ----------   ---------  --------   ----------
                                             (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family .............    $   75,321     83.40%   $   76,509     84.45%
  Multi-family ....................        12,060     13.35        11,218     12.38
  Commercial real estate ..........         2,598      2.88         2,473      2.73
  Construction ....................            --        --            --        --
                                          -------    ------       -------    ------
     Total real estate loans ......        89,979     99.63        90,200     99.56
 Consumer .........................           188       .21           167       .18
                                          -------    ------       -------    ------
     Total fixed-rate loans .......        90,167     99.84        90,367     99.74
                                          -------    ------       -------    ------
Adjustable-Rate Loans:
 Real estate:
  One- to four-family .............           150       .16           227       .26
Consumer:
     Secured lines of credit ......            --        --            --        --
     Other ........................            --        --            --        --
                                          -------    ------       -------    ------
     Total loans ..................        90,317    100.00%       90,594    100.00%
                                                     ======                  ======
Less:
 Loans in process..................           792                     527
 Deferred fees and discounts.......         1,694                   1,717
 Allowance for loan losses.........           275                     125
                                          -------                 -------
    Total loans receivable, net....       $87,556                 $88,225
                                          =======                 =======


         The following schedule sets forth the weighted average interest rate by contractual maturity of the Bank's loan portfolio at September 30, 1998. The table does not reflect prepayments, scheduled principal repayments or enforcement of due-on-sale clauses. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.



                                             Real Estate                  Consumer                Total
                                       ----------------------      ---------------------   ----------------------
                                                     Weighted                   Weighted                 Weighted
                                                      Average                    Average                  Average
                                        Amount         Rate        Amount         Rate      Amount        Amount
                                       --------      --------      ------       --------   --------      --------
                                                                  (Dollars in Thousands)
            Due During
           Twelve Months
        Ending September 30,
        --------------------
   1999 .............................  $  2,573        7.74%       $  173         7.74%    $  2,746         8.99%
   2000 .............................       889        7.62             6         5.55          895         7.61
   2001 and 2002 ....................     3,850        7.63           423         6.68        4,273         7.54
   2003 to 2005 .....................     9,543        7.51         1,165         7.00       10,708         7.46
   2006 to 2022 .....................    72,197        7.51         2,510         8.85       74,707         7.56
   2023 and following ...............    17,746        7.61            --           --       17,746         7.61
                                       --------                    ------                  --------
                                       $106,798                    $4,277                  $111,075
                                       ========                    ======                  ========

         The total amount of loans due after September 30, 1999 which have predetermined interest rates is approximately $105.6 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is approximately $2.7 million.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value). At September 30, 1998, based on the above, the Bank's loans-to-one borrower limit was approximately $6.2 million. On that date, the Bank had no borrowers with outstanding balances in excess of this amount.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. The cornerstone of the Bank's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. The Bank offers fixed-rate loans and also has a limited amount of one and three year adjustable rate mortgage loans ("ARMs"). The Bank does not presently offer ARMs on one- to four-family owner-occupied residences. At September 30, 1998, $84.9 million or 76.43% of the Bank's loan portfolio consisted of mortgage loans on one- to four-family residences.

         Substantially all of the one- to four-family residential loans originated by The Bank are secured by properties located in the Bank's market area and all mortgage loans originated by the Bank are retained and serviced by it. Because of competitive factors, most of the Bank's one- to four-family residential loans have been made through its Chicago office, which is located in a low and moderate income community. The Bank has been an active lender in this market for many years and has never experienced a delinquency level on these loans which was significantly higher than that of its loan portfolio as a whole.

         The Bank offers fixed-rate loans with maximum terms of up to 30 years for retention in its own portfolio as a central part of its lending program. However, consistent with its asset/liability management philosophy, the Bank focuses its fixed-rate loan origination activities on loans having terms to maturity of 15 years or less. At September 30, 1998, $77.7 million or 72.8% of the Bank's mortgage loans had original terms of 15 years or less. The interest rate on the Bank's fixed-rate loans is generally set based on competitive factors.

         Because of the economic conditions in parts of the Bank's market area, the Bank's underwriting practices do not comply in every way with those required by most purchasers in the secondary market thereby limiting the Bank's ability to build a held-for-sale portfolio, which could be useful for asset/liability management structuring and for the development of non-interest income. However, the Bank believes that non-compliance with secondary market standards does not in and of itself cause credit problems since the Bank has engaged in this type of lending for many years and its delinquency experience on these loans has been satisfactory to date.

         Properties securing one- to four-family residential real estate loans made by the Bank are appraised by independent appraisers. While The Bank originates virtually all of its residential mortgage loans with loan-to-value ratios of less than 95%, private mortgage insurance is obtained in an amount sufficient to reduce the Bank's exposure to not more than 80% of the appraised value or sales price, as applicable.

         MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. At September 30, 1998, the Bank had $13.6 million in multi-family loans, representing 12.24% of the Bank's total loan portfolio, and $6.1 million in commercial real estate loans, or 5.49% of the Bank's total loan portfolio.

         The Bank's multi-family and commercial real estate loan portfolio includes loans secured by apartment buildings and other non-residential building properties. Permanent multi-family and commercial real estate loans are generally originated for a maximum term of 15 years and most have fixed rates. Multi-family and commercial real estate loans carry a loan-to-value ratio of 80% or less of the appraised value of the property.

         Appraisals on properties serving multi-family and commercial real estate loans originated by the Bank are performed by an independent appraiser prior to the time the loan is made. All appraisals on commercial and multi-family real estate are reviewed by the Bank's Loan Committee. The Bank's underwriting procedures require verification of the borrower's credit history, income and financial statements and banking relationships. The Bank generally requires personal guarantees on loans secured by multi-family and commercial real estate.

         Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. At September 30, 1998, the Bank had two multi-family loans totaling $280,000 and no commercial real estate loans 90 days or more delinquent. See also "Delinquencies and Nonperforming Assets," below.

         In the future, the Bank intends to continue to emphasize multi-family and commercial real estate lending as well as other types of commercial loans.

         CONSUMER LENDING. Consumer loans consist of home equity lines of credit, commercial lease loans and equipment loans secured by deposit accounts. During 1998, the Bank began originating commercial loans secured by equipment leases. At September 30, 1998, there were six such loans totaling approximately $1.5 million or 1.33% of loans outstanding.

         The Bank also offers an adjustable home equity line of credit secured by real estate with an interest rate at prime rate or a percentage over the prime rate, as reported in The Wall Street Journal, which is adjusted monthly. At September 30, 1998, such loans totaled $4.0 million with $2.6 million being drawn by borrowers which represents 2.32% of the Company's loan portfolio.

         ORIGINATIONS, PURCHASES AND SALES OF LOANS AND MORTGAGE-BACKED AND RELATED SECURITIES. In order to supplement loan originations, the Company has acquired mortgage-backed and related securities which are retained, depending on the investment intent, in the "held-to-maturity" or "available- for-sale" portfolios. During the years ended September 30, 1998 and 1997, the Company purchased $7.8 million and $12.2 million, respectively, of mortgaged-backed and related securities. During the same periods, the Company sold $780,000 and $1.8 million, respectively, of mortgage-backed and related securities. In order to supplement loan production, the Bank purchased loans from third party originators totaling $2.5 million and $1.1 million during the years ended September 30, 1998 and 1997, respectively. See "Investment Activities - Mortgage-Backed and Related Securities" and Notes 4 and 5 to the Notes to Consolidated Financial Statements in Item 8 hereof.

         The following table shows the loan origination, purchase, sale and repayment activities of the Company for the periods indicated.


                                                                                    Year Ended
                                                                                   September 30,
                                                               ----------------------------------------------------
                                                                     1998              1997              1996
                                                               ---------------     --------------    --------------
                                                                                (Dollars In Thousands)
     ORIGINATIONS BY TYPE:
      Fixed rate:
       Real estate - one- to four-family                            $23,336           $15,514          $15,612
                     - multi-family                                   3,048             3,594            2,137
                     - commercial and construction                    2,754             1,703            1,528
       Consumer and Other                                               154               145              212
              Secured line of credit                                  2,625             2,763               --
              Secured commercial                                      2,158                --               --
                                                                    -------           -------          -------
              Total loans originated                                 34,075            23,719           19,489
                                                                    -------           -------          -------
     PURCHASES:
       Mortgage-backed securities (excluding
        REMICs and CMOs)                                              6,822            11,215           21,828
       REMICs and CMOs                                                  996               964            1,365
                                                                    -------           -------          -------
              Total purchased                                         7,818(1)         12,179           23,193
                                                                    -------           -------          -------
     SALES AND REPAYMENTS:
       Mortgage-backed security sales                                   779             1,816              920
                                                                    -------           -------          -------
              Total sales                                               779             1,816              920
       Principal repayments                                          49,080            33,093           31,888
                                                                    -------           -------          -------
              Total reductions                                       49,859            34,909           32,808
     Increase (decrease) in other items, net                            582             1,621             (377)
                                                                    -------           -------          -------
              Net increase (decrease)                               $(7,384)           $2,610           $9,497
                                                                    =======            ======           ======


(1)      Includes no adjustable-rate mortgage-backed and related securities.

DELINQUENCIES AND NON-PERFORMING ASSETS

         DELINQUENCY PROCEDURES. If a loan is contractually delinquent 90 days, the Bank either arranges payment with the borrower or institutes appropriate action to foreclose on the property. If foreclosed, the property is sold at sheriff's sale and may be purchased by the Bank.

         Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value less estimated selling costs. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized.




         The following table sets forth the Bank's loan delinquencies by type, amount and percentage of type at September 30, 1998.

                                                     Loan Delinquent For:
                                   ------------------------------------------------------
                                             60-89 Days             90 Days and Over        Total Delinquent Loans
                                   --------------------------- --------------------------  -------------------------
                                                       Percent                   Percent                    Percent
                                                      of Total                   of Total                   of Total
                                   Number    Amount    Loans   Number   Amount    Loans    Number   Amount   Loans
                                   ------    ------   -------- ------   ------   --------  ------   ------  --------
                                                             (Dollars in Thousands)
    Real Estate:
      One- to four-family .......     8      $286      .26%      8        $257      .23%      16      $543     .49%
      Multi-family ..............    --        --       --       2         280      .25        2       280     .25
      Commercial real estate ....    --        --       --      --          --       --       --        --      --
      Construction ..............    --        --       --      --          --       --       --        --      --
    Other .......................    --        --       --       1          25      .03        1        25     .03
                                   ----      ----     ----     ---        ----     ----      ---      ----    ----
        Total                         8      $286      .26%     11        $562      .51%      19      $848     .77%
                                   ====      ====     ====     ===        ====     ====      ===      ====    ====


         NON-PERFORMING ASSETS. Loans are reviewed monthly and any loan the collectibilty of which is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Restructured loans include troubled debt restructurings (which involved forgiving a portion of interest or principal on any loans or making loans at a rate materially less than the market rate). At September 30, 1998, the Bank had no foreclosed property. There were no restructured loans as of September 30, 1998.

         NON-PERFORMING ASSETS. The following table sets forth the amounts and categories of non-performing assets in the Bank's portfolio.


                                                                        September 30,                   November 30,
                                                       ---------------------------------------------    -----------
                                                         1998        1997        1996        1995          1994
                                                       --------    --------    ---------   ---------    -----------
                                                                           (Dollars in Thousands)
   Non-accruing loans:
     One- to four-family............................     $ 257      $ 197        $ 99        $ 65          $ 109
     Multi-family...................................       280         --         252          --             --
     Commercial real estate.........................        --         --          --          --             --
     Construction...................................        --         --          --          --             --
     Other..........................................        25         --          --          --              7
                                                         -----      -----        ----        ----          -----
        Total.......................................       562        197         351          65            116
                                                         -----      -----        ----        ----          -----
   Accruing loans delinquent more than 90 days:
        Total.......................................        --         --          --          --             --
                                                         -----      -----        ----        ----          -----

   Foreclosed assets:
     Commercial and multi-family real estate........        --         79          --          --             --
                                                         -----      -----        ----        ----          -----
        Total.......................................        --         79          --          --             --
                                                         -----      -----        ----        ----          -----

   Total non-performing assets......................     $ 562      $ 276        $351        $ 65          $ 116
                                                         =====      =====        ====        ====          =====
   Total as a percentage of total assets............       .27%       .12%        .15%        .03%           .03%
                                                         =====      =====        ====        ====          =====

         For the years ended September 30, 1998 and 1997, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $20,000 and $16,500, respectively.

         OTHER LOANS OF CONCERN. As of September 30, 1998, there were no loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         Management has considered the Bank's non-performing and "of concern" assets in establishing its allowance for loan losses.

         ALLOWANCE FOR LOAN LOSSES. The following table sets forth information with respect to the Bank's allowance for loan losses for the periods indicated. During each of the periods presented, there were no recoveries of amounts charged off.


                                                                                          Ten Months      Year
                                                             Year Ended                      Ended        Ended
                                                            September 30,                September 30,  November 30,
                                             -----------------------------------------  ----------------------------
                                                 1998          1997           1996           1995           1994
                                             -------------  -----------   ------------  --------------  ------------
                                                                    (Dollars in Thousands)
  Balance at beginning of period...........     $ 332         $ 345          $ 275          $ 125          $ 125

  Charge-offs:
    One- to four-family....................        30             5             --              9             --
    Multi-family...........................        --            45             --             --             --
    Consumer...............................        --            --             --              4             --
                                                -----         -----          -----          -----          -----
       Total...............................        30            50             --             13             --
                                                -----         -----          -----          -----          -----
  Recoveries:
       Total                                       --            --             --             --             --
                                                -----         -----          -----          -----          -----

  Net charge-offs..........................        30            50             --             13             --
                                                -----         -----          -----          -----          -----
  Additions charged to operations..........       147            37             70            163             --
                                                -----         -----          -----          -----          -----
  Balance at end of period.................     $ 449         $ 332          $ 345          $ 275          $ 125
                                                =====         =====          =====          =====          =====

  Ratio of net charge-offs during the
  period to average loans outstanding
  during the period........................       .03%          .05%            --            .01%            --
                                                =====         =====          =====          =====          =====

  Ratio of net charge-offs during the
  period to average non-performing assets..      7.96%        15.92%            --          11.21%            --
                                                =====         =====          =====          =====          =====

         The following table sets forth the allocation of the Bank's allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the end of the periods indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


                                                                                 September 30,
                                     -----------------------------------------------------------------------------------------------
                                                 1998                         1997                                    1996
                                     -----------------------------  ------------------------------   -------------------------------
                                                          Percent                         Percent                           Percent
                                                          of Loans                        of Loans                          of Loans
                                                 Loan     in Each                Loan     in Each                  Loan     in Each
                                     Amount of  Amounts   Category  Amount of   Amounts   Category    Amount of   Amounts   Category
                                     Loan Loss    by      to Total  Loan Loss      by     to Total    Loan Loss     by      to Total
                                     Allowance  Category    Loans   Allowance   Category    Loans     Allowance  Category    Loans
                                     ---------  --------  --------  ---------   --------  --------    ---------  --------   --------
                                                                (Dollars in Thousands)

One- to four-family.................  $ 233     $84,896     76.43     $198      $79,586    80.24%       $201      $77,725     83.09%
Multi-family........................    104      13,601     12.24       61       12,237    12.34         119       12,239     13.08
Commercial real estate..............     43       6,096      5.49       35        4,573     4.61         25        3,317      3.55
Construction........................     17       2,205      1.99        3          529      .53          --           --        --
Secured Commercial..................     18       1,482      1.33       --           --       --          --           --        --
Secured line of credit..............     34       2,576      2.32       15        2,010     2.03          --           --        --
Consumer............................     --         219       .20       16          251      .25          --          260       .28
Unallocated.........................     --          --        --        4           --       --          --           --        --
                                       ----    --------    ------     ----      -------   ------        ----      -------    ------
     Total..........................   $449    $111,075    100.00%    $332      $99,186   100.00%       $345      $93,541    100.00%
                                       ====    ========    ======     ====      =======   ======        ====      =======    ======



                                                        September 30,                           November 30,
                                            ------------------------------------       --------------------------------
                                                           1995                                      1994
                                            -------------------------------------      --------------------------------
                                                                         Percent                              Percent
                                                                         of Loans                             of Loans
                                                           Loan          in Each                     Loan     in Each
                                             Amount of    Amounts       Category        Amount of   Amounts   Category
                                             Loan Loss      by           to Total        Loan Loss    by      to Total
                                             Allowance    Category        Loans         Allowance   Category    Loans
                                             ---------    --------      --------        ---------   --------  -------
One- to four-family.......................    $196        $75,471          83.56%         $ 82      $76,736     84.71%
Multi-family..............................      57         12,060          13.35            22       11,218     12.38
Commercial real estate....................      19          2,598           2.88             6        2,473      2.73
Construction                                    --             --             --            --           --        --
Secured Commercial                              --             --             --            --           --        --
Secured line of credit                          --             --             --            --           --        --
Consumer..................................      --            188            .21             1          167       .18
Unallocated...............................       3             --             --            14           --        --
                                              ----        -------         ------          ----      -------    ------
     Total................................     $275        $90,317         100.00%         $125      $90,594    100.00%
                                               ====        =======         ======          ====      =======    ======


         The allowance for losses on loans is established through a provision for losses on loans charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers specific occurrences, general and local economic conditions, loan portfolio composition, historical and local experience and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current loan portfolio and current economic conditions are considered. The Bank also requires additional reserves for all classified loans.

         While management believes that it uses the best information available to determine the allowance for losses on loans and leases, unforeseen economic and market conditions could result in adjustments to the allowance for losses on loans, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

INVESTMENT ACTIVITIES

         GENERAL. Generally, the investment policy of DFIN is to invest funds among categories of investments and maturities based upon the Company's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. Effective December 1, 1994, the Company adopted SFAS 115. As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of earnings. At September 30, 1998, DFIN had no securities which were classified as trading. Securities that DFIN has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are reported at fair market value with unrealized gains and losses included, on an after-tax basis, as a separate component of stockholders' equity. At September 30, 1998, $40.4 million of investment securities and $48.6 million of mortgage-backed and related securities were classified as available-for-sale.

         INVESTMENT SECURITIES. The Company has used investment securities to supplement loan volume and to provide adjustable rate and/or short and intermediate-term assets for asset/liability management purposes. In addition to federal agency obligations and tax-exempt municipal bonds, but to a much lesser extent, the Company invests in FHLB stock, stock in the Federal Reserve Bank ("FRB") of Chicago, equity securities and mutual funds. At September 30, 1998 and 1997, the Company's investment securities portfolio totaled $45.9 million and $41.4 million, respectively. At September 30, 1998, the Company did not own any investment securities of a single issuer which exceeded 10% of the Company's equity, other than federal agency obligations. See Notes 2 and 3 of the Notes to the Consolidated Financial Statements in Item 8 hereof for additional information regarding the Company's investment securities portfolio.

         As part of DFIN's asset/liability management strategy, the Company's investment securities portfolio contains both short- and intermediate-term (five years or less) securities. At September 30, 1998, $20.1 million of the Company's investment securities (excluding FHLB and FRB stock) had terms to maturity or were likely to be called in five years or less. See "Asset/Liability Management," above.

         The following table sets forth the carrying value of the Company's investment securities and FHLB and FRB stock at the dates indicated. At September 30, 1998, the market value of the Company's held-to-maturity investment securities portfolio was $5.5 million.

                                                                            September 30,
                                                    ---------------------------------------------------------------
                                                              1998               1997                 1996
                                                    --------------------- -------------------  --------------------
                                                      Book         % of    Book        % of      Book        % of
                                                      Value       Total    Value      Total     Value       Total
                                                    ---------   --------- -------   ---------  --------   ---------
                                                                      (Dollars in Thousands)
  Investment securities:
    Held-to-Maturity:
      FHLB stock...............................       3,235       7.04     3,121       7.54      3,110       6.45
      FRB stock................................         580       1.26       578       1.40        ---         --
      Other....................................       1,729       3.77     1,845       4.45      1,777       3.68
                                                    -------     ------   -------     ------    -------     ------
       Subtotal................................       5,544      12.07     5,544      13.39      4,887      10.13
                                                    -------     ------   -------     ------    -------     ------
    Available-for-Sale:
      Tax-Exempt securities....................     $19,843      43.21%  $22,493      54.31%   $24,905     51.64%
      Federal Agency Obligations...............      16,440      35.80    11,051      26.68     14,785      30.66
      Corporate securities.....................       4,094       8.92     2,330       5.62      3,653       7.57
                                                    -------     ------   -------     ------    -------     ------
       Subtotal................................      40,377      87.93    35,874      86.61     43,343      89.87
                                                    -------     ------   -------     ------    -------     ------
       Total investment securities.............     $45,921     100.00%  $41,418     100.00%   $48,230     100.00%
                                                    =======     ======   =======     ======    =======     ======

  Average estimated remaining life of
  investment securities (excluding FHLB and
  FRB stock and other equities)................   4.4 years            9.6 years             9.4 years

  Other interest-earning assets:
    Interest-earning deposits with banks.......      $1,245     100.00%   $1,591     100.00%    $1,011     100.00%
                                                    =======     ======   =======     ======    =======     ======


         The following table sets forth certain information regarding the composition and maturities of the securities portfolio, excluding FHLB and FRB stock, equity securities and other items, at September 30, 1998. SeeNote 3 of Notes to the Consolidated Financial Statements in Item 8 hereof for a discussion of the Company's investment securities portfolio. A portion of the Company's municipal bonds have been prerefunded and the maturity on these bonds reflect the prerefunded maturity dates. In addition, most of the federal agency obligations are callable and reflect the call date if the security is "in the money."


                                                                           September 30, 1998
                                            --------------------------------------------------------------------------------
                                             Less Than      1 to 5       5 to 10       Over
                                              1 Year         Years        Years      10 Years    Total Investment Securities
                                            ----------    ----------   ----------   ----------  ----------------------------
                                            Book Value    Book Value   Book Value   Book Value  Book Value     Market Value
                                            ----------    ----------   ----------   ----------  ----------     -------------
                                                                     (Dollars in Thousands)
Municipal bonds..........................      $ 861        $2,830       $1,763       $14,389     $19,843         $19,843
Federal agency obligations...............      7,042         9,398           --            --      16,440          16,440
                                              ------        ------       ------       -------     -------         -------
     Total investment securities
      (excluding FHLB and FRB
       stock, equity securities and
       other items)......................     $7,903       $12,228       $1,763       $14,389     $36,283         $36,283
                                              ======       =======       ======       =======     =======         =======

Weighted average yield...................       6.32%         6.74%        6.77%         5.78%       6.09%           6.09%

         MORTGAGE-BACKED AND RELATED SECURITIES. As of September 30, 1998, all of the mortgage-backed and related securities owned by the Company were issued, insured or guaranteed either directly or indirectly by a federal agency or rated "A" (in most cases "AAA") or higher by a nationally recognized credit rating agency. However, it should be noted that, while a (direct or indirect) federal guarantee or a high credit rating may indicatea high degree of protection against default, such guarantee or rating does not mean that the securities will be protected from declines in value based on changes in interest rates or prepayment speeds.

         At September 30, 1998, DFIN had $65.1 million of mortgage-backed and related securities, representing 28.5% of total assets. On that date, the Company had $37.6 million of Federal National Mortgage Association ("FNMA"), FHLMC and Government National Mortgage Association ("GNMA") participation certificates, $4.9 million of conventional mortgage-backed securities and $22.6 million of collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs"), of which $6.6 million of the CMOs and REMICs were issued either by FHLMC or FNMA and the remaining $16.0 million were privately issued securities. None of the Company's privately issued mortgage-backed or related securities are insured or guaranteed by FHLMC or FNMA. All of the privately issued securities were rated "AA" or higher by a nationally recognized credit rating agency at the time of purchase.

         Consistent with its asset/liability management strategy, at September 30, 1998, $27.4 million or 42.1% of DFIN's mortgage-backed and related securities had adjustable interest rates. In addition, the Company has a substantial portfolio of CMOs and REMICs with anticipated average lives of five years or less. For information regarding the Company's mortgage-backed and related securities portfolio, see Notes 4 and 5 of the Notes to the Consolidated Financial Statements in Item 8 hereof.

         At September 30, 1998, the Company had no mortgage-backed or related securities in excess of 10% of stockholders' equity except for FNMA and GNMA issues, amounting to $11.5 million and $28.2 million, respectively.

         In addition to its conventional mortgage-backed securities, the Company invests in CMOs and REMICs. CMOs and REMICs are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. The terms to maturity of any particular tranche is dependent upon the prepayment speed of the underlying collateral as well as the structure of the particular CMO or REMIC. Although a significant proportion of the Company's CMOs are interests in tranches which have been structured (through the use of cash flow priority and "support" tranches) to give somewhat more predictable cash flows, the cash flows and the value of CMOs and REMICs are subject to change.

         The Company invests in CMOs and REMICs as an alternative to mortgage loans and conventional mortgage-backed securities as part of its asset/liability management strategy. Management believes that CMOs and REMICs can represent attractive investment alternatives relative to other investments due to the wide variety of maturity and repayment options available through such investments. In particular, the Company has from time to time concluded that short and intermediate duration CMOs and REMICs (five year or less average life) represent a better combination of rate and duration than adjustable rate mortgage-backed securities. Because the Company's CMOs and REMICs (with the exception of those classified as "high risk" at the time of purchase, as described below) are purchased as an alternative to mortgage loans and because the Company has the ability and intent to hold such securities to maturity, all such securities (with the exception of those classified as "high risk" at the time of purchase) are classified as held-to-maturity. At September 30, 1998, the Company held $22.6 million of CMOs and REMICs, including $13.2 million in fixed rate securities, the majority of which are of short and intermediate duration (five year or less average life), and $9.4 million in adjustable rate securities.

         Substantially all mortgage derivatives recently purchased by the Company are not classified as "high-risk" under regulatory guidelines and are subject to normal effects of changes in interest rates. Mortgage derivative products with an average life or price volatility in excess of a benchmark 30-year mortgage-backed pass-through security are considered high-risk mortgage securities. National banks may generally only invest in high-risk mortgage securities in order to reduce interest rate risk. DFIN's investment policy limits the amount of "high-risk" CMOs that the Company may purchase to 12% of total assets and mandates that these assets must be retested and monitored quarterly. At September 30, 1998, the Company held CMOs and REMICs that were classified as "high-risk," with a carrying value of $927,000 and a market value of $936,000. While the Company's current investment policy permits its investment, subject to certain limitations, in CMOs and REMICs classified as "high-risk," it is currently anticipated that any future investments in "high risk" securities will be minimal. To date, neither the OCC (after the Bank Conversion) nor the OTS (before the Bank Conversion) has required the Company to dispose of any high-risk securities.

         The following table sets forth the contractual maturities of the Company's mortgage-backed and related securities at the dates indicated. These securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments. In addition, under the structure of the Company's REMICs, the Company's short- and intermediate-tranche interests have repayment priority over the longer term tranches of the same underlying mortgage pool. The amounts set forth below represent principal balances only and do not include premiums, discounts and market value adjustments.


                                                Book Value
                                                ----------
                                                  5 to 1      10 to 20        Over 20        Balance
                                                   Years       Years           Years       Outstanding
                                                ----------    --------        -------      -----------
                                                               (Dollars In Thousands)
  CMOs and REMICs                                  $--         $3,647         $18,800        $22,447
  FNMA participation certificates                   --          1,683           5,189          6,872
  Conventional mortgage-backed securities           --            966           3,894          4,860
  FHLMC participation certificates                  --            411           1,801          2,212
  GNMA participation certificates                   --             --          27,346         27,346
                                                   ---         ------         -------        -------
       Total                                       $--         $6,707          57,030        $63,737
                                                   ===         ======         =======        =======


         The Company's holdings of mortgage-backed and related securities have decreased in recent years as a result of management's efforts to increase loan production, including commercial lending. Since federal agency mortgage-backed securities generally carry a yield approximately 50 to 100 basis points below that of the corresponding type of residential loan (due to the implied federal agency guarantee fee and the retention of a servicing spread by the loan servicer), and the Company's other mortgage related securities also carry lower yields (due to the implied federal agency guarantee and because such securities tend to have shorter actual durations than 30 year loans), in the event that the proportion of the Company's assets consisting of mortgage-backed and related securities increases, the Company's asset yields could be somewhat adversely affected. The Company will evaluate mortgage-backed and related securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

         The market values of a significant portion of the Company's mortgage-backed and related securities held-to-maturity have been from time to time significantly lower than their carrying values. However, for financial reporting purposes, such declines in value are considered to be temporary in nature since they have been due to changes in interest rates rather than credit concerns. See Note 4 of the Notes to the Consolidated Financial Statements in
Item 8 hereof.

         The following table sets forth the carrying value of the Company's mortgage-backed and related securities at the dates indicated. At September 30, 1998, the market value of the Company's mortgage-backed and related securities portfolio was $65.1 million.



                                                                                      September 30,
                                                             ---------------------------------------------------------------
                                                                      1998                1997                 1996
                                                             -------------------   -------------------   -------------------
                                                               Book       % of       Book       % of      Book        % of
                                                               Value      Total      Value      Total     Value       Total
                                                             ---------   -------   ---------   -------   --------    -------
                                                                                (Dollars in Thousands)
    Held-to-Maturity:
      CMOs and REMICs...................................     $ 16,434     25.26%   $ 27,870     32.94%   $ 35,504     40.30%
                                                             --------    ------    --------    ------    --------    ------
        Subtotal........................................       16,434     25.26      27,870     32.94      35,504     40.30
                                                             --------    ------    --------    ------    --------    ------

    Available-for-Sale:
      CMOs and REMICs...................................     $  6,113      9.40%   $  5,742      6.79%   $  4,458      5.06%
      FNMA participation certificates...................        7,080     10.88       9,332     11.03      10,928     12.40
      FHLMC participation certificates..................        2,309      3.55       3,994      4.72       5,149      5.85
      GNMA participation certificates...................       28,184     43.33      30,910     36.53      24,826     28.18
      Conventional mortgage-backed securities...........        4,931      7.58       6,762      7.99       7,233      8.21
                                                             --------    ------    --------    ------    --------    ------
       Subtotal.........................................       48,617     74.74      56,740     67.06      52,594     59.70
                                                             --------    ------    --------    ------    --------    ------
       Total mortgage-backed securities.................     $ 65,051    100.00%   $ 84,610    100.00%   $ 88,098    100.00%
                                                             ========    =======   ========    ======    ========    ======


SOURCES OF FUNDS

         GENERAL. The Company's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         DEPOSITS. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook, NOW, money market and various certificate accounts. The Bank relies primarily on competitive pricing policies and customer service to attract and retain these deposits.

         The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. However, as customers have become more interest rate conscious, the Bank has become more susceptible to short-term fluctuations in deposit flows.

         The Bank manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. For instance, the Bank has recently implemented several marketing initiatives in order to attract intermediate and long term deposits. However, the Bank has found it difficult to increase rapidly its deposits on a cost effective basis as a result of intense competition throughout its market area and slow economic growth in the community located near its Chicago office. For information regarding the amount of the Bank's deposit accounts in prior periods, see Note 10 of the Notes to the Consolidated Financial Statements in Item 8 hereof.

         The following table sets forth the savings flows at the Bank during the periods indicated.


                                                                              September 30,
                                                              ---------------------------------------------
                                                                1998               1997             1996
                                                              ---------         ---------         ---------
                                                                           (Dollars in Thousands)
        Opening balance.................................      $ 125,746         $ 118,973         $ 126,632
        Deposits........................................         70,972            80,169            66,969
        Withdrawals.....................................        (85,851)          (77,870)          (79,781)
        Interest credited...............................          4,832             4,474             5,153
                                                              ---------         ---------         ---------

        Ending balance..................................      $ 115,699         $ 125,746         $ 118,973
                                                              =========         =========         =========

        Net increase (decrease).........................      $ (10,047)        $   6,773         $  (7,659)
                                                              =========         =========         =========

        Percent increase (decrease).....................          (7.99)%            5.69%            (6.05)%
                                                              =========         =========         =========


         Deposits in the Bank as of September 30, 1998 were made pursuant to various types of savings programs, described below.


                                                                               September 30,
                                                --------------------------------------------------------------------------
                                                         1998                      1997                     1996
                                                ----------------------    -----------------------   ----------------------
                                                              Percent                     Percent                 Percent
                                                 Amount       of Total     Amount        of Total    Amount       of Total
                                                --------      --------    --------       --------   --------      --------
                                                                        (Dollars in Thousands)
  TRANSACTIONS AND SAVINGS DEPOSITS:
  Passbook Accounts 2.60% (1)...............    $ 19,989        17.28%    $  19,938        15.86%   $  20,386        17.13%
  NOW and Money Market Accounts
  1.24 - 4.15%(1)...........................      10,349         8.94        10,737         8.53       10,764         9.05
                                                --------      -------     ---------       -------    --------      -------
       Total Non-Certificates...............      30,338        26.22        30,675        24.39       31,150        26.18
                                                --------      -------     ---------       -------    --------      -------
  CERTIFICATES:

   4.00 -  5.99%............................      65,931        56.99        62,938        50.05       63,143        53.07
   6.00 -  7.99%............................      19,170        16.57        30,997        24.65       23,390        19.66
   8.00 -  9.99%............................         260          .22         1,136          .91        1,290         1.09
                                                --------      -------     ---------       -------    --------      -------

       Total Certificates...................      85,361        73.78        95,071        75.61       87,823        73.82
                                                --------      -------     ---------       -------    --------      -------
       Total Deposits.......................    $115,699       100.00%    $ 125,746       100.00%    $118,973       100.00%
                                                ========      =======     =========       =======    ========      =======


(1)     Rates in effect at September 30, 1998.

         The following table shows rate and maturity information for the Bank's certificates of deposit as of September 30, 1998.



                                      4.00-     5.00-     6.00-     7.00-     8.00-   9.00-                Percent
                                      4.99%     5.99%     6.99%     7.99%     8.99%   9.99%     Total      of Total
                                     ------   --------   -------   ------     ----    -----    -------     --------
  Certificate accounts maturing in
  quarter ending:
  December 31, 1998...............   $  803   $ 19,753   $ 2,641   $   86     $ --    $ 109    $23,392       27.40%
  March 31, 1999..................    1,371     16,156     1,394        8       --       98     19,027       22.29
  June 30, 1999...................       63      8,477     3,943       --       --       53     12,536       14.69
  September 30, 1999..............       --      8,697     3,642       --       --       --     12,339       14.46
  December 31, 1999...............       --      1,873       880      941       --       --      3,694        4.33
  March 31, 2000..................       --      2,263       558      465       --       --      3,286        3.85
  June 30, 2000...................       --        585       791       --       --       --      1,376        1.61
  September 30, 2000..............       --      1,075     1,079        9       --       --      2,163        2.53
  December 31, 2000...............       --        543       297       --       --       --        840        0.98
  March 31, 2001..................       --        848         0       --       --       --        848        0.99
  June 30, 2001...................       --        273       490       --       --       --        763         .89
  September 30, 2001..............       --        264       706       --       --       --        970        1.14
  Thereafter......................       --      2,887     1,240       --       --       --      4,127        4.84
                                     ------   --------   -------   ------     ----    -----    -------      ------

     Total........................   $2,237   $ 63,694   $17,661   $1,509     $  0    $ 260    $85,361      100.00%
                                     ======   ========   =======   ======     ====    =====    =======      ======
     Percent of total.............     2.62%     74.62%    20.69%    1.77%    0.00%     .30%
                                     ======   ========   =======   ======     ====    =====


         The following table indicates the amount of the Bank's certificates of deposit by time remaining until maturity as of September 30, 1998.


                                                                                       Maturity
                                                                 ----------------------------------------------------
                                                                             Over       Over
                                                                 3 Months   3 to 6    6 to 12      Over
                                                                 or Less    Months     Months    12 Months     Total
                                                                 --------  -------    --------   ---------   --------
       Certificates of deposit less than $100,000.............    $3,321   $11,722     $19,119    $12,799     $46,961

       Certificates of deposit of $100,000 or more
       (excluding Public Funds)...............................    12,422     6,179       5,656      5,268      29,525

       Public funds(1)........................................     7,649     1,126         100         --       8,875
                                                                 -------   -------     -------    -------     -------

       Total certificates of deposit..........................   $23,392   $19,027     $24,875    $18,067     $85,361
                                                                 =======   =======     =======    =======     =======

(1)      Deposits from governmental and other public entities.

         For additional information regarding the composition of the Bank's deposits, see Note 10 of the Notes to the Consolidated Financial Statements in
Item 8 hereof.

         BORROWINGS. The Bank's other available sources of funds include advances from the FHLB of Chicago and other borrowings. As a member of the FHLB of Chicago, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Chicago may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions.

         Consistent with its asset/liability management strategy, the Bank may utilize FHLB advances to extend the term to maturity of its liabilities. Also, the Bank uses FHLB borrowings to fund loan demand and other investment opportunities and to offset deposit outflows. At September 30, 1998, the Bank had

$61.8 million of FHLB advances outstanding with a weighted average interest rate of 5.95%. See Note 11 of the Notes to the Consolidated Financial Statements in
Item 8 hereof.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances and all other borrowings for the periods indicated.


                                               Year Ended
                                               September 30,
                                     ---------------------------------
                                       1998          1997       1996
                                     --------      --------    -------
                                           (Dollars in Thousands)
    MAXIMUM BALANCE:
      FHLB advances ................  $64,300       $59,800    $61,800

    AVERAGE BALANCE:
      FHLB advances ................  $59,304       $58,323    $51,950



         The following table sets forth certain information as to the Bank's FHLB advances at the dates indicated.


                                                                     September 30,
                                                    -----------------------------------------------
                                                        1998              1997            1996
                                                    -----------      -------------     ------------
                                                                 (Dollars in Thousands)

  FHLB advances .................................     $61,800           $ 56,500         $59,600
                                                      -------           --------         -------

    Total borrowings ............................     $61,800           $ 56,500         $59,600
                                                      =======           ========         =======

  Weighted average interest rate of FHLB advances        5.95%              6.24%           6.05%

                         YEAR 2000 READINESS DISCLOSURE
INTRODUCTION

         Notice is hereby given that the Year 2000 statement set forth below is being designated a Year 2000 Readiness Disclosure in accordance with Section 7(b) of the Year 2000 Information and Readiness Disclosure Act.

         For more than a year, the Company has been engaged in the process of addressing a potential problem that is facing all users of automated information systems, including personal computers, that is generally referred to as the Year 2000 Issue. The problem is the result of computer systems processing transactions based upon 2 digits representing the year of the transaction rather than 4 full digits (e.g., 97 for 1997). These computer systems may not operate properly when the last two digits become "00," as will occur on January 1, 2000. In some cases, this could result in a system failure, miscalculations causing disruptions of operations, temporary inability to process transactions, send invoices or engage in similar normal business activities. The problem could affect a wide variety of automated information systems such as main frame computer applications, personal computers, communication systems, including telephone systems, and other information systems utilized not only by the Company, but also by its vendors and customers.

         The most significant of the Company's automated information systems affected by the Year 2000 issue is the data processing system used to process transactions and information for loan and deposit customers. The Company currently purchases the services for this system from a nationally recognized data processing vendor. Other programs and applications used in the Company's operations that will be affected by the Year 2000 issue include building and security system equipment, ATM modems, loan document processing systems, investment accounting programs, and computer software and hardware. All software and hardware has been purchased from outside vendors. The Company has not developed any in-house computer applications or equipment. All data processing is done off-site. The Company has maintenance agreements with vendors on the majority of its equipment and systems.

STATE OF READINESS

         The Company's Year 2000 plan process began in the summer of 1997. At that time, a Year 2000 plan coordinator was appointed and assessment of mission critical systems began. The Company upgraded much of its computer hardware and software during1998, in large part to meet the system requirements when it converted to a new data processing company in July 1998.

         The Company anticipates that Year 2000 compliance will be achieved for substantially all mission critical applications by the end of 1998. Further renovation and testing is expected to occur during the first quarter of 1999, with the timing dictated by external vendors. The Company's vendors have been providing updates regarding their progress in assessment, renovation and testing on a regular basis, and the Year 2000 coordinator is continuing to monitor the progress. The Year 2000 Coordinator periodically presents updates regarding Year 2000 issues to the Board of Directors.

RISKS FROM YEAR 2000 ISSUES

         The predominant risk associated with the Year 2000 issue for the Company rests with the functionality of the data processing system. In order to offset the inherent risk with its main data processing system, the Company is researching sites and services offered by vendors which specialize in establishing operations on an emergency basis, as well as preparing other contingency plans.

         The Company has not identified any customers who present potential risk relative to their compliance with Year 2000 within their own organizations. Loan officers are aware of the Year 2000 issue, and the issue is being addressed with new commercial customers.

         The Company has a large investment portfolio which carries a potential liquidity risk should the companies handling the investments experience a Year 2000 issue. These companies appear to be well advanced in renovating and testing their systems.

         The Company outsources its item processing operations to a nationally recognized data processing company. That company appears to be well advanced with year 2000 compliance efforts.

         Other vendors also appear to be progressing in their Year 2000 efforts. The most difficult risks for the Company to assess are the risks associated with the utilities offered by gas, electric and telephone companies. Those are risks shared by everyone and cannot be accurately quantified at this time.

CONTINGENCY PLANS

         As indicated above, the Company is researching "hot-site" options to establish emergency operations if necessary because of a Year 2000 failure. The Company has generally identified critical requirements for minimum levels of outputs and services and established recovery plans to implement those requirements. The Company is considering increasing its liquidity levels during the last quarter of 1999 in preparation for possible extreme customer reaction to the Year 2000 issue.

COSTS TO ADDRESS YEAR 2000 ISSUES

         The Company has planned for the Year 2000 with its officers and staff. It does not intend to use outside consultants. Because the Company relies predominantly on outsourced vendors for its core applications, it does not expect significant costs related to Year 2000 renovation. Expenses incurred to date which are directly related to the Year 2000 issue total approximately $40,000.

         Based on the Year 2000 plan as currently being executed and the best available information, the Company does not anticipate that the cost to address the Year 2000 issues will have a material adverse impact on its financial condition, results of operation or liquidity.

                           FORWARD-LOOKING STATEMENTS

         The preceding "Business," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this Form 10-K contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which represents Damen Financial Corporation's expectations and beliefs concerning future events including, without limitation, the following: the Company's efforts in retaining and expanding its customer base and differentiating it from its competition; future FDIC insurance premium assessments; the impact of conversion to a National Bank and its plan of restructuring on its financial performance and future growth; the impact of interest rates on its net interest income as a result of its balance sheet structure; the impact of its policy guidelines and strategies on its net interest income based on future interest rate projections; the ability to provide funding sources for both the Bank and the Parent Company; and Management's assessment of its provision and allowance for loan loss levels based upon future changes in the composition of its loan portfolio, loan losses, collateral value and economic conditions; and Management's assessment of the impact of the Year 2000 on the financial condition, results of operations and liquidity of the Company.

         The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those set forth in the forward looking statements due to market, economic and other business related risks and uncertainties effecting the realization of such statements. Certain of these risks and uncertainties included in such forward looking statements include, without limitations, the following: dynamics of the market served in terms of competition from traditional and nontraditional financial service providers can effect both the funding capabilities of the Company in terms of deposit garnering as well as asset generation capabilities; future legislation to combine the BIF and the SAIF, as well as future financial losses in the bank and savings and loan industries and actions by the Federal Reserve Board may result in the imposition of costs and constraints on the Company through higher FDIC insurance premiums; significant fluctuations in market interest rates and operational limitations; deviations from the assumptions used to evaluate the appropriate level of the allowance for loan losses as well as future purchases and sales of loans may affect the appropriate level of the allowance for loan losses and thereby affect the future levels of provisioning; and the steps necessary to address the Year 2000 Issue include ensuring that not only the Company's automated systems, but also those of vendors and customers, can become Year 2000 compliant.

         Accordingly, results actually achieved may differ materially from expected results in these statements. Damen Financial Corporation does not undertake, and specifically disclaims, any obligation to update any forward looking statements to reflect events or circumstances occurring after the date of such statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's interest rate risk position is discussed under the heading "Asset/Liability Management" on pages 15 and 16. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

DAMEN FINANCIAL CORPORATION
Consolidated Statements of Financial Condition

                                                                                     September 30,
                                                                         -----------------------------------
                                                                                1998                 1997
                                                                                ----                 ----
Assets

Cash and amounts due from depository institutions                        $     541,682               500,455
Interest-bearing deposits                                                    1,245,446             1,590,529
                                                                         -------------           -----------
   Total cash and cash equivalents                                           1,787,128             2,090,984
Investment securities held to maturity
   (fair value: 1998 - $1,728,900; 1997 - $1,845,400) (note 2)               1,728,931             1,845,383
Investment securities, available for sale, at fair value (note 3)           40,377,371            35,874,298
Mortgage-backed securities held to maturity
  (fair value: 1998 - $16,478,500; 1997 - $27,548,700) (note 4)             16,434,332            27,869,570
Mortgage-backed securities, available for sale, at fair value (note 5)      48,617,275            56,740,190
Loans receivable (net of allowance for loan losses:
  1998 - $449,000; 1997 - $332,000) (note 6)                               109,417,586            97,244,031
Foreclosed real estate                                                               -                79,000
Stock in Federal Home Loan Bank and
  Federal Reserve Bank of Chicago                                            3,815,150             3,698,500
Accrued interest receivable (note 7)                                         1,755,466             1,551,284
Office properties and equipment - net (note 8)                               3,530,443             3,473,326
Prepaid expenses and other assets (note 9)                                     569,040               642,654
                                                                         -------------           -----------

   Total assets                                                            228,032,722           231,109,220
                                                                         =============           ===========


Liabilities and Stockholders' Equity

Liabilities
Deposits (note 10)                                                         115,698,518           125,746,001
Borrowed money (note 11)                                                    61,800,000            56,500,000
Advance payments by borrowers for taxes and insurance                        2,598,991               722,141
Other liabilities (note 12)                                                  2,681,029             2,202,115
                                                                         -------------           -----------
   Total liabilities                                                       182,778,538           185,170,257
                                                                         -------------           -----------

Stockholders' Equity
Preferred stock, $.01 par value; authorized
  100,000 shares; none outstanding                                                   -                     -
Common stock, $.01 par value; authorized 4,500,000 shares;
  3,981,434 shares issued and 2,957,154 shares outstanding
  at September 30, 1998 and 3,967,500 shares issued and
  3,109,220 shares outstanding at September 30, 1997                            39,814                39,675
Additional paid-in capital                                                  38,837,468            38,452,948
Retained earnings, substantially restricted                                 22,882,928            22,100,190
Unrealized gain on securities available for sale, net of income taxes        1,740,980             1,382,560
Treasury stock, at cost (1,024,280 and 858,280 shares
  at September 30, 1998 and 1997)                                          (14,913,027)          (12,117,799)
Common stock acquired by Employee Stock Ownership Plan                      (2,339,200)           (2,550,800)
Common stock awarded by Recognition and Retention Plan                        (994,779)           (1,367,811)
                                                                         --------------          ------------
   Total stockholders' equity (notes 16 and 17)                             45,254,184            45,938,963
                                                                         --------------          ------------

Commitments and contingencies (notes 18 and 19)

   Total liabilities and stockholders' equity                            $ 228,032,722           231,109,220
                                                                         =============           ===========

See accompanying notes to consolidated financial statements.

DAMEN FINANCIAL CORPORATION
Consolidated Statements of Earnings

                                                                       Years Ended September 30,
                                                           -----------------------------------------------
                                                                1998              1997             1996
                                                                ----              ----             ----
Interest income:
  Loans                                                     $ 8,387,749        7,641,587         7,372,382
  Mortgage-backed securities                                  5,246,711        6,061,307         6,081,879
  Tax-exempt securities                                       1,303,499        1,404,976         1,482,104
  Interest and dividends on other investments                 1,401,629        1,153,274         1,541,742
  Dividends on FHLB and FRB stock                               244,165          232,721           182,342
                                                            -----------     ------------       -----------
     Total interest income                                   16,583,753       16,493,865        16,660,449
                                                            -----------     ------------       -----------

Interest expense:
  Deposits                                                    6,333,665        6,176,720         6,426,006
  Borrowings                                                  3,679,593        3,646,005         3,245,920
                                                            -----------     -------------      -----------
     Total interest expense                                  10,013,258        9,822,725         9,671,926
                                                            -----------     ------------       -----------

     Net interest income before provision for
       loan losses                                            6,570,495        6,671,140         6,988,523
Provision for loan losses                                       146,876           36,618            70,000
                                                            -----------     ------------       -----------
     Net interest income after provision for
       loan losses                                            6,423,619        6,634,522         6,918,523
                                                            -----------     ------------       -----------

Non-interest income:
  Loan fees and service charges                                 164,950           42,491           108,797
  Gain (loss) on sale of:
   Mortgage-backed securities, available for sale                18,557          (17,365)            4,064
   Investment securities, available for sale                    552,007          157,083            79,509
  Rental income                                                  97,926           20,634             9,149
  Other income                                                   92,422           64,232            65,022
                                                            -----------     ------------       -----------
     Total non-interest income                                  925,862          267,075           266,541
                                                            -----------     ------------       -----------

Non-interest expense:
  Compensation, employee benefits, and
   related expenses (notes 13 and 14)                         2,763,474        2,655,881         2,190,681
  Advertising and promotion                                     330,494          462,815           457,918
  Occupancy and equipment expense (note 8)                      704,449          772,045           661,776
  Data processing                                               246,975          122,488           100,862
  Insurance expense                                              80,733           72,727            73,058
  Federal deposit insurance premiums                             77,682          114,674           295,265
  SAIF special assessment                                             -                -           860,000
  Legal, audit, and examination services                        440,558          272,702           264,659
  Other operating expenses                                      350,181          343,019           338,543
                                                            -----------     ------------       -----------
     Total non-interest expense                               4,994,546        4,816,351         5,242,762
                                                            -----------     ------------       -----------

Net income before income taxes                                2,354,935        2,085,246         1,942,302
Provision for federal and state
  income taxes (note 15)                                        427,200          339,799           162,460
                                                            -----------     ------------       -----------

      Net income                                            $ 1,927,735        1,745,447         1,779,842
                                                            ===========     ============       ===========

Earnings per share - basic                                  $       .67              .54               .49
                                                            ===========     ============       ===========

Earnings per share - diluted                                        .65              .53               .49
                                                            ===========     ============       ===========

Dividends declared per common share                         $       .40              .24               .12
                                                            ===========     ============       ===========

See accompanying notes to consolidated financial statements.

DAMEN FINANCIAL CORPORATION
Consolidated Statements of Changes in Stockholders' Equity

                                                                                                                      Unrealized
                                                                                                                    Gain (Loss) on
                                                                                     Additional                       Securities
                                                                       Common         Paid-In          Retained        Available
                                                                        Stock         Capital          Earnings        For Sale
                                                                     -----------     ----------       ----------    --------------
Balance at September 30, 1995                                        $    39,675     38,280,338       19,777,497       786,470

  Additions (deductions) for the year ended September 30, 1996:
  Net income                                                                                           1,779,842
  Adjustment of securities to fair value, net of tax effect                                                           (618,791)
  Purchase of treasury stock  (197,383 shares)
  Purchase of stock for RRP
  Amortization of award of RRP stock
  Contribution to fund ESOP loan                                                         65,628
  Dividends declared on common stock                                                                    (426,169)
                                                                     ----------      ----------       ----------     ---------
Balance at September 30, 1996                                            39,675      38,345,966       21,131,170       167,679

  Additions (deductions) for the year ended September 30, 1997:

  Net income                                                                                           1,745,447
  Adjustment of securities to fair value, net of tax effect                                                          1,214,881
  Tax benefit related to employee stock plans                                            27,800
  Purchase of treasury stock (660,897 shares)
  Amortization of award of RRP stock
  Contribution to fund ESOP loan                                                         79,182
  Dividends declared on common stock                                                                    (776,427)
                                                                     ----------      ----------       ----------     ---------
Balance at September 30, 1997                                            39,675      38,452,948       22,100,190     1,382,560

  Additions (deductions) for the year ended September 30, 1998:

  Net income                                                                                           1,927,735
  Options exercised (13,934 shares)                                         139         161,843
  Adjustment of securities to fair value, net of tax effect                                                            358,420
  Tax benefit related to employee stock plans                                            83,730
  Purchase of treasury stock (166,000 shares)
  Amortization of award of RRP stock
  Contribution to fund ESOP loan                                                        138,947
  Dividends declared on common stock                                                                  (1,144,997)
                                                                    -----------      ----------       ----------     ---------
Balance at September 30, 1998                                       $    39,814      38,837,468       22,882,928     1,740,980
                                                                    ===========      ==========       ==========     =========


                                                                                      Common        Common
                                                                                      Stock          Stock
                                                                    Treasury         Acquired       Awarded
                                                                     Stock           By ESOP         By RRP           Total
                                                                   ----------       ----------     ----------      ----------
Balance at September 30, 1995                                               -       (3,174,000)             -       55,709,980
  Additions (deductions) for the year ended September 30, 1996:
  Net income
  Adjustment of securities to fair value, net of tax effect                                                          1,779,842
  Purchase of treasury stock  (197,383 shares)                                                                        (618,791)
  Purchase of stock for RRP                                        (2,311,375)                                      (2,311,375)
  Amortization of award of RRP stock                                                               (1,865,187)      (1,865,187)
  Contribution to fund ESOP loan                                                                      124,343          124,343
  Dividends declared on common stock                                                   411,600                         477,228
                                                                                                                      (426,169)
                                                                  -----------       ----------     ----------       ----------
                                                                   (2,311,375)      (2,762,400)    (1,740,844)      52,869,871
Balance at September 30, 1996

  Additions (deductions) for the year ended September 30, 1997:
                                                                                                                     1,745,447
  Net income                                                                                                         1,214,881
  Adjustment of securities to fair value, net of tax effect                                                             27,800
  Tax benefit related to employee stock plans                      (9,806,424)                                      (9,806,424)
  Purchase of treasury stock (660,897 shares)                                                         373,033          373,033
  Amortization of award of RRP stock                                                   211,600                         290,782
  Contribution to fund ESOP loan                                                                                      (776,427)
                                                                  -----------       ----------     ----------       ----------
  Dividends declared on common stock                              (12,117,799)      (2,550,800)    (1,367,811)      45,938,963


Balance at September 30, 1997

  Additions (deductions) for the year ended September 30, 1998:

  Net income                                                                                                         1,927,735
  Options exercised (13,934 shares)                                                                                    161,982
  Adjustment of securities to fair value, net of tax effect                                                            358,420
  Tax benefit related to employee stock plans                                                                           83,730
  Purchase of treasury stock (166,000 shares)                      (2,795,228)                                      (2,795,228)
  Amortization of award of RRP stock                                                                  373,032          373,032
  Contribution to fund ESOP loan                                                       211,600                         350,547
  Dividends declared on common stock                                                                                (1,144,997)
                                                                  -----------       ----------       --------       ----------
Balance at September 30, 1998                                     (14,913,027)      (2,339,200)      (994,779)      45,254,184
                                                                  ===========       ==========       ========       ==========



See accompanying notes to consolidated financial statements.

DAMEN FINANCIAL CORPORATION
Consolidated Statements of Cash Flows

                                                                                               Years Ended September 30,
                                                                                       ---------------------------------------
                                                                                           1998          1997         1996
                                                                                       ---------------------------------------
Cash Flows from operating activities:
Net income                                                                              $1,927,735    1,745,447     1,779,842
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation                                                                           246,145      196,102       177,333
    Amortization of cost of stock benefit plans                                            723,579      663,815       601,572
    Provision for loan losses                                                              146,876       36,618        70,000
    Decrease in deferred loan income                                                      (302,392)    (312,174)     (110,405)
    (Increase) decrease in prepaid and deferred federal and state income taxes             250,350     (156,187)       18,602
    (Gain) loss on sale of mortgage-backed securities, available for sale                  (18,557)      17,365        (4,064)
    Gain on sale of investment securities, available for sale                             (552,007)    (157,083)      (79,509)
    (Increase) decrease in accrued interest receivable                                    (204,182)     109,803      (473,474)
    Increase (decrease) in accrued interest payable                                         41,599      (16,900)     (286,500)
    (Increase) decrease in other assets                                                    (49,599)      15,462       (22,055)
    Increase (decrease) in other liabilities                                               116,279     (725,622)      900,543
                                                                                     -------------  ------------- -----------
Net cash provided by operating activities                                                2,325,826    1,416,646     2,571,885
                                                                                     -------------  ------------   ----------

Cash flows from investing activities:
    Purchase of investment securities, available for sale                              (19,640,201)  (7,221,615)  (19,553,246)
    Purchase of investment securities                                                     (108,247)    (216,326)     (785,126)
    Purchase of mortgage-backed securities, available for sale                          (7,817,794) (12,178,505)  (22,963,828)
    Purchase of mortgage-backed securities                                                       -            -      (229,361)
    Proceeds from sales of investment securities, available for sale                     6,573,109    9,472,341     3,133,750
    Proceeds from sales of mortgage-backed securities, available for sale                  778,649    1,816,256       919,975
    Proceeds from maturities of investment securities, available for sale                9,493,026    6,195,769     6,547,993
    Proceeds from maturities of investment securities                                      224,699      147,922        97,922
    Proceeds from maturities of mortgage-backed securities, available for sale          15,409,606    7,435,734     8,364,322
    Proceeds from maturities of mortgage-backed securities                              11,435,238    7,633,961     7,259,192
    Proceeds from redemption of Federal Home Loan Bank stock                               305,000       55,500       130,000
    Purchase of Federal Home Loan Bank and Federal Reserve Bank stock                     (421,650)    (643,500)     (670,500)
    Disbursements for loans                                                            (34,173,752) (23,846,339)  (19,814,855)
    Loan repayments                                                                     22,234,713   18,023,757    16,264,628
    Property and equipment expenditures                                                   (303,262)    (166,441)     (347,662)
                                                                                     -------------  -----------    ----------
Net cash provided by (for) investing activities                                          3,989,134    6,508,514   (21,646,796)
                                                                                     -------------  -----------    ----------

Cash flows from financing activities:
    Proceeds from exercise of stock options                                                161,982            -             -
    Deposit receipts                                                                    70,971,720   80,168,443    66,969,226
    Deposit withdrawals                                                                (85,851,421) (77,870,072)  (79,780,537)
    Interest credited to deposit accounts                                                4,832,218    4,474,295     5,152,886
    Proceeds from borrowed money                                                        55,900,000  179,400,000   181,100,000
    Repayment of borrowed money                                                        (50,600,000)(182,500,000) (167,000,000)
    Increase (decrease) in advance payments by borrowers for taxes and insurance         1,876,850       83,373    (2,162,546)
    Purchase of RRP stock                                                                        -            -    (1,865,187)
    Purchase of treasury stock                                                          (2,795,228)  (9,806,424)   (2,311,375)
    Dividends paid on common stock                                                      (1,114,937)    (965,022)     (209,484)
Net cash provided for financing activities                                              (6,618,816)  (7,015,407)     (107,017)
                                                                                     -------------  -----------  ------------

Increase (decrease) in cash and cash equivalents                                          (303,856)     909,753   (19,181,928)
Cash and cash equivalents at beginning of period                                         2,090,984    1,181,231    20,363,159
                                                                                     -------------  -----------    ----------

Cash and cash equivalents at end of period                                           $   1,787,128    2,090,984     1,181,231
                                                                                     =============  ===========   ===========

Cash paid during the period for:
    Interest                                                                         $   9,971,659    9,839,625     9,958,426
    Income taxes                                                                           302,388      350,142       232,229
Non-cash investing activities:
    Transfer of loans to foreclosed real estate                                      $           -       79,000             -
                                                                                     =============  ===========   ===========

See accompanying notes to consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Damen Financial Corporation
Schaumburg, Illinois

         We have audited the consolidated statements of financial condition of Damen Financial Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ending September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Damen Financial Corporation and subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ending September 30, 1998 in conformity with generally accepted accounting principles.


/S/ COBITZ, VANDENBERG & FENNESSY
---------------------------------


November 6, 1998
Palos Hills, Illinois

DAMEN FINANCIAL CORPORATION
Notes to Consolidated Financial Statements


1)   Summary of Significant Accounting Policies

     Damen Financial Corporation (the "Company") is a Delaware corporation incorporated on June 30, 1995 for the purpose of becoming the savings and loan holding company for Damen Federal Bank for Savings. On September 29, 1995, the Bank converted from a mutual to a stock form of ownership, and the Company completed its initial public offering, and, with a portion of the net proceeds, acquired all of the issued and outstanding capital stock of the Bank (the "Conversion"). During the prior fiscal year, Damen Federal Bank for Savings applied for and received approval from the Office of the Comptroller of the Currency to convert its charter from a federal savings bank to a national bank. Effective February 27, 1997, the Bank converted to a national bank and changed its name to Damen National Bank (the "Bank"), and the Company ceased to be a savings and loan holding company and became a bank holding company.

     The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practice within the financial institution industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, Damen National Bank and the Bank's wholly owned subsidiary, Dasch, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

     Investment Securities and Mortgage-Backed Securities, Available for Sale

     Investment securities available for sale are recorded in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires the use of fair value accounting for securities available for sale or trading and retains the use of the amortized cost method for securities the Company has the positive ability and intent to hold to maturity.

     SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Held to maturity securities are measured at amortized cost. Unrealized gains and losses for trading securities are included in income. Unrealized holding gains and losses on available for sale securities are excluded from income and reported net of taxes as a separate component of stockholders' equity.

     The Company holds a portfolio of securities classified as available for sale which are carried at current fair values. Premiums and discounts are amortized and accreted into income over the remaining life of the security using the level yield method. Unrealized gains and losses are recorded in a valuation account, which is included, net of income taxes, as a separate component of stockholders' equity. Gains and losses on the sale of available for sale securities are determined using the specific identification method and are reflected in earnings when realized.

     Investment Securities and Mortgage-Backed Securities, Held to Maturity

     These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security using the level yield method. These securities are not carried at fair value because the Company has both the ability and the intent to hold them to maturity.

     Loans Receivable and Related Fees

     Loans are stated at the principal amount outstanding, net of loans in process, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.

     Loan origination fees are being deferred in accordance with SFAS 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield over the contractual life of the loan.

     The Company has adopted the provisions of SFAS 114 "Accounting by Creditors for Impairment of a Loan" and SFAS 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These loans include, but are not limited to, credit card, residential mortgage and consumer installment loans.

     Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended September 30, 1998 and no loans to be evaluated for impairment at September 30, 1998.

     Allowance for Loan Losses

     The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and economic conditions.

     Management believes that the allowance is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

     Foreclosed Real Estate

     Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of fair value minus estimated costs to sell or the acquisition cost. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated costs to sell.

     Depreciation

     Depreciation of office properties and equipment is computed utilizing the straight- line method over the estimated lives of the various assets.

     Income Taxes

     The provision for federal and state income taxes is based on earnings reported in the financial statements. Deferred income taxes arise from recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date.

     Consolidated Statement of Cash Flows

     For the purposes of reporting cash flows, the Company has defined cash and cash equivalents to include cash on hand, amounts due from depository institutions, and interest-bearing deposits in other financial institutions, with original maturities of three months or less.

     Earnings Per Share

     The Company computes its earnings per share (EPS) in accordance with SFAS No. 128, "Earnings per Share". This statement simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 5, "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

     Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The following presentation illustrates basic and diluted EPS in accordance with the provisions of SFAS 128:

                                                          Years   Ended    September 30,
                                                  ---------------------------------------------
                                                     1998             1997              1996
                                                     ----             ----              ----
Weighted average number of
  common shares outstanding used
  in basic EPS calculation                        2,849,784         3,230,217         3,633,784
Add common stock equivalents
  for shares issuable under
  Stock Option Plans                                114,678            59,928                 -
                                                  ---------         ---------         ---------

Weighted average number of shares
  outstanding adjusted for common
  stock equivalents                               2,964,462         3,290,145         3,633,784
                                                  =========         =========         =========

Net income                                        1,927,735         1,745,447         1,779,842
Basic earnings per share                                .67               .54               .49
Diluted earnings per share                       $      .65               .53               .49


     EPS for prior periods has been restated to comply with the provisions of SFAS 128.

2)   Investment Securities, Held to Maturity

     Investment securities held to maturity are summarized as follows:

                                                                          Gross             Gross
                                                       Amortized       Unrealized        Unrealized       Fair
                                                          Cost            Gains            Losses        Value
                                                       ----------      ----------        ----------    ---------
     September 30, 1998

     Debt securities (a)                             $  895,738                 -               38       895,700
     Investment in  limited partnerships (b)            833,193                 7                -       833,200
                                                      ---------           -------          -------     ---------

                                                     $1,728,931                 7               38     1,728,900
                                                      =========           =======          =======     =========


     September 30, 1997

     Debt securities (a)                             $  940,190                10                -       940,200
     Investment in  limited partnerships (b)            905,193                 7                -       905,200
                                                      ---------           -------          -------     ---------

                                                     $1,845,383                17                -     1,845,400
                                                      =========           =======          =======     =========

(a) Investment in notes secured by mortgages originated by the Community Investment Corporation and the National Housing Service; the weighted average yield on these notes was 7.61% and 7.65% at September 30, 1998 and 1997, respectively.

(b) Investment in limited partnership ventures for the purpose of investment in low-income housing projects qualifying for tax credits over approximately the next ten years.

3)   Investment Securities, Available for Sale

     This portfolio is being accounted for at fair value in accordance with SFAS 115. A summary of investment securities available for sale is as follows:

                                                            Gross          Gross
                                         Amortized       Unrealized      Unrealized      Fair
                                            Cost            Gains          Losses        Value
                                         ----------      ----------      ----------    ----------
September 30, 1998
------------------
United States Government
 and agency securities                 $ 16,084,875         355,348             348    16,439,875
Tax-exempt securities (a)                18,324,274       1,518,772               -    19,843,046
Corporate securities                      3,999,222          95,228               -     4,094,450
                                       ------------       ---------      ----------    ----------

                                       $ 38,408,371       1,969,348             348    40,377,371
                                       ============       =========      ==========    ==========

September 30, 1997
------------------
United States Government
 and agency securities                 $ 11,040,166          35,202          24,202    11,051,166
Tax-exempt securities                    21,095,241       1,397,994               -    22,493,235
Corporate securities                      2,146,891         183,006               -     2,329,897
                                       ------------       ---------      ----------    ----------

                                       $ 34,282,298       1,616,202          24,202    35,874,298
                                       ============       =========      ==========    ==========

(a) Consists of obligations of school, city and park districts and general obligations of various cities and municipalities. All securities carry at least an AA rating due to financial strength or because of insurance enhancements. At September 30, 1998, there were 56 tax-exempt securities with an average balance of approximately $333,000. The largest concentration (approximately $7,880,000) of securities are located within the State of Illinois with the remainder spread throughout the country.

     Tax-exempt securities with a cost basis of $5,224,000 and a fair value of approximately $5,695,000 are pledged as collateral to secure the uninsured portions of various municipalities' certificates of deposit at the Bank.

During the year ended September 30, 1998, the Company sold securities realizing gross proceeds of $6,573,109 and gross gains of $552,632 and gross losses of $625. Proceeds from the sale of investment securities totaled $9,472,341 for the year ended September 30, 1997, and $3,133,750 for the year ended September 30, 1996. Gross gains of $321,434 and $104,824 and gross losses of $164,351 and $25,315 were realized for the years ended September 30, 1997 and 1996, respectively. In addition, during the current period, the increase in net unrealized gains of $377,000, net of the tax effect of $154,570, resulted in a $222,430 credit to stockholders' equity.

The contractual maturity of these investments are summarized as follows:

                                                               September 30, 1998               September 30, 1997
                                                            -----------------------          -----------------------
                                                             Amortized      Fair              Amortized        Fair
Term to Maturity                                               Cost        Value                Cost          Value
----------------                                            ----------   ----------           ----------   ----------
Due in one year or less                                    $ 3,046,205    3,057,559            2,096,897    2,128,479
Due after one year
  through five years                                         6,943,727    7,240,916           10,641,030   10,972,237
Due after five years
 through ten years                                          12,447,542   12,903,605            6,947,655    7,174,873
Due after ten years                                         15,970,897   17,175,291           14,596,716   15,598,709
                                                           -----------   ----------           ----------   ----------
                                                           $38,408,371   40,377,371           34,282,298   35,874,298
                                                           ===========   ==========           ==========   ==========

4)   Mortgage-Backed Securities, Held to Maturity

     The investment in mortgage-backed securities held to maturity consists of collaterized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs)", and is summarized as follows:

                                                 Gross      Gross
                                 Amortized   Unrealized  Unrealized     Fair
                                    Cost        Gains      Losses       Value
                                -----------  ----------  ----------   ---------
September 30, 1998

CMOs and REMICs:
  FHLMC - fixed rate (a)        $ 1,146,016    10,584            -    1,156,600
  FNMA  - fixed rate              2,340,483    12,376        9,859    2,343,000
  Privately issued
      - fixed rate (a)            5,679,241    50,342        4,983    5,724,600
      - adjustable rate (a)       7,268,592    37,152       51,444    7,254,300
                                -----------   -------     --------   ----------

                                $16,434,332   110,454       66,286   16,478,500
                                ===========   =======     ========   ==========

Weighted average interest rate         6.87%
                                       ====

September 30, 1997

CMOs and REMICs:
  FHLMC - fixed rate            $ 3,334,844       783       11,527    3,324,100
  FNMA  - fixed rate              5,454,152     8,348       69,200    5,393,300
  Privately issued
      - fixed rate                9,752,405    59,630       87,435    9,724,600
      - adjustable rate           9,328,169     7,737      229,206    9,106,700
                                -----------   -------      -------   ----------

                                $27,869,570    76,498      397,368   27,548,700
                                ===========   =======      =======   ==========

Weighted average interest rate         6.85%
                                       ====

(a) Mortgage-backed securities with a cost basis of $1,525,532 and a fair value of approximately $1,528,100 are pledged as collateral to secure advances from the Federal Home Loan Bank of Chicago.

5)   Mortgage-Backed Securities, Available for Sale

     Mortgage-backed securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

                                                                          Gross            Gross
                                                       Amortized       Unrealized       Unrealized       Fair
                                                          Cost           Gains             Losses       Value
                                                       ----------       ---------        --------    ----------
     September 30, 1998
     ------------------
     FHLMC participation certificates
        - adjustable rate (a)(b)                      $ 1,695,176          87,364             186     1,782,354
        - fixed rate                                      511,783          14,919               -       526,702
     FNMA participation certificates
        - adjustable rate (a)(b)                        6,255,174         185,203               -     6,440,377
        - fixed rate (a)                                  624,305          15,721               -       640,026
     GNMA participation certificates
        - adjustable rate (b)                           4,825,379          84,546             137     4,909,788
        - fixed rate (a)(b)                            22,819,147         459,837           5,061    23,273,923
     Conventional participation certificates
        - adjustable rate                               4,872,553          83,215          24,421     4,931,347
     CMOs and REMICs
       FHLMC - fixed rate                                 973,221           9,930               -       983,151
       FNMA  - adjustable rate (b)                      2,088,944          15,007               -     2,103,951
       Privately issued
             - fixed rate                               2,969,593          56,063               -     3,025,656
                                                       ----------       ---------        --------    ----------

                                                      $47,635,275       1,011,805          29,805    48,617,275
                                                       ==========       =========        ========    ==========

     Weighted average interest rate                          7.17%
                                                       ==========

     September 30, 1997
     ------------------
     FHLMC participation certificates
        - adjustable rate                             $ 3,059,204         171,131           2,487     3,227,848
        - fixed rate                                      741,428          25,010               -       766,438
     FNMA participation certificates
        - adjustable rate                               8,549,198         175,493          15,296     8,709,395
        - fixed rate                                      637,108           1,884          16,029       622,963
     GNMA participation certificates
        - adjustable rate                               7,259,175         136,536           1,506     7,394,205
        - fixed rate                                   23,275,018         279,452          39,091    23,515,379
     Conventional participation certificates
        - adjustable rate                               6,658,548         123,256          20,341     6,761,463
     CMOs and REMICs
       FNMA  - fixed rate                                 742,757           3,767               -       746,524
             - adjustable rate                          2,101,887           1,630          18,450     2,085,067
       Privately issued
             - fixed rate                               2,962,856               -          51,948     2,910,908
                                                       ----------       ---------        --------    ----------
                                                      $ 55,987,17         918,159         165,148    56,740,190
                                                       ==========       =========        ========    ==========

     Weighted average interest rate                          7.28%
                                                       ==========

(a) Mortgage-backed securities with a cost basis of $6,541,661 and a fair value of approximately $6,696,500 are pledged as collateral to secure the uninsured portions of various municipalities' certificates of deposit at the Bank.

(b) Mortgage-backed securities with a cost basis of $13,753,909 and a fair value of approximately $14,056,800 are pledged as collateral to secure advances from the Federal Home Loan Bank of Chicago.

During the year ended September 30, 1998, the Company sold mortgage-backed securities available for sale, realizing gross proceeds of $778,649, and profits of $18,557. During the year ended September 30, 1997, the Company sold mortgage-backed securities available for sale, realizing gross proceeds of $1,816,256, and losses of $17,365. Proceeds from the sale of mortgage-backed securities totaled $919,975 for the year ended September 30, 1996, resulting in profits of $7,829 and losses of $3,765. In addition, during the current period, the increase in net unrealized gains of $228,989, net of the tax effect of $92,999, resulted in a $135,990 credit to stockholders' equity.

6)   Loans Receivable

     Loans receivable consist of the following:

                                                                                   September 30,
                                                                             --------------------------
                                                                             1998                  1997
                                                                             ----                  ----
         Mortgage loans:
            One-to-four family                                          $  84,896,288            79,586,001
            Multi-family                                                   13,601,285            12,237,282
            Non-residential                                                 6,096,360             4,573,444
            Construction                                                    2,204,739               528,909
                                                                          -----------            ----------
         Total mortgage loans                                             106,798,672            96,925,636
                                                                          -----------            ----------

         Other loans:
            Secured commercial loans                                        1,481,606                     -
            Secured lines of credit                                         2,576,128             2,009,733
            Loans on deposits                                                 218,954               226,550
            Other                                                                  -                 24,400
                                                                          -----------            ----------
            Total other loans                                               4,276,688             2,260,683
                                                                          -----------            ----------

         Total loans receivable                                           111,075,360            99,186,319
                                                                          -----------            ----------

         Less:
            Loans in process                                                  239,470               338,592
            Deferred loan fees                                                969,304             1,271,696
            Allowance for loan losses                                         449,000               332,000
                                                                          -----------            ----------

         Loans receivable, net                                          $ 109,417,586            97,244,031
                                                                          ===========            ==========


         Weighted average interest rate                                          7.59%                 7.69%
                                                                          ===========            ==========

     There were eleven loans delinquent three months or more and non-accruing totaling $562,146, or .5% of total loans in force as of September 30, 1998. Comparable figures at September 30, 1997 were seven loans totaling $196,966, or .2% of total loans. The Bank has established an allowance for loan losses of $449,000 at September 30, 1998 as required by its internal policies.

     For the years ended September 30, 1998, 1997 and 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $20,000, $16,500 and $8,900, respectively.

     Activity in the allowance for loan losses is summarized as follows:

                                                          Years Ended September 30,
                                                  ------------------------------------
                                                    1998          1997          1996
                                                    ----          ----          ----
     Balance, beginning of period                 $ 332,000       345,000      275,000
     Provision for loan losses                      146,876        36,618       70,000
     Charge-offs                                    (29,876)      (49,618)           -
                                                   ---------      -------      -------
     Balance, end of period                       $ 449,000       332,000      345,000
                                                   ========       =======      =======

     The Bank is required to maintain qualifying mortgage collateral for the Federal Home Loan Bank of Chicago representing 170 percent of current Bank credit. At September 30, 1998 and 1997, the Bank met this requirement. Qualifying mortgage collateral is defined as fully disbursed, whole first mortgage loans on improved residential property. The mortgages must not be past due more than 90 days. They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Bank. The documents that govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Chicago's Credit Policy Statement, dated February 1, 1993, and (b) the Advances, Collateral Pledge and Security Agreement between the institution and the Federal Home Loan Bank of Chicago.

7)   Accrued Interest Receivable

     Accrued interest receivable is summarized as follows:

                                                                              September 30,
                                                                           -------------------
                                                                           1998         1997
                                                                           ----         ----
     U.S. Government and agency securities                              $  309,918     208,801
     Mortgage-backed securities                                            410,233     529,709
     Tax-exempt securities                                                 349,855     391,420
     Loans receivable                                                      600,381     369,875
     Allowance for uncollected interest on loans                           (19,977)    (20,436)
     Interest collected in advance on loans                                (10,866)          -
     Other investments                                                     115,922      71,915
                                                                         ---------   ---------

                                                                        $1,755,466   1,551,284
                                                                         =========   =========

8)   Office Properties and Equipment

     Depreciation, computed by the straight line method, amounted to $246,145, $196,102 and $177,333 for the years ended September 30, 1998,
     1997 and 1996. Office properties and equipment are summarized as follows:

                                                                              September 30,
                                                                           -------------------
                                                                           1998         1997
                                                                           ----         ----
     Cost:
        Land - Chicago                                                  $  181,411     181,411
        Land - Burbank                                                     112,000     112,000
        Land - Schaumburg                                                  840,000     840,000
        Office building - Chicago                                          349,113     349,113
        Office building - Burbank                                          752,773     752,773
        Office building - Schaumburg                                     1,855,311   1,821,818
        Parking lot improvements                                            47,394      47,394
        Furniture, fixtures, and equipment                               1,834,404   1,564,635
        Automobiles                                                         32,880      32,880
                                                                        ----------   ---------
                                                                         6,005,286   5,702,024
                                                                        ----------   ---------
     Less accumulated depreciation:
        Office building - Chicago                                          349,113     349,113
        Office building - Burbank                                          144,142     125,318
        Office building - Schaumburg                                       332,642     249,033
        Parking lot improvements                                            47,394      47,394
        Furniture, fixtures, and equipment                               1,115,812     977,740
        Automobiles                                                         19,740      14,100
                                                                        ----------   ---------
                                                                         2,008,843   1,762,698
                                                                        ----------   ---------
         Less valuation allowance:
           Office building - Schaumburg                                    466,000     466,000
                                                                        ----------   ---------

                                                                        $3,530,443   3,473,326
                                                                        ==========   =========

9)   Prepaid Expenses and Other Assets

     Prepaid expenses and other assets consist of the following:

                                                               September 30,
                                                         -----------------------
                                                             1998         1997
                                                         -----------------------
     Current federal and state income
      tax overpayment - net                              $ 375,537       498,750
     Prepaid examination fees                               16,195        15,860
     Prepaid federal deposit insurance premiums             17,919        19,115
     Other prepaid insurance                                75,900        29,229
     Other prepaid expenses                                 77,086        78,174
     Accounts receivable                                     6,403         1,526
                                                         ---------     ---------

                                                         $ 569,040       642,654
                                                         =========     =========

10)  Deposits

     Deposit accounts are summarized as follows:

                                                               September 30,
                                                         -----------------------
                                                             1998         1997
                                                         -----------------------
     Passbook accounts                                   $ 19,989,091     19,938,383
     Certificates                                          85,360,945     95,071,195
     NOW and money market accounts                         10,348,482     10,736,423
                                                          -----------    -----------

     Total                                               $115,698,518    125,746,001
                                                          ===========    ===========

     The composition of deposit accounts by interest rates is as follows:

                                                               September 30,
                                                         -----------------------
                                                             1998         1997
                                                         -----------------------
     Non-interest bearing                             $    277,196        87,231
     1.00 -  3.99%                                      25,838,614    21,668,240
     4.00 -  4.99                                        6,459,022     9,610,160
     5.00 -  5.99                                       63,693,707    62,247,299
     6.00 -  6.99                                       17,660,557    29,466,580
     7.00 -  7.99                                        1,509,162     1,530,587
     8.00 -  8.99                                                -       433,888
     9.00 -  9.99                                          260,260       702,016
                                                       -----------   -----------
     Total                                            $115,698,518   125,746,001
                                                       ===========   ===========
     Weighted average interest rate                           4.94%         5.21%
                                                       ===========   ===========

     A summary of certificates of deposits by maturity is as follows:

                                                               September 30,
                                                         -----------------------
                                                             1998         1997
                                                         -----------------------
     Within 12 months                                  $67,294,068    60,259,565
     12 months to 24 months                             10,518,810    23,928,672
     24 months to 36 months                              3,420,461     5,961,203
     36 months to 48 months                              2,801,320     2,650,080
     Over 48 months                                      1,326,286     2,271,675
                                                        ----------    ----------
     Total                                             $85,360,945    95,071,195
                                                        ==========    ==========

     Interest expense on deposits consists of the following:

                                               Years Ended September 30,
                                        ---------------------------------------
                                             1998         1997          1996
                                             ----         ----          ----
     Passbook accounts                 $    532,164       607,646       709,803
     Certificates                         5,418,113     5,154,822     5,271,871
     NOW and money
       market accounts                      383,388       414,252       444,332
                                       ------------     ---------     ---------

     Total                             $  6,333,665     6,176,720     6,426,006
                                       ============     =========     =========

     The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $35,500,000 and $33,400,000 at September 30, 1998 and 1997, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

11)  Borrowed Money

     Borrowed money consists of the following:

                                                            September 30,
                                                   ---------------------------
                                                        1998           1997
                                                        ----           ----
Federal Home Loan Bank of Chicago Advances-
Due date and current rates:
  Period ended within 12 months
    Weighted average fixed rate
      of 6.20% at September 30, 1998                $11,000,000     11,500,000
    Weighted average adjustable rate
      of 6.10% at September 30, 1998                    800,000      7,000,000
  Period from 12 months to 24 months
    Weighted average fixed rate
      of 5.90% at September 30, 1998                 14,000,000      9,000,000
  Period from 24 months to 36 months
    Weighted average fixed rate
      of 6.72% at September 30, 1998                 10,000,000     11,000,000
  Period from 36 months to 48 months
    Weighted average fixed rate
      of 6.18% at September 30, 1998                  8,000,000      9,000,000
  Period from 48 months and thereafter
    Weighted average fixed rate
      of 5.31% at September 30, 1998                 16,000,000      9,000,000
    Weighted average adjustable rate
      of 5.15% at September 30, 1998                  2,000,000              -
                                                     -------------------------

                                                    $61,800,000     56,500,000
                                                     ==========     ==========

         Weighted average interest rate                    5.95%          6.24%
                                                     ==========          =====

     See notes 4, 5 and 6 of the consolidated financial statements for collateral securing this indebtedness.

     Interest is accrued on all borrowings and recorded in other liabilities. Interest expense on borrowed money totaled $3,679,593, $3,646,005 and $3,245,920 for the years ended September 30, 1998, 1997 and 1996.

     In connection with the Company's initial public offering, the Bank established an Employee Stock Ownership Plan (ESOP). The ESOP was funded by the proceeds from a loan from the Company. The loan carries an interest rate of 6.73% and matures in the year 2010. The loan is secured by the shares of the Company purchased with the loan proceeds. The Bank has committed to make contributions to the ESOP sufficient to allow the ESOP to fund the debt service requirements of the loan.

12)  Other Liabilities

     Other liabilities consist of the following:

                                                           September 30,
                                                     ------------------------
                                                         1998          1997
                                                         ----          ----
     Deferred federal and state income tax
       liability - net (a)                           $1,032,513       741,537
     Accrued interest on borrowed money                 311,600       293,700
     Accrued interest on deposits                       274,699       251,000
     Accrued real estate taxes                          197,000       169,000
     Amount due on settlement of securities             500,000             -
     Promissory note for capital contribution
      due Kedzie Limited Partnership                    112,500       497,045
     Other accrued expenses                             152,644       123,984
     Accounts payable and other items                   100,073       125,849
                                                     ----------     ---------
                                                     $2,681,029     2,202,115
                                                     ==========     =========

    (a) The approximate tax effect of temporary differences that give rise to the Company's net deferred tax liability at September 30, 1998 and 1997 under SFAS 109 is as follows:

                                              Assets   Liabilities      Net
                                              ------   -----------      ---
    September 30, 1998
    ------------------
    Loan fees deferred for financial
      reporting purposes                    $ 275,833           -      275,833
    Bad debt reserves established
      for financial reporting purposes        184,090           -      184,090
    Increases to tax bad debt
      reserves since January 1, 1988                -    (384,701)    (384,701)
    Accelerated depreciation
      for tax purposes                              -    (157,768)    (157,768)
    Valuation allowance on office building    191,060           -      191,060
    Unrealized gain on securities
      available for sale                            -  (1,210,018)  (1,210,018)
    Nondeductible incentive plan expense       81,600           -       81,600
    Other items                                     -     (12,609)     (12,609)
                                            ---------  ----------   ----------
                                            $ 732,583  (1,765,096)  (1,032,513)
                                            =========  ==========   ==========

    September 30, 1997
    ------------------

    Loan fees deferred for financial
      reporting purposes                    $ 365,007           -      365,007
    Bad debt reserves established for
      financial reporting purposes            136,120           -      136,120
    Increases to tax bad debt reserves
      since January 1, 1988                         -    (384,701)    (384,701)
    Accelerated depreciation
      for tax purposes                              -    (132,697)    (132,697)
    Valuation allowance on
      office building                         191,060           -      191,060
    Unrealized gain on securities
      available for sale                            -    (962,449)    (962,449)
    Nondeductible incentive
      plan expense                             70,200           -       70,200
    Other items                                     -     (24,077)     (24,077)
                                            ---------  ----------   ----------

                                            $ 762,387  (1,503,924)    (741,537)
                                            =========  ==========   ==========

13)  Benefit Plan

     The Bank has a self-administered deferred profit sharing plan which covers all full-time employees over 21 years of age with one or more years of continuous employment. This plan is funded by employer contributions, which are determined annually by the Bank's Board of Directors. No contributions were made for the years ended September 30, 1998, 1997 or 1996.

14)  Director, Officer and Employee Plans

     STOCK OPTION PLAN. On May 9, 1996, the stockholders of the Company approved the Damen Financial Corporation 1996 Stock Option and Incentive Plan, reserving 396,750 options on common shares for issuance to directors, officers and key employees. The Plan provides that option prices will not be less than the fair market value at the grant date. Options issued are generally exercisable at a rate of 20% per year. The options expire no later than ten years from the date of grant. The following is an analysis of the stock option activity for each of the years in the three year period ended September 30, 1998 and the stock options outstanding at the end of the respective periods.

                                                         Exercise Price
                                                    ---------------------------
                                         Number
                                       of Shares     Per Share        Total
                                       ---------    ------------    -----------
Options

Outstanding at September 30, 1995              0
Granted                                  376,909    $      11.63    $ 4,383,452
Exercised                                      0
Forfeited                                      0
                                       ---------    ------------    -----------

Outstanding at September 30, 1996        376,909           11.63      4,383,452
Granted                                   19,837           14.56        288,827
Exercised                                      0
Forfeited                                      0
                                       ---------    ------------    -----------


Outstanding at September 30, 1997        396,746     11.63-14.56      4,672,279
Granted                                        0
Exercised                                (13,934)          11.63       (161,982)
Forfeited                                      0
                                       ---------    ------------    -----------

Outstanding at September 30, 1998        382,812    $11.63-14.56    $ 4,501,297
                                       =========    ============    ===========

Exercisable at September 30, 1998        137,355    $11.63-14.56    $ 1,609,062
                                       =========    ============    ===========

Options available for future
  grants at September 30, 1998                 4
                                       =========

The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during the year ended September 30, 1997. The Company will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Company, and as such, its adoption did not, nor is it expected to have, a material impact on the Company's financial condition or its results of operations.

The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized:

                                                 Years Ended September 30,
                                          -------------------------------------
                                              1998          1997         1996
                                              ----          ----         ----
Net income (as reported)                  $ 1,927,735    1,745,447    1,779,842
Pro forma net income                        1,846,062    1,664,987    1,753,022

Earnings per diluted share (as reported)  $       .65          .53          .49
Pro forma earnings per share                      .62          .51          .48

     The pro forma results presented on the previous page may not be representative of the effects reported in pro forma net income for future years.

     The fair value of the option grants for the years ended September 30, 1998, 1997 and 1996 was estimated using the Black Scholes option value model, using the following assumptions: dividend yield of approximately 2.0%, expected volatility of 10%, risk free interest rate of 6.25%, and an expected life of approximately 10 years during all periods.

     EMPLOYEE STOCK OWNERSHIP PLAN. In conjunction with the Conversion, the Bank formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $3,174,000 from the Company and purchased 317,400 common shares issued in the Conversion. The Bank will make scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan, which is comparable to unearned compensation, is reported as a reduction of stockholders' equity. Total contributions by the Bank to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $377,938, $392,158 and $609,808 for the years ended September 30, 1998,
     1997 and 1996, respectively.

     On November 22, 1993, the AICPA issued Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 provides guidance for accounting for all ESOPs. SOP 93-6 requires that the issuance or sale of treasury shares to the ESOP be reported when the issuance or sale occurs and that compensation expense be recognized for shares committed to be released to directly compensate employees equal to the fair value of the shares committed. In addition, SOP 93-6 requires that leveraged ESOP debt and related interest expense be reflected in the employer's financial statements. Prior practice was to recognize compensation expense based on the amount of the employer's contributions to the ESOP. SOP 93-6 is effective for fiscal years beginning after December 31, 1992. The application of SOP 93-6 results in fluctuations in compensation expense as a result of changes in the fair value of the Company's common stock; however, any such compensation expense fluctuations will result in an offsetting adjustment to additional paid-in capital. For the years ended September 30, 1998, 1997 and 1996, additional compensation expense of $138,947, $79,182 and $65,628 was recognized as a result of implementation of this accounting principle.

     RECOGNITION AND RETENTION PLAN. On May 9, 1996, the stockholders of the Company approved the Damen Financial Corporation 1996 Recognition and Retention Plan ("RRP"). This plan was established to award shares to directors and to employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. The number of shares authorized under the Plan is 158,700, equal to 4.0% of the total number of shares issued in the Conversion. These shares were purchased in the open market during the quarter ended June 30, 1996 at a total cost of $1,865,187. As of September 30, 1998, 154,731 shares were awarded, and are vesting at a rate of 20% per year, while 3,969 shares are reserved for future awards.

     The $1,865,187 contributed to the RRP is being amortized to compensation expense as the plan participants become vested in those shares. For the years ended September 30, 1998, 1997 and 1996, $373,032, $373,033 and
     $124,343 had been amortized to expense. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

15)  Income Taxes

     The Company has adopted SFAS No. 109 which requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

     Among the provisions of SFAS 109 which impact the Company is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at September 30, 1998 includes approximately $3,994,000 for which no deferred federal income tax liability has been recognized.

     The provision for income taxes consists of the following:

                                              Years Ended September 30,
                                       1998            1997             1996
                                       ----            ----             ----
     Current (benefit)              $ 383,793        (136,703)         438,031
     Deferred (benefit)                43,407         476,502         (275,571)
                                      -------         -------          -------
                                    $ 427,200         339,799          162,460
                                      =======         =======          =======

     A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                  Years Ended September 30,
                                           1998            1997             1996
                                           ----            ----             ----
     Statutory federal income tax rate      34.0%            34.0%            34.0%
     State income taxes                      4.2              4.6              3.1
     Tax-exempt interest income            (17.6)           (22.9)           (22.8)
     Tax credits                            (3.5)             -               (5.4)
     Other                                   1.0              0.6             (0.5)
                                          -------          ------          -------

     Effective income tax rate              18.1%            16.3%             8.4%
                                           =====            =====          =======

     Deferred income tax expense (benefit) consists of the following tax effects of timing differences:

                                                  Years Ended September 30,
                                            1998            1997             1996
                                            ----            ----             ----
     Loan fees                            $ 89,174         89,348           136,026
     Book provision for loan losses less
      than (in excess of) tax deduction    (47,970)         5,330           (28,700)
     Depreciation                           25,071         40,855            24,737
     Compensation related expenses         (11,400)       (19,219)          (50,981)
     SAIF special assessment                     -        352,600          (352,600)
     Other, net                            (11,468)         7,588            (4,053)
                                           -------        -------           -------

                                          $ 43,407        476,502          (275,571)
                                           =======        =======          ========

16)  Regulatory Capital Requirements

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum total requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt correction action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below, of the total risk-based and core capital, as defined in the regulations. Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     The Bank, according to federal regulatory standards, is well-capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, and core ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     At September 30, 1998 and 1997, the Bank's regulatory equity capital was as follows:

                                                                                   To Be Well-
                                                                                Capitalized Under
                                                           For Capital          Prompt Corrective
                                    Actual             Adequacy Purposes         Action Provisions
                         --------------------------------------------------------------------------
                             Amount      Ratio        Amount        Ratio       Amount       Ratio
                         --------------------------------------------------------------------------
     September 30, 1998

     Risk-based           $39,856,535    43.36%   $ 7,354,000       8.00%    $ 9,192,000     10.00%
     Core                  39,407,535    17.54      6,742,000       3.00      11,237,000      5.00

     September 30, 1997

     Risk-based           $39,673,781    43.35%   $ 6,998,000       8.00%    $ 8,748,000     10.00%
     Core                  39,341,781    17.55      6,724,000       3.00      11,207,000      5.00

17)  Stockholders' Equity

     As part of the Conversion, the Bank established a liquidation account for the benefit of all eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

     In addition, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

     Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.


18)  Financial Instruments with Off-Balance Sheet Risk

     The Company is a party to various transactions with off-balance sheet risk in the normal course of its business. These transactions are primarily commitments to originate or purchase loans. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.

     Commitments to originate mortgage loans totaling $5,468,000 at September 30, 1998 represent amounts which the Bank plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $4,888,000 are in fixed rate commitments with rates ranging from 6.55% to 8.25%, and $580,000 are in adjustable rate commitments. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Bank adequately controls their credit risk on these commitments, as it does to loans recorded on the balance sheet. The Bank conducts all of its lending activities in the Chicagoland area. Management believes the Bank has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

     The Bank has approved, but unused, equity lines of credit of approximately $1,455,000 at September 30, 1998. Approval of lines of credit is based upon underwriting standards and limitations similar to conventional lending.

     At September 30, 1998, the Bank was committed to fund an additional investment of $693,000, through the year 2000, in notes secured by adjustable rate mortgage loans, issued by the Community Investment Corporation. The notes have an average maturity date of approximately twenty years.

19)  Contingencies

     The Bank is, from time to time, a party to certain lawsuits arising in the ordinary course of its business, wherein it enforces its security interest. Management, based upon discussions with legal counsel, believes that the Company and the Bank are not engaged in any legal proceedings of a material nature at the present time.

20)  Subsequent Event

     At the October 20, 1998 Board of Directors' meeting, the Company declared a quarterly dividend of $.12 per share, totaling $342,738, payable November 16, 1998 to shareholders of record as of November 2, 1998.

21)  Disclosures About the Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

     U.S. GOVERNMENT AND AGENCY SECURITIES: Fair values for securities are based on quoted market prices as published in financial publications.

     MORTGAGE-BACKED SECURITIES: Fair values for mortgage-backed securities are based on average quotes received from a third-party broker.

     LOANS RECEIVABLE: The fair values of fixed-rate one-to-four family residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair values for other fixed-rate mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality. For adjustable-rate loans which reprice monthly and with no significant change in credit risk, fair values approximate carrying values.

     OTHER INVESTMENTS: Fair values for other investments are based on quoted market prices received from third-party sources.

     DEPOSIT LIABILITIES: The fair value of demand deposits, passbook accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar original maturities.

     BORROWED MONEY: Rates currently available to the Company for debt with similar terms and original maturities are used to estimate fair value of existing debt.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: Fair values of the Company's off-balance sheet financial instruments, which consists of loan commitments and letters of credit, are based on fees charged to enter into these agreements. As the Company currently charges no fees on these instruments, no estimate of fair value has been made.

     The estimated fair values of the Company's financial instruments are as follows:

                                                        September 30, 1998
                                                   ----------------------------
                                                      Carrying         Fair
                                                      Amount           Value
                                                   ------------     -----------
Financial assets:
  Cash and cash equivalents                        $  1,787,128       1,787,128
  Investment securities, held to maturity             1,728,931       1,728,900
  Investment securities, available for sale          40,377,371      40,377,371
  Mortgage-backed securities, held to maturity       16,434,332      16,478,500
  Mortgage-backed securities, available for sale     48,617,275      48,617,275
  Loans receivable, gross                           111,075,360     117,009,500

Financial liabilities:
  Deposits                                          115,698,518     116,872,400
  Borrowed money                                     61,800,000      64,455,000


                                                        September 30, 1998
                                                   ----------------------------
                                                      Carrying         Fair
                                                      Amount           Value
                                                   ------------     -----------
Financial assets:
  Cash and cash equivalents                        $  2,090,984       2,090,984
  Investment securities, held to maturity             1,845,383       1,845,400
  Investment securities, available for sale          35,874,298      35,874,298
  Mortgage-backed securities, held to maturity       27,869,570      27,548,700
  Mortgage-backed securities, available for sale     56,740,190      56,740,190
  Loans receivable, gross                            99,186,319      99,702,100

Financial liabilities:
  Deposits                                          125,746,001     126,401,100
  Borrowed money                                     56,500,000      55,817,800

22)  Condensed Parent Company Only Financial Statements

     The following condensed statements of financial condition, as of September 30, 1998 and 1997, and condensed statements of earnings and cash flows for the years ended September 30, 1998, 1997 and 1996 for Damen Financial Corporation, should be read in conjunction with the consolidated financial statements and the notes thereto.

Statements of Financial Condition

                                                      September 30,
                                              -----------------------------
                                                 1998                1997
                                              ---------            --------
Assets

Cash and cash equivalents                     $ 1,614,205           983,285
Securities available for sale                           -         1,808,310
Loans receivable                                2,339,200         2,550,800
Equity investment in subsidiaries              41,462,978        41,747,771
Prepaid expenses and other assets                 213,482            63,112
                                              -----------        ----------

                                               45,629,865        47,153,278
                                              ===========        ==========

Liabilities and Stockholders' Equity

Accounts payable                                   61,218            96,885
Common stock                                       39,814            39,675
Additional paid-in capital                     38,553,711        38,308,138
Retained earnings                              22,882,928        22,100,190
Unrealized gain on securities
  available for sale, net of taxes                      -            94,000
Treasury stock                                (14,913,027)      (12,117,799)
Common stock awarded by
 Recognition and Retention Plan                  (994,779)       (1,367,811)
                                              -----------        ----------

                                              $45,629,865        47,153,278
                                              ===========        ==========

Statements of Earnings

                                               Years Ended September 30,
                                          ------------------------------------
                                             1998         1997          1996
                                             ----         ----          ----

Equity in earnings of subsidiaries        $2,015,207    1,522,955    1,287,312
Interest and dividend income                 304,849      676,491    1,085,013
Gain on sale of investment
  securities, available for sale             292,566      139,718       84,550
Non-interest expense                        (683,657)    (467,994)    (449,733)
Provision for federal and state
 income taxes                                 (1,230)    (125,723)    (227,300)
                                          ----------    ---------    ---------

Net income                                $1,927,735    1,745,447    1,779,842
                                          ==========    =========    =========

     Statements of Cash Flows

                                                Years Ended September 30,
                                          -------------------------------------
                                              1998         1997        1996
                                              ----         ----        ----
     Operating activities:
       Net income                         $ 1,927,735    1,745,447    1,779,842
       Equity in earnings of subsidiaries  (2,015,207)  (1,522,955)  (1,287,312)
       Gain on sale of investment
        securities, available for sale       (292,566)    (139,718)     (84,550)
       (Increase) decrease in accrued
        interest receivable                    10,558      171,762     (182,320)
       Change in other
        assets and liabilities                (75,925)     (82,224)     (61,737)
       Amortization of cost of
        stock benefit plans                   373,032      373,033      124,343
                                          -----------  -----------  -----------
     Net cash provided by (for)
        operating activities                  (72,373)     545,345      288,266
                                          -----------  -----------  -----------

     Investing activities:
       Loan repayments                        211,600      211,600      411,600
       Purchase of securities
        available for sale                 (1,749,688)  (2,007,981) (15,581,411)
       Proceeds from maturities of
        investment securities
        available for sale                  1,236,919      596,753    1,637,563
       Proceeds from sales of investment
        securities available for sale       2,452,645   11,288,597    2,643,438
                                          -----------  -----------  -----------
     Net cash provided by (for)
        investing activities                2,151,476   10,088,969  (10,888,810)
                                          -----------  -----------  -----------

     Financing activities:
       Proceeds from exercise of
        stock options                         161,982            -            -
       Dividends received from
        subsidiary                          2,300,000            -            -
       Dividends paid on common stock      (1,114,937)    (965,022)    (209,484)
       Purchase of treasury stock          (2,795,228)  (9,806,424)  (2,311,375)
       Purchase of RRP stock                        -            -   (1,865,187)
                                          -----------  ------------ -----------
     Net cash provided for
       financing activities                (1,448,183) (10,771,446)  (4,386,046)
                                          -----------  -----------  -----------

     Increase (decrease) in cash
       and cash equivalents                   630,920     (137,132) (14,986,590)
     Cash and cash equivalents at
       beginning of period                    983,285    1,120,417   16,107,007
                                          -----------  -----------  -----------

     Cash and cash equivalents
       at end of period                   $ 1,614,205      983,285    1,120,417
                                          ===========  ===========  ===========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants and/or reporting disagreements on any matter of accounting principle or financial statement disclosure.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Information concerning directors and executive officers who are directors of the Registrant is incorporated herein by reference from the Company's definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1999, a copy of which will be filed not later than 120 days after the close of the fiscal year.

         Information concerning the executive officers of the Registrant who are not also directors of the Registrant is contained in Item 1 of Part I of this Form 10-K under the caption "Executive Officers Who Are Not Directors."

ITEM 11. EXECUTIVE COMPENSATION

         Information concerning executive compensation is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1999, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1999, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Information concerning certain relationships and related transactions is incorporated herein by reference from the definitive Proxy Statement for the Annual Meeting of Stockholders to be held in 1999, a copy of which will be filed not later than 120 days after the close of the fiscal year.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) The following exhibits, financial statements and financial statement schedules are filed as part of this report:

                              FINANCIAL STATEMENTS

     Consolidated Statements of Financial Condition - September 30, 1998 and
     1997

     Consolidated Statements of Earnings - Years ended September 30, 1998, 1997 and 1996

     Consolidated Statements of Changes In Stockholders' Equity - Years ended September 30, 1998, 1997 and 1996

     Consolidated Statements of Cash Flows - Years ended September 30, 1998, 1997 and 1996

     Independent Auditor's Report

     Notes to Consolidated Financial Statements

                         FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules have been omitted from this Annual Report because the required information is presented in the consolidated financial statements or in the notes thereto, the amounts involved are not significant, or the required information subject matter is not applicable.

                                                     EXHIBITS
                                                                          REFERENCE TO PRIOR
    REGULATION                                                             FILING OR EXHIBIT
   S-K EXHIBIT                                                                  NUMBER
     NUMBER                          DOCUMENT                              ATTACHED HERETO
   -----------                       --------                              -----------------
        2          Plan of acquisition, reorganization, arrangement,             None
                   liquidation or succession
       3(a)        Articles of Incorporation                                       *
       3(b)        By-Laws                                                         *
        4          Instruments defining the rights of security holders,            *
                   including debentures
        9          Voting Trust Agreement                                        None
        10         Material contracts
                     Profit Sharing Plan and Trust                                 *
                     Money Purchase Plan and Trust                                 *
                     Form of 1995 Stock Option and Incentive Plan                  *
                     Employment Agreements of Mary Beth Poronsky                   *
                      Stull, Janine M. Poronsky, Gerald J. Gartner and
                      Kenneth D. Vanek
                     Form of Recognition and Retention Plan                       **
                     Employee Severance Compensation Plan                         **
        11         Statement regarding computation of per share earnings         None
        13         Annual Report to Security Holders                             None
        16         Letter regarding change in certifying accountants             None
        18         Letter regarding change in accounting principles              None
        21         Subsidiaries of Registrant                                     21
        22         Published report regarding matters submitted to vote          None
                   of security holders
        23         Consents of Experts                                            23
        24         Power of Attorney                                             None
        27         Financial Data Schedule                                        27
        99         Additional Exhibits                                           None

* Filed as exhibits to the Company's Form S-1 registration statement filed on June 23, 1995 (File No. 33-93868) pursuant to Section 5 of the Securities Act of 1933. Amended By-Laws filed as an exhibit to the Company's Form 10-Q for the quarter ending June 30, 1998. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

** Filed as exhibits to the Company's Amendment No. 1 to Form S-1 registration statement filed on August 4, 1995 (File No. 33-93868) pursuant to Section 5 of the Securities Act of 1933. All of such previously filed documents are hereby incorporated herein by reference in accordance with
     Item 601 of Regulation S-K.

     EXHIBIT 21

     SUBSIDIARIES OF THE REGISTRANT

     Subsidiary information is incorporated herein by reference to Part I - Subsidiaries.

     EXHIBIT 23

     CONSENT OF EXPERTS

     Cobitz, VandenBerg & Fennessy consents to the incorporation by reference in the Registration Statement on Form S-8 of Damen Financial Corporation of our report dated November 6, 1998 relating to the consolidated statements of financial condition of Damen Financial Corporation and subsidiaries as of September 30, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years ended September 30, 1998, 1997 and 1996 [which report is included in Damen Financial Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1998].

b)   REPORTS ON FORM 8-K

     During the quarter ended September 30, 1998, the Company filed no Current Reports on Form 8-K.

                                   SIGNATURES

         Pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   DAMEN FINANCIAL CORPORATION


                                By: /s/ Mary Beth Poronsky Stull
                                   --------------------------------------------
                                   Mary Beth Poronsky Stull, Chairman of the
                                   Board, President and Chief Executive Officer
                                   (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Mary Beth Poronsky Stull                 /s/  Janine M. Poronsky
-----------------------------------------    ----------------------------------
Mary Beth Poronsky Stull, Chairman of the    Janine M. Poronsky, Vice President,
Board, President and Chief Executive         Corporate Secretary and Director
Officer
(Principal Executive and Operating Officer)


Date:  December 15, 1998                     Date:  December 15, 1998


/s/ Gerald J. Gartner                        /s/ Nicholas J.  Raino
-----------------------------------------    -----------------------------------
Gerald J. Gartner, Treasurer and             Nicholas J. Raino, Director
Chief Financial Officer
(Principal Financial and Accounting Officer)


Date:  December 15, 1998                     Date:  December 15, 1998


/s/ Charles J. Caputo                        /s/  Edward R. Tybor
-----------------------------------------    -----------------------------------
Charles J. Caputo, Director                  Edward R. Tybor, Director


Date:  December 15, 1998                     Date:  December 15, 1998


/s/ Carol A. Diver                           /s/ Albert C. Baldermann
-----------------------------------------    -----------------------------------
Carol A. Diver, Director                     Albert C. Baldermann, Director


Date:  December 15, 1998                     Date:  December 15, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                    FORM 10-Q




[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the quarterly period ended December 31, 1998


                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from _________  to  _________


                         Commission File Number 0-26574


                           DAMEN FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                                       36-4029638
          --------                                       ----------
(State or other jurisdiction                           I.R.S. Employer
   of incorporation or                                 Identification
     organization)                                         Number



200 WEST HIGGINS ROAD, SCHAUMBURG, ILLINOIS                          60195
-------------------------------------------                        ---------
(Address of Principal executive offices)                           (Zip Code)

Registrant telephone number, including area code:                (847) 882-5320



          Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

          As of February 12, 1999 there were 2,820,154 shares of the Registrant's common stock issued and outstanding.

          Transitional Small Business Disclosure Format(check one):
Yes       No  X
   ---       ---

                           DAMEN FINANCIAL CORPORATION

                                    FORM 10-Q

                                TABLE OF CONTENTS



Part I.   FINANCIAL INFORMATION                                               PAGE
                                                                              ----
          Item 1.  Financial Statements

                       Consolidated Statements of Financial Condition at
                       December 31, 1998 (Unaudited) and September 30, 1998    4

                       Consolidated Statements of Earnings for the three
                       months ended December 31, 1998 and 1997 (unaudited)     5

                       Consolidated Statements of Changes in
                       Stockholders' Equity for the three months
                       ended December 31, 1998 (unaudited)                     6

                       Consolidated Statements of Cash Flows for the three
                       months ended December 31, 1998 and 1997 (unaudited)     7

                       Notes to Unaudited Consolidated Financial Statements   8-9

          Item 2.  Management's Discussion and Analysis of Financial
                   Condition and Results of Operations                        10-15



Part II.  OTHER INFORMATION                                                   16


                   Signatures                                                 17

                   Index to Exhibits                                          18

                   Earnings Per Share Analysis (Exhibit 11)                   19

                   Financial Data Schedule (Exhibit 27)                       20


                         PART I - FINANCIAL INFORMATION

                           DAMEN FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition


                                                            December 31,    September 30,
                                                           -------------    -------------
                                                               1998              1998
                                                           -------------    -------------
Assets                                                       (unaudited)
Cash and amounts due from depository institutions          $     486,008          541,682
Interest-bearing deposits                                      2,587,335        1,245,446
                                                           -------------    -------------
   Total cash and cash equivalents                             3,073,343        1,787,128
Investment securities held to maturity
  (fair value: $1,764,800 at December 31, 1998
  and $1,728,900 at September 30, 1998)                        1,764,829        1,728,931
Investment securities, available for sale, at fair value      37,250,754       40,377,371
Mortgage-backed securities held to maturity
  (fair value: $13,563,500 at December 31, 1998
  and $16,478,500 at September 30, 1998)                      13,601,243       16,434,332
Mortgage-backed securities, available for sale,
  at fair value                                               43,300,540       48,617,275
Loans receivable (net of allowance for loan losses:
  $449,000 at December 31, 1998 and
  $449,000 at September 30, 1998)                            112,228,000      109,417,586
Stock in Federal Home Loan Bank and
  Federal Reserve Bank of Chicago                              3,530,150        3,815,150
Accrued interest receivable                                    1,500,055        1,755,466
Office properties and equipment - net                          3,538,723        3,530,443
Prepaid expenses and other assets                                416,354          569,040
                                                           -------------    -------------

   Total assets                                              220,203,991      228,032,722
                                                           =============    =============


Liabilities and Stockholders' Equity

Liabilities

Deposits                                                     116,513,549      115,698,518
Borrowed money                                                57,000,000       61,800,000
Advance payments by borrowers for taxes and insurance          1,588,434        2,598,991
Other liabilities                                              1,929,190        2,681,029
                                                           -------------    -------------
   Total liabilities                                         177,031,173      182,778,538
                                                           -------------    -------------

Stockholders' Equity

Preferred stock, $.01 par value; authorized
  100,000 shares; none outstanding                                  --               --
Common stock, $.01 par value; authorized
  4,500,000 shares; 3,981,434 shares issued and
  2,820,154 shares outstanding at December 31, 1998
  and 2,957,154 shares outstanding at September 30, 1998          39,814           39,814
Additional paid-in capital                                    38,860,638       38,837,468
Retained earnings, substantially restricted                   23,055,484       22,882,928
Accumulated other comprehensive income,
  net of income taxes                                          1,296,980        1,740,980
Treasury stock, at cost (1,161,280 shares at
 December 31, 1998 and 1,024,280 shares at
 September 30, 1998)                                         (16,892,277)     (14,913,027)
Common stock acquired by Employee Stock Ownership Plan        (2,286,300)      (2,339,200)
Common stock awarded by Recognition and Retention Plan          (901,521)        (994,779)
                                                           -------------    -------------
   Total stockholders' equity                                 43,172,818       45,254,184
                                                           -------------    -------------

   Total liabilities and stockholders' equity              $ 220,203,991      228,032,722
                                                           =============    =============



See accompanying notes to consolidated financial statements.

                           DAMEN FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                       Consolidated Statements of Earnings



                                                                Three Months Ended
                                                                    December 31,
                                                             ------------------------
                                                                1998           1997
                                                             -----------    ---------
                                                                     (unaudited)
Interest income:
  Loans                                                       $2,186,441    2,046,023
  Mortgage-backed securities                                   1,012,407    1,424,569
  Tax-exempt securities                                          283,321      332,537
  Interest and dividends on other investments                    393,178      277,460
  Dividends on FHLB and FRB stock                                 60,757       63,728
                                                              ----------   ----------
     Total interest income                                     3,936,104    4,144,317
                                                              ----------   ----------

Interest expense:
  Deposits                                                     1,450,414    1,650,303
  Borrowings                                                     897,198      896,110
                                                              ----------   ----------
     Total interest expense                                    2,347,612    2,546,413
                                                              ----------   ----------

     Net interest income before provision for loan losses      1,588,492    1,597,904
Provision for loan losses                                           --         21,000
                                                              ----------   ----------
     Net interest income after provision for loan losses       1,588,492    1,576,904
                                                              ----------   ----------

Non-interest income:
  Loan fees and service charges                                   50,044       13,047
  Gain on sale of investment securities, available for sale       90,767      131,237
  Rental income                                                   43,863       14,542
  Other income                                                    32,150       17,636
                                                              ----------   ----------
     Total non-interest income                                   216,824      176,462
                                                              ----------   ----------

Non-interest expense:
  Compensation, employee benefits, and related expenses          742,692      661,856
  Advertising and promotion                                       25,997      143,426
  Occupancy and equipment expense                                208,854      185,959
  Data processing                                                 32,000       32,298
  Insurance expense                                               19,860       18,238
  Federal deposit insurance premiums                              17,919       19,115
  Legal, audit, and examination services                          56,137       62,192
  Other operating expenses                                        82,629       74,164
                                                              ----------   ----------
     Total non-interest expense                                1,186,088    1,197,248
                                                              ----------   ----------

Net income before income taxes                                   619,228      556,118
Provision for federal and state income taxes                     132,005       97,328
                                                              ----------   ----------

      Net income                                              $  487,223      458,790
                                                              ==========   ==========


Earnings per share - basic                                    $      .19          .16
                                                              ----------   ----------
Earnings per share - diluted                                         .18          .15
                                                              ----------   ----------


Dividends declared per common share                           $      .12          .06
                                                              ----------   ----------





See accompanying notes to consolidated financial statements.

                           DAMEN FINANCIAL CORPORATION
                                AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                      Three Months Ended December 31, 1998

                                   (Unaudited)


                                                                    Accumulated                 Common       Common
                                           Additional                  Other                    Stock        Stock
                                  Common    Paid-In     Retained   Comprehensive   Treasury     Acquired     Awarded
                                  Stock     Capital     Earnings      Income        Stock       by ESOP      by RRP       Total
                                --------   ----------  ----------    ---------   -----------  ----------    --------   ----------
Balance at September 30, 1998   $ 39,814   38,837,468  22,882,928    1,740,980   (14,913,027) (2,339,200)   (994,779)  45,254,184
                                --------   ----------  ----------    ---------   -----------  ----------    --------   ----------

 Additions (deductions)
  for the period ended
  December 31, 1998:

 Comprehensive income:
 Net income                                               487,223                                                         487,223
 Other comprehensive income,
  net of tax:
   Unrealized holding loss
    during the period                                                 (384,720)                                          (384,720)
   Less: reclassification
    adjustment of gains
    included in net income                                             (59,280)                                           (59,280)
                                --------   ----------  ----------    ---------    ----------   ---------     -------  -----------
   Total comprehensive income         --           --     487,223     (444,000)          --          --          --        43,223
                                --------   ----------  ----------    ---------    ----------   ---------     -------  -----------

 Purchase of treasury
  stock (137,000 shares)                                                          (1,979,250)                          (1,979,250)

 Amortization of award
  of RRP stock                                                                                                93,258       93,258

 Contribution to fund ESOP loan                23,170                                             52,900                   76,070

 Dividends declared on
  common stock                                           (314,667)                                                       (314,667)
                                --------   ----------  ----------    ---------    ----------   ---------     -------   ----------

Balance at December 31, 1998    $ 39,814   28,860,638  23,055,484    1,296,980   (16,892,277) (2,286,300)   (901,521)  43,172,818
                                ========   ==========  ==========    =========    ==========   =========     =======   ==========



See accompanying notes to consolidated financial statements.

                           DAMEN FINANCIAL CORPORATION
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                           Three Months Ended
                                                                               December 31,
                                                                       --------------------------
                                                                          1998            1997
                                                                       ------------    ----------
                                                                               (unaudited)
Cash flows from operating activities:
  Net income                                                           $    487,223       458,790
  Adjustments to reconcile net income to
   net cash from operating activities:
     Depreciation                                                            70,731        58,876
     Amortization of cost of stock benefit plans                            169,328       178,438
     Provision for loan losses                                                 -           21,000
     Decrease in deferred loan income                                       (49,859)      (89,651)
     Change in current and deferred federal
      and state income taxes                                                154,895       283,517
     Gain on sale of investment securities, available for sale              (90,767)     (131,237)
     Decrease in accrued interest receivable                                255,411        26,323
     Increase in accrued interest payable                                    40,976        38,900
     Decrease in other assets                                                32,886        39,731
     Increase (decrease) in other liabilities                              (519,898)       79,372
                                                                       ------------     ---------
Net cash provided by operating activities                                   550,926       964,059
                                                                       ------------     ---------

Cash flows from investing activities:
     Purchase of investment securities, available for sale                 (500,000)   (4,074,729)
     Purchase of investment securities                                     (132,757)         -
     Purchase of mortgage-backed securities, available for sale                -       (2,009,139)
     Proceeds from sales of investment securities, available for sale     1,160,823       381,237
     Proceeds from maturities of investment securities,
      available for sale                                                  2,286,561     1,498,963
     Proceeds from maturities of investment securities                       96,859        21,407
     Proceeds from maturities of mortgage-backed securities,
      available for sale                                                  4,834,735     3,351,339
     Proceeds from maturities of mortgage-backed securities               2,833,089     2,482,608
     Proceeds from redemption of Federal Home Loan Bank stock               285,000          -
     Disbursements for loans                                            (10,636,241)   (5,064,593)
     Loan repayments                                                      7,875,686     3,354,948
     Property and equipment expenditures                                    (91,211)      (14,853)
                                                                       ------------     ---------
Net cash provided by (for) investing activities                           8,012,544       (72,812)
                                                                       ------------     ---------

Cash flows from financing activities:
     Proceeds from exercise of stock options                                   -          115,867
     Deposit receipts                                                    28,288,860    17,233,287
     Deposit withdrawals                                                (28,869,963)  (17,900,523)
     Interest credited to deposit accounts                                1,396,134     1,122,154
     Proceeds from borrowed money                                         3,300,000    21,200,000
     Repayment of borrowed money                                         (8,100,000)  (18,700,000)
     Increase (decrease) in advance payments by borrowers
      for taxes and insurance                                            (1,010,557)      916,975
     Purchase of treasury stock                                          (1,979,250)         -
     Dividends paid on common stock                                        (302,479)     (163,394)
                                                                       ------------     ---------
Net cash provided by (for) financing activities                          (7,277,255)    3,824,366
                                                                       ------------     ---------

Increase in cash and cash equivalents                                     1,286,215     4,715,613
Cash and cash equivalents at beginning of period                          1,787,128     2,090,984
                                                                       ------------     ---------

Cash and cash equivalents at end of period                             $  3,073,343     6,806,597
                                                                       ============     =========

Cash paid during the period for:
     Interest                                                          $  2,306,636     2,507,513
     Income taxes                                                            27,504         2,388
                                                                       ============     =========



See accompanying notes to consolidated financial statements.

                           DAMEN FINANCIAL CORPORATION
                                AND SUBSIDIARIES


Notes to Consolidated Financial Statements

1. Statement of Information Furnished

          The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-Q instructions and Article 10 of Regulation S-X, and in the opinion of management contains all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position as of December 31, 1998, the results of operations for the three months ended December 31, 1998 and 1997 and cash flows for the three months ended December 31, 1998 and 1997. These results have been determined on the basis of generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The attached consolidated statements are those of Damen Financial Corporation (the "Company") and its consolidated subsidiaries Damen National Bank (the "Bank") and Dasch Inc. The results of operations for the three month period ended December 31, 1998 are not necessarily indicative of the results to be expected for the full year.

2. Earnings Per Share

          Earnings per share for the three month periods ended December 31, 1998 and 1997 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding (see Exhibit 11 attached). Stock options are regarded as common stock equivalents and are therefore considered in diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method. ESOP shares not committed to be released to participants are not considered outstanding for purposes of computing earnings per share amounts.

3. Impact of New Accounting Standards

          Disclosures about segments of an enterprise and related information. In December 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which becomes effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and requires enterprises to report selected information about operating segments in interim financial reports. Management does not believe that adoption of SFAS No. 131 will have a material impact on the Company's consolidated financial condition or results of operations.

          Employers' disclosures about pension and other Employee Benefits. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 alters current disclosure requirements regarding pensions and other postretirement benefits in the financial statements of employers who sponsor such benefit plans. The revised disclosure requirements are designed to provide additional information to assist readers in evaluating future costs related to such plans. Additionally, the revised disclosures are designed to provide changes in the components of pension and benefit costs in addition to the year end components of those factors in the resulting asset or liability related to such plans. The statement is effective for fiscal years beginning after December 15, 1997 with earlier application available. Management does not believe that adoption of SFAS No. 132 will have a material impact on the Company's consolidated financial condition or results of operations.

          Accounting for Derivative Instruments and for hedging activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), entitled "Accounting for Derivative Instruments and for Hedging Activities." SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: hedges of changes in the fair value of assets, liabilities or firm commitments (referred to as fair value hedges); hedges of the variable cash flows of forecasted transactions (cash flow hedges); and hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change. SFAS No. 133 is effective for years beginning after June 15, 1999, but companies can adopt SFAS No. 133 as early as the beginning of any fiscal quarter that begins after June 1998. Management does not believe that adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial condition or results of operations.

          Accounting for Mortgage-Backed securities retained after the securitization of mortgage loans held for sale by a mortgage banking enterprise. In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage- Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134"), which is effective for the first fiscal quarter after December 15, 1998. This statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." This statement revises the accounting for retained securities and beneficial interests. Management does not believe that adoption of SFAS No. 134 will have a material impact on the Company's consolidated financial condition or results of operations.

          The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                               FINANCIAL CONDITION

                DECEMBER 31, 1998 COMPARED TO SEPTEMBER 30, 1998

Total assets decreased $7.8 million to $220.2 million as of December 31, 1998 from $228.0 million as of September 30, 1998 as excess cash flows generated by liquidating investment securities were used to reduce FHLB advances and fund treasury stock purchases. Interest-bearing deposits increased $1.4 million to $2.6 million as of December 31, 1998. Investment securities available-for-sale decreased $3.1 million to $37.3 million at December 31, 1998 from $40.4 million at September 30, 1998 due primarily to a market value decrease of $270,000 and sales and maturities of $3.4 million. Mortgage-backed securities held to maturity decreased to $13.6 million at December 31, 1998 from $16.4 million at September 30, 1998 due primarily to repayments. Mortgage-backed securities available-for- sale decreased $5.3 million to $43.3 million at December 31, 1998 from $48.6 million at September 30, 1998 due primarily to repayments of $4.8 million and a market value decrease of $480,000. Loans receivable increased $2.8 million to $112.2 million at December 31, 1998 from $109.4 million at September 30, 1998 due primarily to new loan originations of $10.2 million and loan purchases of $400,000 exceeding repayments of $7.9 million. Loan originations consisted primarily of mortgage loans and home equity line of credit loans and increased due to favorable interest rates.

Total deposits increased $815,000 to $116.5 million at December 31, 1998 from $115.7 million at September 30, 1998. The increase was primarily due to interest credited. FHLB advances decreased $4.8 million to $57.0 million at December 31, 1998 from $61.8 million at September 30, 1998. The decreased advances were the result of excess cash flows generated by investment maturities, accelerated repayments and sales.

Stockholders' equity decreased $2.1 million to $43.2 million at December 31, 1998 from $45.3 million at September 30, 1998 due primarily to the purchase of treasury stock at a cost of $2.0 million, a decrease in net unrealized gains of $444,000 due partially to a decrease in the available-for-sale portfolio, and the payment of dividends totaling $315,000, partially offset by net income of $487,000 for the three month period. At December 31, 1998, there were 2,820,154 shares of common stock outstanding.

                              RESULTS OF OPERATIONS

The Company's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of the Company's interest-bearing liabilities, primarily deposits and borrowing. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively. Results of operations are also dependent upon the level of the Company's non-interest income, including fee income and service charges, and affected by the level of its non-interest expenses, including its general and administrative expenses.

                     COMPARISON OF OPERATING RESULTS FOR THE
                    QUARTERS ENDED DECEMBER 31, 1998 AND 1997

NET INCOME. The Company's net income for the three months ended December 31, 1998 was $487,000 as compared to $459,000 for the same period in 1997, an increase of $28,000. This increase was due primarily to an increase in loan-related fee income of $37,000, an increase in rental income of $29,000, an increase in deposit-related fee income of $15,000, a decrease in the loan loss provision of $21,000, and a decrease in non-interest expense of $11,000, partially offset by a decrease in net interest income of $9,000, a decrease in gains on the sale of investments available for sale of $40,000, and an increase in income taxes of $35,000.

INTEREST INCOME. Total interest income for the quarter ended December 31, 1998 decreased $208,000 compared to a year ago due to a decrease in average interest-earning assets of $7.6 million to $215.1 million from $222.7 million, as well as a decrease in the yield on average interest-earning assets from 7.44% to 7.32%. The decrease in average interest-earning assets was partially due to the utilization of $4.8 million during 1998 for the repurchase of Company stock.

INTEREST EXPENSE. The Company's interest expense decreased $199,000 for the quarter ended December 31, 1998 compared to a year ago due to a decrease in average interest-bearing liabilities to $176.8 million at December 31, 1998 from $182.1 million a year ago, and the average interest rate decreased to 5.31% from 5.59%. The decrease in average interest bearing liabilities resulted from a decrease in the average balance of savings deposits of $8.2 million partially offset by an increase in the average balance of borrowed money of $2.9 million.

PROVISION FOR LOAN LOSSES. The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level deemed adequate to provide for losses through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgment, deserve current recognition in estimating losses. Such other factors considered by management include the growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans, and economic conditions.

The Company did not record a provision for loan losses for the quarter ended December 31, 1998 compared to $21,000 for the same quarter in the prior year as non-performing loans decreased to $459,000 from $562,000 at September 30, 1998.

The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provisions for loan losses in light of its level of loans and as economic conditions dictate. There can be no assurance that the Company will not make future provisions in an amount equal to or greater than the amount provided during recent periods, or that future losses will not exceed estimated amounts.

NON-INTEREST INCOME. The Company's non-interest income was $217,000 for the quarter ended December 31, 1998 compared to $176,000 for the same quarter a year ago due to the Company's continuing efforts to increase fee income. The increase was due primarily to an increase in loan-related fee income of $37,000, an increase in rental income of $29,000, and an increase in deposit-related fee income of $15,000, partially offset by a decease in gains on the sale of investments available for sale of $40,000.

NON-INTEREST EXPENSE. The Company's non-interest expense decreased $11,000 for the quarter ended December 31, 1998 due primarily to a decrease of $117,000 in advertising costs due to the absence of special promotions, and a decrease of $6,000 in professional fees, partially offset by an increase of $81,000 in compensation costs and an increase in occupancy and equipment costs of $23,000.

PROVISION FOR INCOME TAXES. Tax expense for the quarter ended December 31, 1998 was $132,000 compared to $97,000 for the same quarter in 1997 due to an increase in pre-tax income.

                         LIQUIDITY AND CAPITAL RESOURCES


The Company's principal sources of funds are deposits and borrowings, amortization and prepayments of loan principal and mortgage-backed securities, maturities of investment securities and income from operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, floors and caps on loan rates, general economic conditions and competition. The Company generally manages the pricing of its deposits to be competitive and to increase core deposit relationships, where practicable.

The Company's most liquid assets are cash and cash equivalents, which consist of interest bearing deposits and short term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The level of these assets is dependent on the Company's operating, financing and investing activities during any given period. At December 31, 1998 and September 30, 1998, cash and cash equivalents totaled $3.1 million and $1.8 million respectively.

The primary financing activities of the Company are deposits and borrowings. For the three months ended December 31, 1998, deposits increased $815,000 and the Bank's net (proceeds less repayments) financing activity with the FHLB decreased $4.8 million.

The Company anticipates that it will have sufficient funds available to meet current commitments. At December 31, 1998 the Company has outstanding loan commitments totaling $6,965,000, and unused lines of credit granted totaling $1,581,000.

The Bank is subject to the capital regulations of the Office of the Comptroller of the Currency ("OCC"). The OCC's regulations establish two capital standards for national banks: a leverage requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

The leverage ratio adopted by the OCC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMEL rating system for banks. National banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of common stockholders' equity and retained income and certain non-cumulative perpetual preferred stock and related income, except that no intangibles and certain purchased mortgage servicing rights and purchased credit card relationships may be included in capital.

The risk-based capital requirements established by the OCC's regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital", provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital include certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets.

The OCC has revised its risk-based capital requirements to permit the OCC to require higher levels of capital for an institution in light of its interest rate risk. In addition, the OCC has proposed that a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the institution's internal model for measuring such exposure, if such model is determined to be adequate by the institution's examiner. Management of the Bank has not determined what effect, if any, the OCC's proposed interest rate risk component would have on the Bank's capital requirement if adopted as proposed.

At December 31, 1998, the Bank had Tier 1 capital of $38.2 million or 17.1% of adjusted total assets and Tier 2 capital of $38.7 million or 42.0% of total risk-weighted assets.

                              NON-PERFORMING ASSETS

The following table sets forth the amounts and categories of non-performing assets in the Company's portfolio. Loans are placed on non-accrual status when principal and interest is 90 days or more past due, unless, in the judgment of management, the loan is well collaterized and in the process of collection. Loans are also reviewed monthly and any loan whose collectibility is doubtful is placed on non-accrual status. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Restructured loans include troubled debt restructuring (which involved forgiving a portion of interest or principal on any loans or making loans at a rate materially less than the market rate).


                                        December 31,      September 30,
                                            1998              1998
                                        ------------      -------------
                                              (Dollars in Thousands)
Non-accruing loans:
 One-to-four family......................   $373              $257
 Multi-family............................     54               280
 Commercial real estate                     -----             ----
 Consumer................................     32                25
                                            ----              ----
   Total.................................    459               562
                                            ----              ----

Total non-performing assets..............   $459              $562
                                            ====              ====

Total as a percentage of total assets....    .21%              .27%
                                            ====              ====


For the three months ended December 31, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $9,900.

In addition to the non-performing assets set forth in the table above, as of December 31, 1998, there were no loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the secured properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

Management has considered the Company's non-performing and "of concern" assets in establishing its allowance for loan losses.

                     IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                               RECENT DEVELOPMENTS

On January 19, 1999 the Board of Directors approved a cash dividend of $.12 per share to be payable February 16, 1999 to shareholders of record on February 1, 1999.

                         YEAR 2000 READINESS DISCLOSURE

Notice is hereby given that the Year 2000 statement set forth below is being designated a Year 2000 Readiness Disclosure in accordance with Section 7(b) of the Year 2000 Information and Readiness Disclosure Act. For more than a year, the Company has been engaged in the process of addressing a potential problem that is facing all users of automated information systems, including personal computers, that is generally referred to as the Year 2000 Issue. The problem is the result of computer systems processing transactions based upon 2 digits representing the year of the transaction rather than 4 full digits (e.g., 98 for 1998). These computer systems may not operate properly when the last two digits become "00", as will occur on January 1, 2000. In some cases, this could result in a system failure, miscalculations causing disruptions of operations, temporary inability to process transactions, send invoices or engage in similar normal business activities. The problem could affect a wide variety of automated information systems such as main frame computer applications, personal computers, communication systems, including telephone systems, and other information systems utilized not only by the Company, but also by its vendors and customers. The most significant of the Company's automated information systems affected by the Year 2000 issue is the data processing system used to process transactions and information for loan and deposit customers. The Company currently purchases the services for this system from a nationally recognized data processing vendor. Other programs and applications used in the Company's operations that will be affected by the Year 2000 issue include building and security system equipment, ATM modems, loan document processing systems, investment accounting programs, and computer software and hardware. All software and hardware has been purchased from outside vendors. The Company has not developed any in-house computer applications or equipment. All data processing is done off-site. The Company has maintenance agreements with vendors on the majority of its equipment and systems.

The Company's Year 2000 plan process began in the summer of 1997. At that time, a Year 2000 plan coordinator was appointed and assessment of mission critical systems began. The Company upgraded much of its computer hardware and software during 1998, in large part to meet the system requirements when it converted to a new data processing company in July 1998. The Company believes that Year 2000 compliance had been achieved for substantially all mission critical applications by the end of 1998. Further renovation and testing is expected to occur during the first quarter of 1999, with the timing dictated by external vendors. The Company's vendors have been providing updates regarding their progress in assessment, renovation and testing on a regular basis, and the Year 2000 Coordinator periodically presents updates regarding Year 2000 issues to the Board of Directors.

The predominant risk associated with the Year 2000 issue for the Company rests with the functionality of the data processing system. In order to offset the inherent risk with its main data processing system, the Company is researching sites and services offered by vendors which specialize in establishing operations on an emergency basis, as well as preparing other contingency plans. The Company has not identified any customers who present potential risk relative to their compliance with Year 2000 within their own organizations. Loan officers are aware of the Year 2000 issue, and the issue is being addressed with new commercial customers. The Company has a large investment portfolio which carries a potential liquidity risk should the companies handling the investments experience a Year 2000 issue. These companies appear to be well advanced in renovating and testing their systems. The Company outsources its item processing operations to a nationally recognized data processing company. That Company appears to be well advanced with year 2000 compliance efforts. Other vendors also appear to be progressing in their Year 2000 efforts. The most difficult risks for the Company to assess are the risks associated with the utilities offered by gas, electric and telephone companies. Those are risk shared by everyone and cannot be accurately quantified at this time.

As indicated above, the Company is researching "hot-site" options to establish emergency operations if necessary because of Year 2000 failure. The Company has generally identified critical requirements for minimum levels of outputs and services and established recovery plans to implement those requirements. The Company is considering increasing its liquidity levels during the last quarter of 1999 in preparation for possible extreme customer reaction to the Year 2000 issue.

The Company has planned for the Year 2000 with its officers and staff. It does not intend to use outside consultants. Because the Company relies predominantly on outsourced vendors for its core applications, it does not expect significant costs related to Year 2000 renovation. Expenses incurred to date which are directly related to the Year 2000 issue total approximately $40,000. Based on the Year 2000 plan as currently being executed and the best available information, the Company does not anticipate that the cost to address the Year 2000 issues will have a material adverse impact on its financial condition, results of operation or liquidity.

                           FORWARD-LOOKING STATEMENTS

The preceding "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this Form 10-Q contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents Damen Financial Corporation's expectations and beliefs concerning future events including, without limitation, the following: the Company's efforts in retaining and expanding its customer base and differentiating it from its competition; future FDIC insurance premium assessments; the impact of conversion to a National Bank and its plan of restructuring on its financial performance and future growth; the impact of interest rates on its net interest income as a result of its balance sheet structure; the impact of its policy guidelines and strategies on its net interest income based on future interest rate projections; the ability to provide funding sources for both the Bank and the Parent Company; Management's assessment of its provision and allowance for loan loss levels based upon future changes in the composition of its loan portfolio, loan losses, collateral value and economic conditions; and Management's assessment of the impact of the Year 2000 on the financial condition, results of operations and liquidity of the Company.

The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those set forth in the forward looking statements due to market, economic and other business related risks and uncertainties effecting the realization of such statements. Certain of these risks and uncertainties included in such forward looking statements include, without limitation, the following: dynamics of the market served in terms of competition from traditional and nontraditional financial service providers can effect both the funding capabilities of the Company in terms of deposit garnering as well as asset generation capabilities, future legislation to combine the BIF and the SAIF, as well as future financial losses in the bank and savings and loan industries and actions by the Federal Reserve Board may result in the imposition of costs and constraints on the Company through higher FDIC insurance premiums; significant fluctuations in market interest rates and operational limitations; deviations from the assumptions used to evaluate the appropriate level of the allowance for loan losses as well as future purchases and sales of loans may affect the appropriate level of the allowance for loan losses and thereby affect the future levels of provisioning; and the steps necessary to address the Year 2000 Issue include ensuring that not only the Company's automated systems, but also those of vendors and customers, can become Year 2000 compliant.

Accordingly, results actually achieved may differ materially from expected results in these statements. Damen Financial Corporation does not undertake, and specifically disclaims, any obligation to update any forward looking statements to reflect events or circumstances occurring after the date of such statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's interest rate risk position is discussed under the heading "Results of Operations" on page 10. Other types of market risk, such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of the Company's business activities.

                           PART II - OTHER INFORMATION



Item 1.   LEGAL PROCEEDINGS

          On December 30, 1998, a stockholder of the Company, Mr. Paul J. Duggan, filed a lawsuit in the Delaware Court of Chancery against the Company and each of its Directors. The suit alleged that the meeting and record dates for this year's annual meeting were improperly changed by the Board. Mr. Duggan asked the Court to force the Company to hold the annual meeting on January 25, 1999 and to reset the record date to December 9, 1998. On January 12, 1999, the Court agreed with the Company's position that there was no merit to the stockholder's allegations, and denied the stockholder's request for a preliminary injunction.

Item 2.   CHANGES IN SECURITIES

          None.

Item 3.   DEFAULTS UPON SENIOR SECURITIES

          None.

Item 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          None.

Item 5.   OTHER INFORMATION

          Not applicable.

Item 6.   EXHIBITS AND REPORTS ON FORM 8-K

          (a) Computation of earnings per share (Exhibit 11 filed herewith) Financial Data Schedule (Exhibit 27 filed herewith)

          (b) The Company filed a Form 8-K dated December 28, 1998 attaching (i) its press release announcing the engagement of Keefe Bruyette and Woods, Inc. to serve as its financial advisor to assist in reviewing its strategic options including a possible sale of the Company and (ii) attaching its press release announcing the Company had changed the date of its annual meeting of stockholders from January 25, 1999 to February 26, 1999.

                                   SIGNATURES


          Pursuant to the requirements of Section 13 or 15 (d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           DAMEN FINANCIAL CORPORATION
                           ---------------------------
                                   Registrant



DATE: February 12, 1999


BY: /s/ Mary Beth Poronsky Stull
   -----------------------------------------------------
    Mary Beth Poronsky Stull
    President, Chief Executive Officer and Director
    (Duly Authorized Representative)




BY: /s/ Gerald J. Gartner
   -----------------------------------------------------
    Gerald J. Gartner
    Chief Financial Officer and Treasurer
    (Principal Financial and Accounting Officer)

                                INDEX TO EXHIBITS


Exhibit No.                                                            Page No.
-----------                                                            --------


   11        Statement regarding Computation of Earnings Per Share         19

   27        Financial Data Schedule                                       20

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                       Three Months Ended
                                                           December 31,
                                                   --------------------------
                                                       1998            1997
                                                   -----------    -----------
Net Income                                         $   487,223        458,790
                                                   ===========    ===========

Weighted average shares outstanding                  2,851,654      3,111,387

Reduction for common shares not yet
 released by Employee Stock Ownership Plan            (233,920)      (255,080)
                                                   -----------    -----------

Total weighted average common shares
 outstanding for basic computation                   2,617,734      2,856,307
                                                   ===========    ===========

Basic earnings per share                           $       .19            .16
                                                   ===========    ===========

Total weighted average common shares
 outstanding for basic computation                   2,617,734      2,856,307

Common stock equivalents due to dilutive
 effect of stock options                                69,215        122,648
                                                   -----------    -----------

Total weighted average common shares and
 equivalents outstanding for diluted computation     2,686,949      2,978,955
                                                   ===========    ===========

Diluted earnings per share                         $       .18            .15
                                                   ===========    ===========

                                                                      APPENDIX D

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

        SECTION 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of a stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, (other than a merger effected pursuant to Section 251(g) of this title) 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class of stock or series of stock of each constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that is such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               REVOCABLE PROXY
[X] PLEASE MARK VOTES    DAMEN FINANCIAL CORPORATION
    AS IS THIS EXAMPLE


                         SPECIAL MEETING OF STOCKHOLDERS
                             ________________, 1999

The undersigned hereby appoints the Board of Directors of Damen Financial Corporation (the "Company"), and its survivor, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Company's Special Meeting of Stockholders (the "Meeting"), to be held at the _________________________, located at _______________________________,
___________________, Illinois on _________________, 1999 at 9:30 a.m., Central
Standard Time, and at any and all adjournments and postponements thereof.

1. The approval and adoption of the Agreement and Plan of Merger, dated February 22, 1999, by and between this Company and MidCity Financial Corporation and a wholly owned subsidiary of MidCity Financial Corporation, all as more fully described in the Company's accompanying Proxy Statement.

                 [ ]                   [ ]                   [ ]
                 FOR                 AGAINST              ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN ITEM 1 ABOVE.

        In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN ITEM 1 ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                                 Please_________________________
                                                 Sign  _________________________
                                                 Here  _________________________
Dated:___________________, 1999

                           DAMEN FINANCIAL CORPORATION

This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement.

Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY